UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.      )

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NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Date and Time:	Tuesday, October 26, 2021 at 9:00 a.m. local (Pacific) time

Place:	Live interactive webcast on the Internet at www.virtualshareholdermeeting.com/syna2021. You will not be able to attend the 2021 annual meeting of stockholders (the “Annual Meeting”) in person.

Items of Business:	1.	Elect as directors the three nominees named in the attached Proxy Statement, each to serve for a three-year term expiring in 2024.

	2.	Approve, on an advisory basis, the compensation of our named executive officers.

	3.	Ratify the appointment of KPMG LLP as our independent auditor for the year ending June 25, 2022.

	4	Approve our amended and restated 2019 Equity and Incentive Compensation Plan.

Record Date:

The Board of Directors has fixed the close of business on September 1, 2021 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

Proxy Voting:

Your vote is very important to us. Whether or not you plan to participate in the Annual Meeting, we urge you to submit your proxy or voting instructions as soon as possible to ensure your shares are represented at the Annual Meeting. If you participate in and vote at the Annual Meeting, your proxy or voting instructions will not be used.

By Order of the Board of Directors,
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS

The Notice of Annual Meeting, Proxy Statement and our 2021 Annual Report on Form 10-K are first being made available to stockholders at www.proxyvote.com on or about September 7, 2021. You are encouraged to access and review all of the important information contained in our proxy materials before voting.

Michael Hurlston President and Chief Executive Officer
September 7, 2021: San Jose, California

SYNAPTICS INCORPORATED	PROXY STATEMENT	1

SYNAPTICS INCORPORATED	PROXY STATEMENT	2

Forward-Looking Statements

This Proxy Statement contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business, and can be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements may include words such as “expect,” “anticipate,” “intend,” “believe,” “estimate,” “plan,” “target,” “strategy,” “continue,” “may,” “will,” “should,” variations of such words, or other words and terms of similar meaning. All forward-looking statements reflect our best judgment and are based on several factors relating to our operations and business environment, including our expectations regarding the potential impacts on our business of the COVID-19 pandemic, all of which are difficult to predict and many of which are beyond our control. Such factors include, but are not limited to, the risk that our business, results of operations and financial condition and prospects may be materially and adversely affected by the COVID-19 pandemic and that significant uncertainties remain related to the impact of COVID-19 on our business operations and future results; global supply chain disruptions and component shortages that are currently affecting the semiconductor industry as a whole; the risks as identified in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of our most recent Annual Report on Form 10-K and other risks as identified from time to time in our Securities and Exchange Commission reports. Forward-looking statements are based on information available to us on the date hereof, and we do not have, and expressly disclaim, any obligation to publicly release any updates or any changes in our expectations, or any change in events, conditions, or circumstances on which any forward-looking statement is based. Actual results and the timing of certain events could differ materially from the forward-looking statements. These forward-looking statements do not reflect the potential impact of any mergers, acquisitions, or other business combinations that had not been completed as of the date of this Proxy Statement.

Fiscal Year Information

Our fiscal year is the 52- or 53-week period ending on the last Saturday in June. The fiscal periods presented in this proxy statement were the 52-week periods for the fiscal years ended June 26, 2021, or fiscal 2021, June 27, 2020, or fiscal 2020, and June 29, 2019, or fiscal 2019. Our principal executive offices are located at 1251 McKay Drive, San Jose, California 95131-1709.

SYNAPTICS INCORPORATED	PROXY STATEMENT	3

PROXY SUMMARY

This section highlights information about Synaptics Incorporated (“we,” “our,” “us” or the “Company”) and our Board of Directors (the “Board”) that is contained elsewhere in this Proxy Statement. This section does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting.

BUSINESS AND FINANCIAL HIGHLIGHTS

Fiscal 2021 was one of the most financially rewarding periods of the Company’s 35-year history with several record setting milestones having been reached. First, the early results are beginning to show as the company successfully pivots its core strategy to focus more heavily on the growing opportunities within the Internet of Things (IoT) market, expanding our sales mix from 21% IoT in fiscal 2019 to exiting the fourth quarter of fiscal 2021 at 50% of sales from IoT products. This remarkable acceleration of revenue growth within IoT has allowed the company to become a more diversified and stable generator of profits and will enable us to fund future technology developments. As a result of our renewed strategy, the Company has transformed itself into one which delivers high value semiconductor products to its customers, which can be seen through record high gross margins, and a company which is highly profitable and able to self-fund technology development, as demonstrated through record high operating margins. In addition, as a result of our disciplined approach to managing operating expenses, we have achieved record setting cash flow from operations during the year. These combined efforts have delivered significant value to our stockholders, as our stock price has nearly tripled since the end of fiscal 2020, has increased five-fold since the end of fiscal 2019, and has significantly outperformed both the S&P 500 and the Philadelphia Semiconductor Index over these time periods.

During fiscal 2021, our leadership team led the Company to the following notable achievements:

▪	GAAP earnings per share of $2.08 and record high non-GAAP earnings per share of $8.26;

▪	annual GAAP gross margins of 45.6% and record annual non-GAAP gross margins of 53.6%;

▪	record GAAP and non-GAAP fourth quarter gross margins of 52.1% and 57.5%, respectively;

▪	record cash flow from operations of $319.2 million;

▪	a fiscal 2021 year-end stock price of $147.58, which was 162% higher than as compared to our prior fiscal year-end; and

▪	revenue of $1,339.6 million for our fiscal year ended June 26, 2021

SYNAPTICS INCORPORATED	PROXY STATEMENT	4

STOCKHOLDER ENGAGEMENT AND RESPONSIVENESS

We believe regular and transparent communications with our stockholders is essential to our long-term success. Our management team, including our Chief Executive Officer and Chief Financial Officer, regularly participates at various investor conferences around the world and have received valuable feedback from our stockholders who have provided important external perspectives on the strategy of the Company. Feedback from our stockholders is shared with our Board regularly.

2020 Stockholder Outreach

•    In fiscal 2021, we contacted our top 15 institutional stockholders representing an aggregate ownership of approximately 75% of our then-outstanding shares to discuss corporate governance and executive compensation.

• Management ultimately had discussions with stockholders representing 37% of our then outstanding shares.
• Stockholders representing 38% of our then outstanding shares did not require a meeting, had no concerns or did not respond.

What We Heard
• Stockholders wanted to see the Company set objective financial targets that are quantifiable and for incentive compensation to be tied to such financial targets.
• Stockholders wanted more transparency around our compensation decisions.
• Stockholders wanted more outreach from, and engagement with, the Company on a regular basis.
• Stockholders wanted to understand the one-time nature of our CEO equity grants and to see better alignment with peer compensation going forward.
• Stockholders wanted more gender diversity on our Board.

What We Have Done in Response

•    Effective fiscal 2020 and continuing into fiscal 2021, our annual performance-based cash bonus plan was modified from prior practice and redesigned to base award payments as measured against three objective financial performance metrics – revenue, non-GAAP gross margin, and non-GAAP operating profit.

• We provide in this Proxy Statement greater transparency about our compensation plans.
• We have implemented an outreach program to regularly interact with our stockholders on matters regarding corporate governance and executive compensation.

•    We have not offered any one-time or extraordinary grants to our CEO in fiscal 2021 and continue to maintain our process of aligning management compensation to our peer group, balancing the need for a highly-qualified management with a reasonable pay-for-performance philosophy.

•    We recently increased the gender diversity on our Board with the appointment of Susan Hardman and Patricia Kummrow and have added an additional disclosure regarding our management succession planning process.

Continuing Engagement Process

•  We are committed to increasing stockholder engagement through increased participation at stockholder conferences and targeted stockholder marketing events. In fiscal 2021, we presented at 17 such conferences and five such marketing events, which was consistent with the number of such events we had attended in fiscal 2020.

• We reach out to our top 15 institutional stockholders on a regular basis.
• We discuss the feedback we receive from stockholder calls and the activities outlined above at each of our Board meetings.

SYNAPTICS INCORPORATED	PROXY STATEMENT	5

COMPENSATION HIGHLIGHTS

The Compensation Committee approved the fiscal 2021 compensation arrangements for our Named Executive Officers (“NEOs”). Below are highlights from the Compensation Discussion and Analysis (the “CD&A”) section of this Proxy Statement:

Compensation Framework

Annual Cash Bonuses Based on Performance

Determined based on a rigorous performance measurement framework that measures the Company’s actual performance against multiple pre-established financial goals – which include revenue, non-GAAP gross margin, and non-GAAP operating profit goals – and each NEO’s contribution to that performance.

Majority of Target Total Direct Compensation is “At Risk”

Approximately 94% of our Chief Executive Officer’s target total direct compensation and approximately 87% of our other continuing NEOs’ target total direct compensation was tied directly to the performance of the Company and/or the Company’s stock price (as reflected in the pay mix charts below).

Majority of Target Total Direct Compensation is in the Form of Long-Term Incentives

The most significant component of each NEO’s target total direct compensation opportunity is in the form of equity awards that each vest or are earned over a multi-year (three- or four-year) period. In fiscal 2021, approximately 86% of our Chief Executive Officer’s, and approximately 77% of our other continuing NEOs’, target total direct compensation was annual long-term incentive compensation in the form of equity awards.

Majority of Target TDC Long-Term Incentives are Performance -Based

Approximately 57% of our Chief Executive Officer’s, and approximately 52% of our other continuing NEOs’, annual long-term incentive compensation for fiscal 2021 is subject to performance-based vesting requirements.

Pay Mix for Fiscal 2021

CEO - Michael Hurlston

All other continuing NEOs

SYNAPTICS INCORPORATED	PROXY STATEMENT	6

BOARD OF DIRECTORS SNAPSHOT

Name	Age	Director Since	Independent	Primary Occupation	Committee Membership*
Nelson Chan	60	2007	Yes	Chair of the Board of Synaptics	EC (Chair), AC, NCGC
Kiva Allgood	49	2019	Yes	Consultant	NCGC, CC
Jeffrey Buchanan	65	2005	Yes	Consultant	AC (Chair), NCGC, EC
Keith Geeslin	68	1986	Yes	General Partner of Francisco Partners	CC (Chair), EC
Susan Hardman	60	2020	Yes	Consultant	CC
Michael Hurlston	54	2019	No	President and Chief Executive Officer of Synaptics	—
Patricia Kummrow	51	2021	Yes	Vice President, Data Center Group and General Manager, Ethernet Division at Intel	—
James Whims	66	2007	Yes	Partner at Alsop Louie Partners	NCGC (Chair), AC, EC

* AC = Audit Committee; NCGC = Nominations and Corporate Governance Committee; CC = Compensation Committee; EC = Executive Committee

SYNAPTICS INCORPORATED	PROXY STATEMENT	7

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens accountability of the Board and helps build public trust in the Company. Highlights include the following:

Independent Board Leadership and Practices

• Independent Chair of the Board with a well-defined role and robust responsibilities

• All directors are independent except our Chief Executive Officer (7 out of 8 current directors)

• All Board committees are composed solely of independent directors

• Commitment to include women and individuals from minority groups in the qualified pool from which new director candidates are selected

• Comprehensive risk oversight practices, including quarterly updates from management on risks we face

• Regular strategic updates from our Chief Executive Officer

• Regular executive sessions of independent directors led by our independent Chair of the Board

• Annual Board and committee self-evaluations

• Nominations and Corporate Governance Committee makes regular reports on succession planning efforts

• Directors may only serve on the board of directors of three other public companies, absent approval from the Chair of the Board or the Nominations and Corporate Governance Committee

Stockholder Rights

• Majority voting for directors

• Annual Say-on-Pay voting

• No stockholder rights plan

Best Compensation and Governance
Practices

• Independent compensation consultant

• Robust stock ownership guidelines for executives and non-employee directors

• Stock holding requirement for our directors and executive officers

• Anti-hedging policy

• Anti-pledging policy

• Clawback policy

• No “single trigger” change of control provisions

• No excise tax gross-ups

• No repricing of underwater stock options without stockholder approval

SYNAPTICS INCORPORATED	PROXY STATEMENT	8

VOTING INFORMATION

VOTING MATTERS AND BOARD RECOMMENDATIONS

Our Board is soliciting your proxy to vote on the following matters at our Annual Meeting to be held at 9:00 a.m. local (Pacific) time on Tuesday, October 26, 2021, via live interactive webcast on the Internet at www.virtualshareholdermeeting.com/syna2021, where you will also have the opportunity to submit questions to the Company during the Annual Meeting:

	Vote Required	Vote Required	Board Recommendation	Page

Proposal No. 1	Election of Three Director Nominees	Majority of Votes Cast	For	10

Proposal No. 2	Advisory Approval of Compensation of Named Executive Officers	Majority of Votes Cast	For	21

Proposal No. 3	Ratification of Appointment of KPMG LLP as Independent Auditor for 2022	Majority of Votes Cast	For	24

Proposal No. 4	Approval of Amended and Restated 2019 Equity and Incentive Compensation Plan	Majority of Votes Cast	For	25

HOW TO CAST YOUR VOTE

INTERNET	PHONE	MAIL	AT THE ANNUAL MEETING

Follow the instructions provided in the notice or separate proxy card or voting instruction form you received.	Follow the instructions provided in the separate proxy card or voting instruction form you received.	Send your completed and signed proxy card or voting instruction form to the address on your proxy card or voting instruction form.	Vote during the meeting via the Internet at www.virtualshareholdermeeting.com/ syna2021

On September 7, 2021, the proxy materials for our Annual Meeting, including this Proxy Statement and our 2021 Annual Report on Form 10-K (the “2021 Annual Report”), were first sent or made available to our stockholders entitled to vote at the Annual Meeting.

SYNAPTICS INCORPORATED	PROXY STATEMENT	9

PROPOSAL 1 –

ELECTION OF DIRECTORS

GENERAL

Our Board currently consists of eight directors and is divided into three classes, with one class standing for election each year for a three-year term, as follows:

Class 1 directors with terms expiring at the Annual Meeting	Class 2 directors with terms expiring at the 2022 annual meeting of stockholders	Class 3 directors with terms expiring at the 2023 annual meeting of stockholders

Jeffrey Buchanan	Kiva Allgood	Nelson Chan

Keith Geeslin	Michael Hurlston	Susan Hardman

James Whims	Patricia Kummrow

On the recommendation of the Nominations and Corporate Governance Committee (the “Nominations Committee”), the Board has nominated Jeffrey Buchanan, Keith Geeslin, and James Whims for re-election as Class 1 directors. If elected, the Class 1 directors will serve for three-year terms expiring at the 2024 annual meeting of stockholders or until their respective successors are duly elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the election of each of Jeffrey Buchanan, Keith Geeslin, and James Whims. Messrs. Buchanan, Geeslin, and Whims are currently directors of the Company and were previously elected to serve on the Board by our stockholders. Messrs. Buchanan, Geeslin, and Whims have each consented to being named in this Proxy Statement and to serve as a director if elected. We have no reason to believe that any of Messrs. Buchanan, Geeslin, or Whims will be unable or unwilling for good cause to serve if elected. In the event Messrs. Buchanan, Geeslin, or Whims is unable for any reason or unwilling for good cause to serve at the time of the Annual Meeting, the persons who are designated as proxy holders may exercise discretionary authority to vote for a substitute nominee selected by our Board or our Board may reduce the number of directors on the Board.

BOARD COMPOSITION

Board Snapshot

The following provides a snapshot of our three director nominees and five continuing directors:

SYNAPTICS INCORPORATED	PROXY STATEMENT	10

Director Skills, Experience and Background

We believe each of our three director nominees and five continuing directors possess the professional and personal qualifications necessary for effective service as a director. In addition to each director’s specific experience, qualifications and skills, we believe that each director has individual character and integrity; business experience and leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We believe all directors have a commitment to the Company and to building long-term stockholder value. The following chart shows a summary of the skills and core competencies of our three director nominees and five continuing directors:

SYNAPTICS INCORPORATED	PROXY STATEMENT	11

CLASS 1 DIRECTOR NOMINEES

Jeffrey D. Buchanan Independent Director Age: 65 Director Since 2005 Committees: Audit (Chair), Nominations and Executive

Jeffrey D. Buchanan has been a director of the Company since September 2005.

In August 2020, Mr. Buchanan retired from his full-time senior executive role and is presently an independent consultant in the technology industry. Mr. Buchanan was the Executive Vice President, Chief Financial Officer, and Treasurer of Smith & Wesson Brands, Inc. (formerly American Outdoor Brands Corporation), a Nasdaq Global Select Market (“Nasdaq”)-listed company that is a U.S.-based leader in firearm manufacturing and design, from January 2011 to August 2020. Mr. Buchanan also served as the Chief Administrative Officer of Smith & Wesson Brand, Inc. from May 2015 until August 2020, as Secretary of Smith & Wesson Brands, Inc. from January 2011 until April 2012, and as a member of the board of directors and as the Chair of the Audit Committee of Smith & Wesson Brands, Inc. from November 2004 until December 2010. He was Of Counsel to the law firm of Ballard Spahr LLP from May 2010 until December 2010. Mr. Buchanan served as a Senior Managing Director of CKS Securities, LLC, a registered broker-dealer, from August 2009 until May 2010 and as a Senior Managing Director of Alare Capital Securities, L.L.C., a registered broker-dealer, from November 2006 until July 2009. From 2005 to 2006, Mr. Buchanan was principal of Echo Advisors, Inc., a corporate consulting and advisory firm focusing on mergers, acquisitions, and strategic planning. Mr. Buchanan served in various positions for Three-Five Systems, Inc., a publicly traded electronic manufacturing services company, including as Executive Vice President, Chief Financial Officer, and Treasurer, from May 1996 until February 2005. Mr. Buchanan was a business attorney for the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears from 1986 until 1996 and for the law firm of Davis Wright Tremaine LLP from 1984 until 1986. He was a senior staff person at Deloitte & Touche LLP from 1982 to 1984. Mr. Buchanan holds a Bachelor of Science degree in Accounting from Arizona State University, a Juris Doctor degree from the University of Arizona, and a Master of Laws degree in Tax from the University of Florida.

Specific Qualifications, Attributes, Skills and Experience:

We believe Mr. Buchanan’s legal, accounting, and investment banking background, his roles as the chief financial officer and treasurer of public companies, and his public company board service provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board.

SYNAPTICS INCORPORATED	PROXY STATEMENT	12

Keith B. Geeslin Independent Director Age: 68 Director Since 1986 Committees: Compensation (Chair) and Executive

Keith B. Geeslin has been a director of the Company since 1986.

Mr. Geeslin has been a General Partner of Francisco Partners, a firm specializing in structured investments in technology companies undergoing strategic, technological, and operational inflection points, since January 2004. From 2001 until October 2003, Mr. Geeslin served as Managing General Partner of the Sprout Group, a venture capital firm, with which he became associated in 1984. In addition, Mr. Geeslin served as a general or limited partner in a series of investment funds associated with the Sprout Group, a division of DLJ Capital Corporation, which is a subsidiary of Credit Suisse (USA), Inc.

Mr. Geeslin is currently a member of the board of directors and Chair of the Compensation Committee of CommVault Systems, Inc., a public company that provides data management software. Mr. Geeslin holds a Bachelor of Science degree in Electrical Engineering, a Master’s of Science degree in Engineering and Economic Systems from Stanford University, and a Master of Arts degree in Philosophy, Politics, and Economics from Oxford University.

Specific Qualifications, Attributes, Skills and Experience:

We believe Mr. Geeslin’s long career at leading private equity and venture capital firms with a focus on investments in high-technology companies, his service on multiple boards of directors, and his engineering background provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board.

SYNAPTICS INCORPORATED	PROXY STATEMENT	13

James L. Whims Independent Director Age: 66 Director Since 2007 Committees: Nominations (Chair), Audit and Executive

James L. Whims has been a director of the Company since October 2007.

Mr. Whims has been a partner at Alsop-Louie Partners, a venture capital firm focused on identifying promising entrepreneurs, since February 2010. From 1996 to 2007, Mr. Whims was a Managing Director of Techfund Capital l, LP and Techfund Capital II, LP and since 2001, a Managing Director and Venture Partner at Techfund Capital Europe, which are venture capital firms concentrating on high-technology enterprises. Mr. Whims was Executive Vice President of Sony Computer Entertainment of America from 1994 to 1996, where he was responsible for the North American launch of the Playstation and was the winner of the Brandweek/Ad Week marketing executive of the year. From 1990 to 1994, Mr. Whims was Executive Vice President of Software Toolworks. Mr. Whims co-founded Worlds of Wonder, an American toy company that launched Teddy Ruxpin, Lazer Tag and the United States launch of Nintendo, where he was an executive from 1985 to 1988.

Mr. Whims is currently a member of the board of directors and a member of the Audit Committee and Compensation Committee of the private company DigiLens Inc., a diffractive waveguide optical company, and a member of the board of directors and Compensation Committee at each of private companies Kuprion, Inc. a nano-copper materials company, Keyssa, a wireless connectivity company, and Phizzle, an engagement automation software company.

Previously, Mr. Whims was a member of the board of directors of THQ, Inc., Portal Player, and 3DFX, all of which were Nasdaq-listed companies, and of Twitch TV, which was a private company. Mr. Whims holds a Bachelor of Science degree in Economics and Communications from Northwestern University and a Master of Business Administration degree in Finance and Marketing from the University of Arizona.

Specific Qualifications, Attributes, Skills and Experience:

We believe Mr. Whims’ senior executive positions with major companies, his experience as an investor in high-technology companies, his service as a director of multiple companies, and his expertise in e-communications and marketing provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board.

SYNAPTICS INCORPORATED	PROXY STATEMENT	14

CONTINUING DIRECTORS

Kiva A. Allgood Independent Director Age: 49 Director Since 2019 Committees: Nominations, Compensation

Kiva A. Allgood has been a director of the Company since May 2019.

In June 2021, Ms. Allgood retired from her full-time senior executive role and has acted as an independent consultant in the technology industry. Ms. Allgood was the Global Business Unit Head of IOT and Automotive for Telefonaktiebolaget LM Ericsson, a Nasdaq-listed company that is a global provider of communications technology from April 2019 to June 2021. Ms. Allgood served as the Chief Commercial Development Officer for GE Ventures, a Corporate Venture Company, from August 2017 to April 2019 and as Managing Director for Innovation Group of GE Corporate from November 2016 to August 2017. From June 2012 to November 2016, Ms. Allgood served as President, Qualcomm Intelligent Solutions, IoT and Smart Cities, at Qualcomm Incorporated, a Nasdaq-listed company that is a global provider of foundational technologies and products used in mobile devices and other wireless products. Earlier in her career, Ms. Allgood served in senior-level operational roles including sales, marketing, and business development in the technology industry. Ms. Allgood holds a Bachelor of Science degree and Master of Business Administration degree, both from Northwestern University.

Specific Qualifications, Attributes, Skills and Experience:

We believe that Ms. Allgood’s senior management positions with other leading companies, her career at a leading venture capital firm with a focus on investments in high-technology companies, her engineering background, and her knowledge and experience in the Internet of Things and automotive technology sectors, provide the requisite qualifications, skills, perspectives, and experiences that make her well qualified to serve on our Board.

SYNAPTICS INCORPORATED	PROXY STATEMENT	15

Nelson C. Chan Chair of the Board and Independent Director Age: 60 Director Since 2007 Committees: Executive (Chair), Audit and Nominations

Nelson C. Chan has been the Chair of our Board since October 2018 and a director of the Company since February 2007.

From December 2006 until August 2008, Mr. Chan served as the Chief Executive Officer of Magellan Corporation, a leader in the consumer, survey, GIS, and OEM GPS navigation and positioning markets. From 1992 through 2006, Mr. Chan served in various senior management positions with SanDisk Corporation, a global leader in flash memory cards, including as Executive Vice President and General Manager, Consumer Business. From 1983 to 1992, Mr. Chan held marketing and engineering positions at Chips and Technologies, Signetics, and Delco Electronics.

Mr. Chan is a member of the board of directors and the Audit Committee of Deckers Outdoor Corporation, a New York Stock Exchange (“NYSE”)-listed company, which is a footwear, apparel and accessories designer and distributor, and a member of the board of directors of Twist Bioscience, a Nasdaq-listed company, which manufactures synthetic DNA. Mr. Chan also currently serves on the Boards of Directors of several private companies.

Previously, Mr. Chan was Chair of the board of directors, Chair of the Compensation Committee, member of the Audit Committee and member of the Nominating and Corporate Governance Committee of Adesto Technologies, a Nasdaq-listed company, from 2010 to June 2020, prior to its acquisition by Dialog Semiconductor plc, a member of the board of directors, Chair of the Compensation Committee and member of the Nominating and Corporate Governance committee of Socket Mobile, a Nasdaq-listed company, from 2016 to 2019, a member of the board of directors of Silicon Laboratories, Inc., a Nasdaq-listed company, from 2007 to 2010, a member of the board of directors, Chair of the Audit Committee and member of the Compensation Committee of Affymetrix, from 2010 to 2016, prior to its acquisition by Thermo Fisher, and a member of the board of directors and Chair of the board of directors from June 2013 to September 2016 of Outerwall, a Nasdaq-listed company, prior to its acquisition by Apollo Global Management, a private equity firm. Mr. Chan holds a Bachelor of Science degree in Electrical and Computer Engineering from the University of California at Santa Barbara and a Master’s degree in Business Administration from Santa Clara University.

Specific Qualifications, Attributes, Skills and Experience:

We believe that Mr. Chan’s experience as the Chief Executive Officer of Magellan, his senior management positions with other leading companies, and his service as a director of multiple companies provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board.

SYNAPTICS INCORPORATED	PROXY STATEMENT	16

Susan J. Hardman Independent Director Age: 60 Director Since 2020 Committees: Compensation

Susan J. Hardman has been a director of the Company since 2020.

In April 2015, Ms. Hardman retired from her full-time senior executive role and has acted as an independent consultant in the technology industry. From 2010 to 2015, she was an advisory board member for Santa Clara University’s School of Electrical Engineering. From August 2013 to January 2015, Ms. Hardman served as senior vice president of the Specialty products group for Intersil Corporation (subsequently acquired by Renesas), a company that was a leading global provider of analog semiconductor solutions for the computing, consumer, industrial and communications markets. From September 2008 to July 2013, she served as senior vice president of Intersil’s Analog and Mixed Signal product group. Additionally, while employed by Intersil, Ms. Hardman held roles of vice president and general manager of the Automotive and Specialty products group and vice president of Corporate Marketing. She joined Intersil from Exar Corporation (subsequently acquired by MaxLinear Inc.), where she was vice president and general manager of Exar’s Interface products division. Prior to that, she served as vice president of Corporate Marketing and director of Product Marketing for Exar. From 1983 to 1999, Ms. Hardman held roles in marketing, product design, applications, and product testing with VLSI Technology and Motorola. Ms. Hardman holds a Bachelor of Science degree in Chemical Engineering from Purdue University and a Masters of Business Administration degree from the University of Phoenix.

Specific Qualifications, Attributes, Skills and Experience:

We believe that Ms. Hardman’s senior management positions with other semiconductor companies, her extensive knowledge of the semiconductor industry, her engineering background, and her knowledge and experience in the consumer and automotive technology sectors, provide the requisite qualifications, skills, perspectives, and experiences that make her well qualified to serve on our Board.

SYNAPTICS INCORPORATED	PROXY STATEMENT	17

Michael E. Hurlston President, Chief Executive Officer and Director Age: 54 Director Since 2019 Committees: None

Michael E. Hurlston has been a director and the President and Chief Executive Officer of the Company since August 2019.

Prior to joining the Company, Mr. Hurlston served as the Chief Executive Officer and a member of the board of directors of Finisar Corporation from January 2018 to August 2019. Prior to joining Finisar, he served as Senior Vice President and General Manager of the Mobile Connectivity Products/Wireless Communications and Connectivity Division and held senior leadership positions in sales, marketing and general management at Broadcom Limited and its predecessor corporation from November 2001 through October 2017. Prior to joining Broadcom in 2001, Mr. Hurlston held senior marketing and engineering positions at Oren Semiconductor, Inc., Avasem, Integrated Circuit Systems, Micro Power Systems, Exar and IC Works from 1991 until 2001.

Mr. Hurlston is a member of the board of directors and the Audit Committee of Flextronics International, Ltd., a Nasdaq-listed company. From August 2016 to August 2020, Mr. Hurlston was a member of the board of directors and the Compensation, Audit and Nominating and Governance Committees of Ubiquiti Networks, Inc., an NYSE-listed company. Mr. Hurlston serves on the Board of Executive Trustees of the UC Davis Foundation and on the Dean’s Executive Committee for the College of Engineering and the Dean’s Advisory Counsel for the Graduate School of Management at the University of California, Davis. Mr. Hurlston holds a Bachelor of Science and a Master of Science degree in Electrical Engineering and a Master’s degree in Business Administration from the University of California, Davis.

Specific Qualifications, Attributes, Skills and Experience:

We believe Mr. Hurlston’s position as Chief Executive Officer of the Company, and his successful career at major companies before joining our company provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board.

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Patricia Kummrow Independent Director Age: 51 Director Since July 2021 Committees: None

Patricia Kummrow has been a director of the Company since July 2021.

Ms. Kummrow has served as the Vice President, Network and Edge Group, and General Manager, Ethernet Division, at Intel Corporation (“Intel”) since March 2017. She served as the Vice President, Platform Engineering Group, at Intel from January 2016 to March 2017, and in other senior engineering leadership roles at Intel from 2005 to 2016. Earlier in her career, Ms. Kummrow served in engineering and engineering management roles at Hewlett-Packard. Ms. Kummrow holds a Bachelor of Science degree in Electrical Engineering with a minor in Mathematics from the University of Texas at El Paso, and Master’s of Science degree in the Management of Technology from Walden University.

Specific Qualifications, Attributes, Skills and Experience:

We believe that Ms. Kummrow’s senior management positions with other semiconductor companies, her extensive knowledge of the semiconductor industry, her engineering background, and her understanding of embedded hardware and software, provide the requisite qualifications, skills, perspectives, and experiences that make her well qualified to serve on our Board.

SYNAPTICS INCORPORATED	PROXY STATEMENT	19

VOTE REQUIRED

Each director nominee will be elected at the Annual Meeting if such nominee receives a majority of the votes cast with respect to such nominee’s election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). Proxies cannot be voted for a greater number of persons than the three director nominees named in Proposal 1.

An incumbent candidate for director who does not receive the required votes for re-election is expected to tender their resignation to our Board. Our Board, or another duly authorized committee of our Board, will make a determination as to whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the stockholder vote. If applicable, we will publicly disclose the decision regarding any tendered resignation and the rationale behind the decision in a filing of a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”).

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

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PROPOSAL 2 –

ADVISORY APPROVAL OF OUR NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires that we provide our stockholders an opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules. This proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

We are asking our stockholders to approve the compensation of our NEOs (as identified in the CD&A) as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the CD&A, the compensation tables, and the narratives accompanying those tables).

OUR COMPENSATION OBJECTIVES

•

To align executive compensation with the Company’s corporate strategies, business objectives and the creation of long-term value for our stockholders without encouraging unnecessary or excessive risk-taking;

•

To provide an incentive to achieve key strategic and financial performance measures by linking short-term incentive award opportunities and a substantial portion of long-term incentive award opportunities to the achievement of corporate and operational performance objectives in these areas;

•	To offer total compensation opportunities to our executive officers that are competitive and fair;

•

To align the interests of our executive officers with those of our stockholders by linking our executive officers’ long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance; and

•	To provide compensation and benefit levels that will attract, motivate, reward, and retain a highly-talented team of executive officers within the context of responsible cost management.

The Compensation Committee values input from our stockholders regarding the Company’s executive compensation program.

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FISCAL 2021 COMPENSATION HIGHLIGHTS

Annual Cash Bonuses are Based on Achievement of Quantifiable Performance Goals

Determined based on a rigorous performance measurement framework that measures the Company’s actual performance against multiple pre-established financial goals – which include revenue, non-GAAP gross margin, and non-GAAP operating profit goals – and each NEO’s contribution to that performance.

See “Fiscal 2021 Named Executive Officer Compensation — Annual Performance-Based Cash Bonuses” on pages 56-58 or more information about how the financial goals are set and the Company’s actual performance for fiscal 2021.

Majority of Target Total Direct Compensation is “At Risk”

Approximately 94% of our Chief Executive Officer’s target total direct compensation (“TDC”)[1] and approximately 87% of our other continuing NEOs’ target TDC was tied directly to the performance of the Company and/or the Company’s stock price, as shown in the pay mix charts on page 50.

Majority of Target Total Direct Compensation is in the Form of Long-Term Incentives

The most significant component of each NEO’s target total direct compensation opportunity is in the form of performance stock unit (“PSU”) awards, market stock unit (“MSU”) awards, and restricted stock unit (“RSU”) awards that each vest or are earned over a multi-year (three- or four-year) period.

In fiscal 2021, approximately 86% of our Chief Executive Officer’s, and approximately 77% of our other continuing NEOs’, target TDC was annual long-term incentive compensation in the form of equity awards. We believe equity compensation directly align the interests of our NEOs and our stockholders.

Majority of Target TDC Long-Term Incentives are Performance-Based

Approximately 57% of our Chief Executive Officer’s, and approximately 52% of our other continuing NEOs’, annual long-term incentive compensation for fiscal 2021 is subject to performance-based vesting requirements.

Vesting for the fiscal 2021 annual equity awards with performance-based vesting requirements was contingent on our relative TSR performance compared to each company in the Russell 2000 Index over a multi-year period in the case of the MSU awards and on our design-win revenue (33%), non-GAAP gross margin percentage (33%), and non-GAAP operating expense dollars (33%) performance over a one-year performance period and a multi-year time-based vesting requirement in the case of the PSU awards.

1 As used in this Proxy Statement, “target total direct compensation” means the named executive officer’s base salary, target annual cash bonus opportunity and grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of annual long-term incentive awards granted to the named executive officer in fiscal 2021.

ADVISORY RESOLUTION

In accordance with the requirements of Section 14A of the Exchange Act, and the related rules of the SEC, our Board requests your advisory Say-on-Pay vote to approve the following resolution at our Annual Meeting:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the Securities and Exchange Commission’s executive compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis” section, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is an advisory vote only and will not be binding on the Company, our Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, our Board or the Compensation Committee. However, our Board and the Compensation Committee will consider the outcome of this vote when making future compensation decisions for our NEOs.

The Company’s current policy is to provide our stockholders with an advisory Say-on-Pay vote to approve the compensation of our NEOs each year at the annual meeting of stockholders. It is expected that the next advisory Say-on-Pay vote will be held at the 2022 annual meeting of stockholders.

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VOTE REQUIRED

The compensation of our NEOs will be approved, on an advisory basis, if a majority of the votes cast on Proposal 2 at the Annual Meeting are cast in favor of the proposal. Abstentions and broker non-votes are not counted as votes cast and, accordingly, will have no effect on the outcome of this proposal.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

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PROPOSAL 3 –

RATIFICATION OF APPOINTMENT

OF INDEPENDENT AUDITOR

We are seeking stockholder ratification of our appointment of KPMG LLP (“KPMG”) as our independent auditor for the fiscal year ending June 25, 2022. KPMG has served as our independent auditor since 2003. In August 2021, the Audit Committee re-appointed KPMG as our independent auditor for the year ending June 25, 2022. The Audit Committee has considered whether the provision of non-audit services by KPMG is compatible with maintaining KPMG’s independence.

Additional information about KPMG, including the fees we paid to KPMG in fiscal years 2021 and 2020, can be found in this Proxy Statement under the caption “Audit and Non-Audit Fees.” The report of the Audit Committee included in this Proxy Statement under the caption “Audit Committee Report” also contains information about the role of KPMG with respect to the audit of the Company’s annual financial statements.

A representative of KPMG is expected to be present at our Annual Meeting, be available to respond to appropriate questions and will have the opportunity to make a statement, if desired.

Stockholder ratification of the appointment of KPMG as our independent auditor is not required by our Amended and Restated Bylaws (the “Bylaws”) or otherwise. However, the Board is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain KPMG. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

VOTE REQUIRED

Ratification of the appointment of KPMG as our independent auditor will be approved if a majority of the votes cast on Proposal 3 at the Annual Meeting are cast in favor of the proposal. Abstentions are not counted as votes cast.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING JUNE 25, 2022.

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PROPOSAL 4 –

APPROVAL OF AMENDED AND RESTATED 2019 EQUITY AND INCENTIVE COMPENSATION PLAN

General

At the Annual Meeting, our stockholders will be asked to approve an amended and restated version of our 2019 Equity and Incentive Compensation Plan (the “2019 Incentive Plan”), adopted by our Board on July 27, 2021. The purpose of the amendment to the 2019 Incentive Plan is to increase the share limit of the plan, subject to stockholder approval, by an additional 2,000,000 shares, so that the new aggregate share limit for the 2019 Incentive Plan would be 4,590,000 shares. If stockholders do not approve this 2019 Incentive Plan proposal, the share limits and terms of the 2019 Incentive Plan in effect prior to the July 27, 2021 amendment and restatement of the 2019 Incentive Plan will continue in effect.

Why We Believe You Should Vote for Proposal 4

In evaluating our request to approve the 2019 Incentive Plan proposal, we ask that you consider the following:

•

Incentive to Attract and Retain Talent. We believe that our future success depends in part on our ability to attract, hire, motivate and retain high quality employees, directors and consultants and that the ability to provide equity awards under the 2019 Incentive Plan is critical to achieving this success. We would be at a severe disadvantage if we could not use equity-based awards covering a meaningful number of shares to recruit and secure or retain key talent in the current competitive market for highly skilled and qualified employees.

•

Alignment of Interests. We believe that our future success depends on our ability to align the interests of our employees, directors and consultants with those of our stockholders, and that equity compensation is a key way to foster this alignment.

•

Significant Focus on Performance-Based Vesting Equity Awards. Approximately two-thirds of the annual equity awards granted to our NEOs in fiscal 2021 are subject to performance-based vesting requirements, with the vesting of the awards based on our TSR compared to the Russell 2000 Index TSR (“Russell 2000 Index TSR”) and the Company’s revenue, non-GAAP gross margin, and non-GAAP operating expense. The foregoing percentages are based on the grant date fair value of the awards granted in fiscal 2021.

•

Limiting Cash Compensation Expense. Equity compensation limits the cash cost of our compensation programs and can preserve cash for other uses in growing our business or returning value to our stockholders. If the 2019 Incentive Plan proposal is not approved, we may need to replace the lost compensation value with larger cash awards, which would increase our cash compensation expense. That cash might be better utilized if reinvested in our business or returned to our stockholders.

•

Responsible Share Request Size. We believe that we are asking for enough shares to be able to continue to grant equity awards under the 2019 Incentive Plan for approximately one to two years (as discussed in more detail below). We want our stockholders to have the ability to regularly validate their support of our approach to equity awards.

•	Responsible Plan Features. Our 2019 Incentive Plan includes restrictive minimum vesting requirements, and a holding period requirement for awards granted to our CEO.

To help our stockholders better understand our historical equity compensation practices, currently anticipated needs, and an estimate of the potential cost of dilution from our request for additional shares, we note that, as of August 20, 2021:

•	We have 39,098,526 shares of our common stock issued and outstanding;

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•

We have 2,220,781 shares (5.7% of our issued and outstanding common stock) subject to outstanding unvested full value awards (i.e., awards other than options and stock appreciation rights (“SARs”)) (1,511,861 of which were outstanding under the 2019 Incentive Plan, 257,823 of which were outstanding under the 2019 Inducement Equity Plan (the “2019 Inducement Plan”) and 451,097 of which were outstanding under the 2010 Incentive Compensation Plan (the “2010 Plan” or the “Predecessor Plan”)). There are no awards outstanding under our Amended and Restated 2001 Incentive Compensation Plan (the “2001 Plan”);

•

We have 53,930 shares (0.1% of our issued and outstanding common stock) subject to outstanding stock options (all of which were granted under the 2010 Plan), with a weighted average exercise price of $66.55 and a weighted average remaining term of 1.78 years;

•	We have 1,446,479 shares available for future grants under the 2019 Incentive Plan. No new awards may be granted under the 2001 Plan, the 2010 Plan, or the 2019 Inducement Plan;

•

The total number of shares of common stock subject to outstanding awards under the 2019 Incentive Plan, the 2010 Plan and the 2019 Inducement Plan (2,274,711 shares in total), plus the total number of shares available for future awards under the 2019 Incentive Plan (1,446,479 shares in total), represents a current overhang percentage of 9.5% (in other words, the potential dilution of our stockholders represented by these plans when viewed against our shares of common stock currently issued and outstanding);

•

We are asking for an additional 2,000,000 shares of common stock available for awards under the 2019 Incentive Plan proposal – this represents 5.1% of our issued and outstanding common stock as of August 20, 2021, which percentage reflects the simple dilution of our stockholders that would occur if the 2019 Incentive Plan proposal is approved and all such shares were delivered in respect of awards granted under the plan; and

•

Based on the closing price of our common stock on Nasdaq on August 20, 2021 of $169.59 per share, the aggregate market value as of that date of the additional 2,000,000 shares of common stock requested for issuance under the 2019 Incentive Plan proposal was $339,180,000.

We recognize that our stockholders want to know about our recent grant practices, including our recent “burn rate,” when considering how to vote on our 2019 Incentive Plan proposal. Burn rate or run rate (measuring a company’s annual usage of shares) is generally calculated as the number of shares granted divided by the weighted average number of shares outstanding and is used to demonstrate how quickly a company uses available shares. The table below provides our average burn rate under the 2019 Incentive Plan (with performance-based awards being included for the year in which they are earned based on the number of shares earned).

Fiscal Year	Options Granted	Restricted Stock Awards/Units Granted (excluding Performance- Based)	Performance-Based Restricted Stock Awards/Units Earned	Total Shares Granted	Weighted Average Shares at End of Fiscal Year	Burn Rate
2019	—	1,263,966	184,672	1,448,638	34,600,000	4.19%
2020	—	742,586	84,686	827,272	33.600,000	2.46%
2021	—	803,721(1)	410,110	1,213,831	34.800,000	3.49%
Average Three-Year Burn Rate (2019-2021)						3.38%

(1)

Includes 187,139 replacement awards issued in connection with the acquisition of the Broadcom Wireless Connectivity Business and 17,216 replacement awards issued in connection with the acquisition of DisplayLink.

We currently anticipate that the shares requested, when combined with reserves currently available under the 2019 Incentive Plan, will provide flexibility for us to make grants in the ordinary course of business for approximately two to three years. However, this is only an estimate, in our judgment, based on current circumstances. The total number of shares that are subject to our award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of our common stock (since higher share prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards we grant, and how we choose to balance total compensation between cash and equity-based awards.

Responsible Plan Features

Our Board believes the use of stock-based incentive awards promotes best practices in corporate governance by incentivizing the creation of stockholder value. By providing participants in the 2019 Incentive Plan with a stake in our success, the interests of participants are

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further aligned with those of our stockholders. Specific features of the 2019 Incentive Plan that we believe are consistent with good corporate governance practices include:

•	General administrative authority for the 2019 Incentive Plan has been delegated to the Compensation Committee of the Board, consisting entirely of directors the Board has determined are independent;

•

Except for substitute awards granted in connection with a corporate transaction such as an acquisition, stock options and SARs under the 2019 Incentive Plan may not be granted with exercise or base prices lower than the fair market value of the underlying shares on the grant date;

•

Except for customary adjustments in connection with a corporate transaction (such as a stock split) or change of control, the 2019 Incentive Plan prohibits the repricing of stock options and SARs without stockholder approval, including the cancellation and replacement of any outstanding option or SAR with a new option, SAR, other award or cash and any amendment or modification that reduces the exercise price of an option or base price of a SAR;

•

The 2019 Incentive Plan prohibits the grant of dividend equivalents with respect to stock options and SARs and subjects all dividends and dividend equivalents paid with respect to other awards to the same vesting conditions as the underlying shares subject to the awards;

•

The 2019 Incentive Plan prohibits “liberal share recycling,” meaning that shares used to pay the exercise price or withholding taxes relating to an award under the 2019 Incentive Plan will not be recycled back into the 2019 Incentive Plan for future grants;

•

As noted above and as described in more detail below, the amendment and restatement of the 2019 Incentive Plan includes more restrictive minimum vesting requirements, and a holding period requirement for awards granted to our Chief Executive Officer;

•	The 2019 Incentive Plan does not contain an “evergreen” feature;

•	The 2019 Incentive Plan does not contain a liberal change of control definition, meaning that an acquisition of the Company would need to be consummated to constitute a change of control; and

•	Non-employee directors may not be awarded compensation for services as a director in any calendar year that exceeds $750,000.

Plan Summary

The principal terms of the 2019 Incentive Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2019 Incentive Plan, which appears as Appendix B to this Proxy Statement.

Purpose

The purpose of the 2019 Incentive Plan is to provide a means through which the Company may attract and retain key non-employee directors, officers, employees and certain consultants of the Company and its subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

Eligibility

Non-employee directors, officers, employees, and consultants of the Company and its subsidiaries are eligible for awards, as selected by the Compensation Committee or such other committee designated by the Board to administer the plan; provided, that, incentive stock options may be granted only to employees. As of August 20, 2021, 1,488 employees and 7 non-employee directors were considered eligible to participate in the 2019 Incentive Plan.

Share Limits

An aggregate of 3,564,141 shares of common stock (1,230,000 shares approved by stockholders on October 29, 2019, 1,360,000 shares approved by stockholders on October 27, 2020, and 974,141 shares transferred from the Predecessor Plan after October 29, 2019 through August 20, 2021) may be issued pursuant to awards of options, SARs, restricted stock, RSUs, performance shares or performance units, dividend equivalents, or other awards granted under the 2019 Incentive Plan. If stockholders approve this 2019 Incentive Plan proposal, this share limit will be increased to 5,564,141 shares (an increase in the share limit, before taking into account share transfers from the Predecessor Plan, from 2,590,000 shares to 4,590,000 shares, and including the 974,141 shares that have transferred from the Predecessor Plan as of August 20, 2021). In addition, if stockholders approve this 2019 Incentive Plan proposal the plan’s limit on the number of shares of common stock that may be delivered pursuant to “incentive stock options” under the plan will be increased from 2,590,000 shares to 4,590,000 shares (with, for purposes of clarity, any such shares to also count against the aggregate share limit for the plan).

If any award granted under the 2019 Incentive Plan expires unexercised, is canceled, forfeited, settled in cash or unearned (in whole or in part), shares of our common stock subject to such award will again be made available for future grants under the 2019 Incentive Plan. Further, if any award granted under the Predecessor Plan expires unexercised, is canceled, forfeited, settled in cash or unearned (in

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whole or in part), shares of our common stock subject to such award will again be made available for future grants under the 2019 Incentive Plan. As of August 20, 2021, a total of 974,141 shares had become available for award grants under the 2019 Incentive Plan as a result of the expiration, cancellation, forfeiture or settlement of awards under the Predecessor Plan, and a total of 505,027 shares were then subject to outstanding awards under the Predecessor Plan. Shares of our common stock that are used to pay the required exercise price of options granted under the 2019 Incentive Plan or to satisfy tax withholding with respect to awards granted under the 2019 Incentive Plan, as well as any shares reacquired by the Company on the open market (whether by using cash proceeds from the exercise of an option or otherwise), will not be available again for other awards under the 2019 Incentive Plan. If a participant elects to give up the right to receive compensation in exchange for shares of common stock based on fair market value, such shares of common stock will not count against the aggregate share limit authorized under the 2019 Incentive Plan.

Minimum Vesting Requirements; Minimum Holding Requirement for CEO Awards

No award granted under the 2019 Incentive Plan may vest earlier than after a one-year vesting period or a one-year performance period, as applicable, unless in connection with the award recipient’s death or disability or in connection with a change of control of the Company. However, up to 5% of the sum of (i) the aggregate number of shares available for issuance under the 2019 Incentive Plan as described above, and (ii) the number of shares returned to the 2019 Incentive Plan as a result of awards originally granted under the Predecessor Plan that are cancelled or forfeited, settled in cash, or unearned, may be granted in the form of awards that do not meet such minimum vesting requirements.

Any award granted under the 2019 Incentive Plan to an individual who, at the time of grant of the award, is the Company’s chief executive officer must include a provision for any net shares acquired with respect to the award (the total number of shares acquired pursuant to the award less any shares used to pay the exercise or purchase price of the award and any shares used to satisfy any tax and tax withholding obligations with respect to the award) to be held for at least a one year period, or until the award recipient is no longer employed by the Company or one of its subsidiaries, before such shares may be sold or transferred (except for certain transfers to a family member for estate or tax planning purposes and where the holding period requirement continues in effect as to the shares, or in connection with or following a Change in Control).

Individual Director Limit

Non-employee directors may not be granted compensation (including cash compensation) having an aggregate maximum value at the date of grant that exceeds $750,000 per calendar year.

Administration

The Compensation Committee administers the 2019 Incentive Plan. Among other responsibilities, the Compensation Committee selects participants and determines the type of awards granted to participants, the number of shares of common stock covered by awards and the terms and conditions of awards, interprets the 2019 Incentive Plan and awards granted thereunder, and makes any other determinations and takes any other actions that it may deem necessary or desirable to administer the 2019 Incentive Plan. The Compensation Committee may delegate to a subcommittee of its members, officers of the Company, agents or advisors, such administrative duties or powers as the Compensation Committee deems advisable, and the Compensation Committee, the subcommittee or any other person to whom duties or powers have been delegated, may employ persons to render advice with respect to a responsibility of the Compensation Committee. The Compensation Committee may also, by resolution, authorize officers of the Company to designate employees to be recipients of awards and to determine the size of such awards; provided, however, that (A) the Compensation Committee may not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, director, or more than 10% “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Compensation Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization must set forth the total number of common shares the officer may grant; and (C) the officer(s) must periodically report to the Compensation Committee regarding the nature and scope of such awards granted. The Board may also assume administration of the 2019 Incentive Plan or certain aspects of the plan.

Amendment or Termination

Unless earlier terminated, the expiration date of the 2019 Incentive Plan will be July 29, 2029; provided, however, that such expiration will not affect awards then outstanding, and the terms and conditions of the 2019 Incentive Plan will continue to apply to such awards. The Board may amend or terminate the 2019 Incentive Plan at any time. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Board. Further, any such amendment that would impair the rights of any participant, holder or beneficiary of any award granted under the 2019 Incentive Plan will not be effective without the consent of the affected participant, holder or beneficiary.

No Repricing

Except for customary adjustments in connection with a corporate transaction (such as a stock split) or change of control, none of the following actions may be taken under the 2019 Incentive Plan without approval of our stockholders: (i) an amendment or modification to reduce the exercise price of any option or the base price of any SAR; (ii) the cancellation of any outstanding option or SAR and

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replacement of such option or SAR with a new option, SAR, other award or cash for the purpose of repricing the award; or (iii) any other action that is considered a “repricing” for purposes of Nasdaq stockholder approval rules.

Options

The Compensation Committee may, in its discretion, grant incentive stock options and nonqualified stock options to participants. Non-employee directors, officers, employees, and consultants of the Company and its subsidiaries may be granted nonqualified stock options, but only employees of the Company and its subsidiaries may be granted incentive stock options. The Compensation Committee determines the exercise price of options granted under the 2019 Incentive Plan. Subject to certain exceptions in connection with a corporate transaction such as an acquisition, the exercise price of an incentive or nonqualified stock option must be at least 100% of the fair market value of the common stock subject to the option on the date the option is granted. The Compensation Committee determines, in its sole discretion, the terms of each option. Options may not be exercisable for more than ten years from the date they are granted and may not provide for any dividends or dividend equivalents thereon. Acceptable consideration for the purchase of the common stock issued upon the exercise of an option is specified in the award agreement and may include cash, check, cash equivalents, shares of common stock, a reduction in the number of shares deliverable upon exercise, or such other forms of consideration that the Compensation Committee may accept.

SARs

The Compensation Committee may, in its discretion, grant SARs to participants in the 2019 Incentive Plan. Generally, SARs permit a participant to exercise the right and receive a payment equal to the value of the common stock’s appreciation over a period of time in excess of the fair market value (the “base price”) of a share of the common stock on the date of grant. Subject to certain exceptions in connection with a corporate transaction such as an acquisition, the base price of a SAR must be at least 100% of the fair market value of the common stock subject to the award on the date the SAR is granted. The Company may settle such amount in cash, in shares of our common stock valued at fair market value, or in any combination thereof, as determined by the Compensation Committee and specified in the award agreement. SARs granted under the 2019 Incentive Plan become exercisable and expire in such manner and on such date(s) as determined by the Compensation Committee, with the term of the SAR not to exceed ten years from the grant date. The Compensation Committee determines, in its sole discretion, the terms of each SAR. SARs granted under the 2019 Incentive Plan may not provide for any dividends or dividend equivalents thereon.

Restricted Stock

The Compensation Committee may, in its discretion, grant restricted stock to participants in the 2019 Incentive Plan. The Compensation Committee determines, in its sole discretion, the terms of each grant of restricted stock. Subject to the terms of the award, a recipient of restricted stock generally has the rights and privileges of a stockholder with respect to the restricted stock, including the right to vote the stock, on the grant date. Dividends, if any, paid by the Company with respect to awards of restricted stock prior to the time all restrictions and vesting conditions on the restricted stock have lapsed are withheld by the Compensation Committee and distributed to the participant in cash or shares of common stock upon, and subject to, the release of the restrictions applicable to the underlying shares of restricted stock.

RSUs

The Compensation Committee may, in its discretion, grant RSUs to participants. An RSU is the right to receive shares of our common stock (or to the extent provided in the award agreement, cash or a combination of cash and common stock) following achievement of all vesting conditions and the lapse of all restrictions. The Compensation Committee determines, in its sole discretion, the terms of each award of RSUs. Recipients of RSUs do not have the rights and privileges of a stockholder with respect to the common stock underlying such RSUs, including the right to vote the stock or receive dividends on the stock, until common stock in respect of the RSUs is actually issued to the recipient following satisfaction of all vesting conditions. If dividends are paid by the Company with respect to common stock underlying an award of RSUs prior to the time all vesting conditions on the RSU have been satisfied, an RSU award may provide that the recipient will be credited with dividend equivalents with respect to the RSUs. Any such dividend equivalents will be subject to the same vesting and payment terms that apply to the RSUs as to which the dividend equivalents were credited. RSUs may be settled in shares of our common stock, cash or a combination thereof in the discretion of the Compensation Committee.

Other Stock-Based Awards

The Compensation Committee, in its discretion, may award unrestricted shares of our common stock, or other awards denominated in shares of our common stock, to participants either alone or in tandem with other awards granted under the 2019 Incentive Plan. The Compensation Committee determines, in its sole discretion, the terms of each other stock-based award.

Cash Incentive Awards, Performance Shares, and Performance Units

The Compensation Committee may, in its discretion, also grant performance shares, performance units or cash incentive awards to participants under the 2019 Incentive Plan. Each grant specifies the number or amount of performance shares or performance units, or the amount payable with respect to cash incentive awards, which number or amount may be subject to adjustment to reflect changes in compensation or other factors. These awards, when granted under the 2019 Incentive Plan, become payable to participants upon the achievement of specified management objectives and upon such terms and conditions as the Compensation Committee determines at

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the time of grant. Each grant may specify, with respect to the management objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number of performance shares or performance units, or the amount payable with respect to cash incentive awards, that will be earned if performance is at or above the minimum or threshold level, or is at or above the target level but falls short of maximum achievement. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable or an adjustment thereto is appropriate, the Compensation Committee may in its discretion modify such management objectives or the acceptable levels of achievement, in whole or in part, as the Compensation Committee deems appropriate. Each grant specifies the time and manner of payment of cash incentive awards, performance shares or performance units that have been earned, and any grant may further specify that any such amount may be paid or settled in cash, shares of common stock, restricted stock, restricted stock units or any combination thereof. Any grant of performance shares may provide for the payment of dividend equivalents in cash or in additional shares of common stock, subject to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid. Each grant of performance shares, performance units or cash incentive awards is evidenced by an award agreement which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions. The performance period with respect to a cash incentive award, performance share, or performance unit is a period of time determined by the Compensation Committee on the grant date. The performance period may be subject to earlier lapse or modification, including in the event of retirement, death or disability of the participant.

Adjustments in Capitalization

In general, in the event of (1) any extraordinary cash dividend, stock dividend, stock split, combination of common stock, recapitalization or other change in the capital structure of the Company, (2) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or (3) any other corporate transaction or event having an effect similar to any of the foregoing, equitable adjustments (as determined by the Compensation Committee) will be made to the number of shares of common stock or other securities of the Company (or number and kind of other securities, consideration or other property) that may be delivered in respect of awards or with respect to which awards may be granted under the 2019 Incentive Plan, as well as adjustments to the exercise price of options and base price of SARs granted under the 2019 Incentive Plan. In addition, in the event of a Change in Control (as defined within the 2019 Incentive Plan), the Compensation Committee may provide in substitution for any or all awards outstanding under the 2019 Incentive Plan such alternative consideration (including cash), if any, it in good faith may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced. In connection with any of the foregoing events, the Compensation Committee may in its sole discretion elect to cancel outstanding options or SARs with an exercise price or base price that is equal to or less than the then current fair market value of our common stock without any consideration to the participant therefor.

Change in Control

A Change in Control is defined in the 2019 Incentive Plan as the occurrence of any of the following events:

●	A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act;

●

The following individuals no longer constitute a majority of the members of the Board: (1) the individuals who, as of October 29, 2019, constituted the Board (the “Current Directors”); (2) the individuals who thereafter were elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of a majority of all of the Current Directors then still in office (such directors becoming “Additional Directors” immediately following their election); and (3) the individuals who were elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of a majority of all of the Current Directors and Additional Directors then still in office;

●

A tender offer or exchange offer is made whereby the effect of such offer is to take over and control the Company, and such offer is consummated for the equity securities of the Company representing more than 50% of the combined voting power of the Company’ then outstanding voting securities;

●

Following approval by the stockholders of the Company, the Company closes a reorganization, merger, consolidation or recapitalization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction that would result in more than 50% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction;

•

The consummation of a transaction approved by our stockholders of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company’s assets to another person, which is not a wholly owned subsidiary of the Company; or

•

Any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly of more than 50% of the total voting power represented by the Company’s then outstanding voting securities.

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In the event of a Change in Control and except as the Compensation Committee may otherwise provide as to a particular award: (i) unvested options and SARs will immediately vest, except to the extent that replacement awards (as such term is defined within the 2019 Incentive Plan) are provided; (ii) any restrictions, deferral of settlement and forfeiture conditions applicable to restricted stock, RSUs, or other awards that vest solely based on continued service (and not based on the achievement of management objectives) will lapse and be deemed fully vested, except to the extent that replacement awards are provided; (iii) with respect to cash incentive awards, performance shares, performance units, and other awards that are subject to the achievement of management objectives (other than with respect to awards described as “Market Stock Units”), the management objectives will be deemed satisfied at target, the applicable performance periods will be deemed completed, and if no replacement awards are provided, remaining restrictions, deferral of settlement and forfeiture conditions will lapse and the awards will be deemed fully vested; and (iv) with respect to RSUs with management objectives described as “Market Stock Units,” a prorated portion of such units will vest based on the actual performance of the management objectives through the date of the Change in Control, while the remainder of the Market Stock Units will vest in accordance with their regular vesting schedules if replacement awards are provided, or if not, the remaining restrictions, deferral of settlement and forfeiture conditions will lapse and the Market Stock Units will be deemed fully vested.

Clawback/Repayment

All awards granted under the 2019 Incentive Plan and held by the Company’s executive officers are subject to clawback, recoupment or forfeiture (i) to the extent that an executive officer engages in fraud or intentional illegal conduct that resulted in the Company materially not complying with applicable financial reporting requirements and resulted in a financial restatement; or (ii) to the extent required by applicable laws, rules, regulations or listing requirements. Additionally, all awards granted under the 2019 Incentive Plan are subject to recoupment to the extent necessary to comply with any clawback policy that the Company is required to adopt pursuant to applicable law or the listing standards of the applicable national securities exchange.

Transferability

Awards under the 2019 Incentive Plan are generally not transferable except by will or the laws of descent and distribution or as otherwise determined by the Compensation Committee.

No Right to Continued Employment

The 2019 Incentive Plan does not give participants any right to be retained in the employ or service of the Company or any of its subsidiaries.

No Limit on Other Authority

The 2019 Incentive Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the common stock, under any other plan or authority.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 2019 Incentive Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2019 Incentive Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2019 Incentive Plan.

Incentive Stock Options

A participant who is granted an incentive stock option will not have federal income tax liability upon the grant of an incentive stock option and will not recognize regular taxable income when the incentive stock option is exercised. However, the participant will recognize alternative minimum taxable income equal to the excess of the fair market value of the purchased shares at the time of exercise over the exercise price paid for those shares, if the participant is subject to the alternative minimum tax in the taxable year of the exercise. A participant generally will recognize income in the year in which the participant disposes of the shares purchased under such incentive stock option. If the participant makes a “qualifying disposition,” the participant will recognize a long-term capital gain equal to the excess of (i) the amount realized upon the sale or disposition over (ii) the exercise price paid for the shares and the Company cannot take an income tax deduction with respect to those shares. A qualifying disposition occurs when the participant’s sale or other disposition of the shares takes place (a) more than two (2) years after the grant date of the incentive stock option and (b) more than one (1) year after the date the option was exercised for the particular shares involved in the disposition. In contrast, a “disqualifying disposition” is any sale or other disposition of the shares made before both of these minimum holding periods are satisfied. Normally, when shares purchased under an incentive stock option are subject to a disqualifying disposition, the participant will recognize ordinary income at the time of the disposition in an amount equal to the excess of (x) the lesser of (1) the amount realized upon that disposition and (2) the excess of the fair market value of the shares on the exercise date over (y) the exercise price paid for those shares. the Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes in connection with the disposition, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code (“Code”).

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Nonqualified Stock Options

A participant who is granted a nonqualified stock option will not have federal income tax liability upon the grant of the nonqualified stock option, but will recognize ordinary income in the year in which the participant exercises the option in an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for those shares. The Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes, subject to any applicable limitations under Section 162(m) of the Code. A participant will later also recognize a capital gain to the extent that the amount realized from the subsequent sale of the shares exceeds the participant’s basis in the shares.

Appreciation Rights (SARs)

A participant who is granted a SAR will not have federal income tax liability upon the grant of the SAR, but will recognize ordinary income in the year in which the participant exercises the SAR in an amount equal to the amount of the cash or the value of the stock that is transferred to the participant upon exercise of the SAR. The Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes, subject to any applicable limitations under Section 162(m) of the Code.

Restricted Stock

A participant who is granted an award of restricted stock will recognize taxable income when the substantial risk of forfeiture of the shares lapses, i.e., at the time of “vesting,” unless the participant makes an election to be taxed at the time of grant. Assuming such an election is not made, the taxable income will be equal to the fair market value of the shares of restricted stock when they vest over the amount, if any, paid for those shares and the Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes, subject to any applicable limitations under Section 162(m) of the Code. The participant may elect under Section 83(b) of the Code to include as ordinary income in the year of the award an amount equal to the fair market value of the shares on the transfer date, less the amount, if any, paid for those shares. If the participant makes a Section 83(b) election, the participant will not recognize any additional income when the shares vest. If a Section 83(b) election is made, any appreciation in the value of the shares of restricted stock after the award is granted is not taxed as compensation but instead is taxed as a capital gain when the restricted shares are later sold or transferred. If the participant makes a Section 83(b) election and the restricted stock is later forfeited, the participant is not entitled to a tax deduction or a refund of the tax already paid. The Section 83(b) election must be filed with the Internal Revenue Service within thirty (30) days after the shares are awarded to the participant.

Restricted Stock Units (RSUs)

A participant who is granted a RSU generally will not recognize income when the RSU is granted or vested, but only when the RSU is settled. The participant will recognize ordinary income equal to the amount of the cash or the fair market value of the stock that the participant receives on settlement. The Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes, subject to any applicable limitations under Section 162(m) of the Code.

Cash Incentive Awards, Performance Shares and Performance Units

Generally, no income is recognized upon the grant of cash incentive awards, performance shares or performance units. Upon payment or settlement of cash incentive awards, performance shares or performance units, the recipient is generally required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any non-restricted shares of common stock received. The Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes, subject to any applicable limitations under Section 162(m) of the Code.

Section 162(m)

Section 162(m) of the Code generally limits a public company’s ability to deduct aggregate compensation paid in excess of $1 million during any taxable year to current or former Named Executive Officers (including amounts attributable to equity-based and other incentive awards).

Withholding Taxes

To the extent the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the 2019 Incentive Plan, it is a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements, in the discretion of the Compensation Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit are to be received in the form of shares of common stock, then, unless otherwise determined by the Compensation Committee, the Company will withhold, from the shares required to be delivered to the participant, shares of our common stock having a value equal to the amount required to be withheld under applicable law. In no event will the market value of the shares of our common stock withheld or delivered to the Company in order to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld unless: (i) an additional amount can be withheld and not result in adverse accounting consequences; (ii) such additional withholding amount is authorized by the Compensation Committee; and (iii) the total amount withheld does not exceed the participant’s estimated tax obligations attributable to the applicable transaction. The shares used for tax withholding will be valued at an amount equal to the market value of our common stock on the date the benefit is to be included in the participant’s income.

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New Plan Benefits

The Company has not approved any awards that are conditioned upon stockholder approval of the 2019 Incentive Plan proposal. The Company is not currently considering any other specific award grants under the 2019 Incentive Plan, except for the annual grants of RSUs to non-employee directors described below. If the proposed plan amendments subject to the 2019 Incentive Plan proposal had been in effect in fiscal 2021, the Company expects that its award grants for fiscal 2021 would not have been substantially different from those actually made in that year under the current version of the 2019 Incentive Plan. For information regarding stock-based awards granted to the Named Executive Officers during fiscal 2021, see the material under the heading “Compensation Discussion and Analysis” below.

As described under the heading “Director Compensation” below, our current practice is to make grants of RSUs with a value of approximately $175,000 to non-employee directors each year after our Annual Meeting of Stockholders. The number of RSUs subject to each grant is based on the average closing price of our common stock on Nasdaq during the month of October in the applicable year. Assuming, for illustrative purposes only, that the price of our common stock used for the conversion of the $175,000 grant value into RSUs is $169.59 (which was the closing price of our common stock on Nasdaq on August 20, 2021), the total number of RSUs that would be granted to our seven continuing non-employee directors who are nominees for re-election at, or will continue in office after, the Annual Meeting, as a group, for fiscal years 2022 through 2028 (the seven remaining years in the term of the 2019 Incentive Plan) would be approximately 50,563 RSUs. This calculation assumes, among other future variables, that there are no new eligible directors, the directors eligible to receive these grants continue to serve on the Board through the scheduled grant date and there are no changes to the awards granted under the director equity grant program.

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Aggregate Past Grants Under the 2019 Incentive Plan

As of August 20, 2021, awards covering 2,134,484 shares of our common stock had been granted under the 2019 Incentive Plan. This number of shares includes shares subject to awards granted under our equity incentive plans that expired or terminated without having been exercised and paid and became available for new award grants under the 2019 Incentive Plan. In the following table, performance-based vesting awards that were outstanding at the time the performance period was complete have been adjusted to reflect the actual performance level (which was greater than the targeted level as to those performance periods). The following table shows information regarding the distribution of all awards among the persons and groups identified below, option exercises, and stock units vesting prior to that date, and option and unvested stock unit holdings as of that date.

	Stock Options				Stock Units
Name and Position	Number of Shares Subject to Past Option Grants	Number of Shares Acquired on Exercise	Number of Shares Underlying Options as of August 20, 2021		Number of Shares/Units Subject to Past Awards	Number of Shares/Units Vested as of August 20, 2021	Number of Shares/Units Outstanding and Unvested as of August 20, 2021

			Exercisable	Unexercisable
Michael Hurlston	-	-	-	-	258,567	93,985	223,712
President and Chief Executive Officer
Dean Butler	-	-	-	-	42,464	11,375	36,743
Senior Vice President Chief Financial Officer
Saleel Awsare	-	-	-	-	71,222	26,390	62,086
Senior Vice President and General Manager, PC and Peripherals Division
Phillip Kumin	-	-	-	-	14,709	7,185	11,095
Former Senior Vice President, Worldwide Sales
John McFarland	-	-	-	-	66,524	24,903	57,722
Senior Vice President, General Counsel and Secretary
Total for All Current	-	-	-	-	469,087	159,709	410,112
Executive Officers as a Group (5 persons):
Nelson Chan	-	-	-	-	6,761	6,145	616
Kiva Allgood	-	-	-	-	6,761	6,145	616
Jeffrey Buchanan	-	-	-	-	6,761	6,145	616
Keith Geeslin	-	-	-	-	6,761	6,145	616
Susan Hardman	-	-	-	-	4,331	3,715	616
Patricia Kummrow	-	-	-	-	329	-	329
James Whims	-	-	-	-	6,761	6,145	616
Total for All Current	-	-	-	-	38,465	34,440	4,025
Non-Executive Directors as a Group (7 persons):
Each other person who has received 5% or more of the options, warrants or rights:	-	-	-	-	-	-	-
All employees, including all	-	-	-	-	1,626,932	308,740	1,200,210
current officers who are not executive officers or directors, as a group:
Total					2,134,484	502,889	1,614,347

Messrs. Buchanan, Geeslin, and Whims are each nominees for re-election as a director at the Annual Meeting.

Equity Compensation Plan Information

For additional information on our equity compensation plans, including information about shares of our common stock that may be issued on exercise of options and warrants under all of our equity compensation plans as of June 26, 2021, please refer to the “Equity Compensation Plan Information” section of this Proxy Statement.

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VOTE REQUIRED

The amendment and restatement of the 2019 Incentive Plan will be approved if a majority of the votes cast at the Annual Meeting are cast in favor of the proposal. Abstentions and broker non-votes are not counted as votes cast and, accordingly, will have no effect on the outcome of this proposal.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2019 EQUITY AND INCENTIVE COMPENSATION PLAN.

The Board believes that the adoption of the 2019 Incentive Plan proposal will promote the interests of the Company and its stockholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to its success.

All members of the Board and all of our executive officers are eligible for awards under the 2019 Incentive Plan and thus have a personal interest in the approval of the 2019 Incentive Plan proposal.

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CORPORATE GOVERNANCE

BOARD COMPOSITION AND GOVERNANCE

Director Attendance

During fiscal 2021, the Board held 7 meetings. All directors who served on the Board during fiscal 2021 attended at least 75% of the total number of meetings of the Board and meetings of the Board committees on which each director served that were held during the period of the director’s service during the fiscal year. We encourage our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we generally schedule a meeting of our Board on the same day as our annual meeting of stockholders. All of our directors attended our 2020 annual meeting of stockholders.

Independent Directors

Under the corporate governance rules of Nasdaq, a majority of the members of the Board must satisfy Nasdaq’s criteria for “independence.” No director qualifies as independent unless the Board affirmatively determines that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each of Mses. Allgood, Hardman, and Kummrow and Messrs. Buchanan, Chan, Geeslin, and Whims is independent under the current listing standards of Nasdaq. Mr. Hurlston is not considered an independent director due to his current position as our Chief Executive Officer. There are no family relationships among any of our directors and director nominees or executive officers. In this Proxy Statement, we refer to each of Mses. Allgood, Hardman, and Kummrow and Messrs. Buchanan, Chan, Geeslin, and Whims as our “Independent Directors.”

In addition, our Board previously determined that Richard Sanquini was independent under the listing standards of Nasdaq during his service on our Board in fiscal 2021.

Executive Sessions and Independent Director Meetings

We regularly schedule executive sessions of our Board at which non-management directors meet without the presence or participation of management. The Chair of our Board presides at such executive sessions. The Independent Directors also meet in regularly scheduled executive sessions, generally in connection with regularly scheduled Board meetings.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our Company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. The Corporate Governance Guidelines direct our Board’s actions with respect to, among other things, director qualifications, establishment of the Board’s standing committees, succession planning and the Board’s annual performance evaluation. A current copy of the Corporate Governance Guidelines is available in the Investor Relations — Corporate Governance — Overview section of our website at http://www.synaptics.com.

Board Leadership Structure

The Board has no policy with respect to the separation of the offices of Chair and the Chief Executive Officer. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination when it elects a Chief Executive Officer. We currently maintain separate roles between the Chief Executive Officer and the Chair of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and for day-to-day leadership and performance of our company. Our Chair of the Board provides input to the Chief Executive Officer, sets the agenda for Board meetings, and presides over meetings of the full Board as well as executive sessions of the Board.

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Board Oversight of Risk

Our Board believes that effective risk management involves our entire corporate governance framework. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, cybersecurity and competitive risks. Our management is responsible for the day-to-day management of the risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management.

Board Responsibilities

●   Overall oversight of the risk management process

●   Receives at least quarterly updates from senior management and periodically from outside advisors regarding risks facing the Company

●   Regularly reviews the risks facing the Company and identified in the Company’s filings with the SEC

●   Regularly reviews risks relating to various developments, including acquisitions, stock repurchases, debt and equity placements and product introductions

Audit Committee

●   Oversees financial reporting process

●   Responsible for the quality and integrity of financial statements

●   Oversees internal controls over financial reporting and disclosure controls and procedures

●   Oversees our compliance with legal and regulatory matters

●   Responsible for the performance and independence of the independent auditor

●   Assists the Board in fulfilling its oversight responsibilities regarding cybersecurity risk

Compensation Committee

●   Oversees the assessment and management of risks related to compensation plans and policies

●   Oversees compensation policies and programs, including appropriate incentives and controls

Nominations Committee

●   Oversees Board processes and corporate governance-related risks

●   Responsible for risks related to director independence and conflicts of interest

●   Oversees risks relating to management succession planning

●   Oversees corporate social responsibility, sustainability, and governance risk and the Company’s ESG program

Management Responsibilities

●   Ensures that information with respect to material risks is transmitted to our Board

●   Identifies material risks and implements appropriate risk management strategies

●   Integrates risk management into our decision making process

●   Attends committee meetings and reports on matters that may not be otherwise addressed at these meetings

Our Board believes that the process it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and, therefore, does not have a material effect on our choice of the Board’s leadership structure described above under “Board Leadership Structure.”

Code of Ethics

We have adopted a Code of Ethics that applies to our Chief Executive Officer and all senior financial officers, including the Chief Financial Officer and Principal Accounting Officer. The “Code of Ethics for the CEO and Senior Financial Officers” is available in the Investor Relations — Corporate Governance — Overview section of our website at http://www.synaptics.com.

We intend to satisfy the disclosure requirement under Item 5.05(c) of Form 8-K regarding any amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address and location specified above to the extent required by applicable SEC rules and Nasdaq listing standards.

Succession Planning

Pursuant to our Corporate Governance Guidelines, the Nominations Committee makes an annual report to the Board on succession planning. As appropriate, the entire Board works with the Nominations Committee to nominate and evaluate potential successors to the

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Chief Executive Officer. In addition, the Chief Executive Officer at all times makes available his recommendations and evaluations of potential successors for both himself and other key executives, along with a review of any development plans recommended for such individuals. In the event of an emergency, the independent Chair of the Board or, if the Chair is unavailable, the Chief Financial Officer, will serve as interim Chief Executive Officer.

Prohibition on Derivatives Trading, Hedging and Pledging

Our Insider Trading Policy prohibits the members of our Board, executive officers, employees, and any family member residing in the same household of such persons from engaging in derivatives trading and hedging involving our securities, and from pledging our securities as collateral for a loan.

Corporate Social Responsibility and Sustainability

We believe that sustainable corporate practices and consistent attention to social and governance priorities will help enhance long-term value for stockholders. In addition, our Board recognizes the importance of our sustainability initiatives and the need to provide effective oversight of those initiatives. The Corporate Social Responsibility section of our company website provides a central portal for information on our Corporate Social Responsibility and environmental, social and governance initiatives. This site is the foundation for stockholders to obtain information on the various programs we are implementing and on the progress we are making. We have adopted a set of policies that address concerns such as human rights and climate change – a summary of these policies is provided below. Copies of the policies are available in the Investor Relations — Corporate Governance — Overview section of our website at http://www.synaptics.com.

Our Values:

Corporate Social Responsibility

●   Synaptics strives to be a leading corporate citizen

●   We uphold the most ethical standards in our business practices and policies, and we believe that sustainable corporate practices and consistent attention to social and governance priorities will help enhance long-term value for our stockholders

●   Our management team applies an integrated methodology to financial matters, corporate governance, and corporate responsibility, leading to increased accountability, better decision making and ultimately creating better long-term value

●   Our focus on environmental, social and governance factors influences everything we do

Environmental

●   We have implemented internal green programs and initiatives to reinforce our commitment to minimizing natural resource consumption, improving sustainability, disposing of end-of-life products in an environmentally safe manner, reducing waste, and increasing reuse and recycling programs company-wide

Social

●   Our employees and communities are the heart of the company, and we take pride in our social responsibility to them as well becoming better global citizens

●   We support our local communities through charitable causes and events, and we have numerous programs in place around the world that promote our commitments to diversity, equality of opportunity, non-discrimination, and the highest standards of human rights

●   We are committed to the use of a socially responsible supply chain

●   Our efforts include maintaining a supplier policy that bars the use of forced or child labor and governs the use and distribution of conflict minerals

Governance

●   We are dedicated to supporting leading corporate governance and board practices to ensure oversight accountability and transparency in our business practices

●   We place a high value on ethical actions, individual integrity and fair dealing in every aspect of what we do

Accountability

●   Our Board and management are strongly committed to our corporate responsibility policies and will continue to regularly evaluate these policies to ensure an effective outcome and strict adherence by our employees, suppliers, vendors, and partners

●   We actively monitor and audit our internal compliance with our Code of Conduct and other corporate social responsibility policies and programs

SYNAPTICS INCORPORATED	PROXY STATEMENT	38

Our Policies:

Environmental Policy

●   Manage and minimize the consumption of energy, water, paper and other resources

●   Reuse and recycle materials

●   Dispose of end-of-life products in an environmentally safe manner

●   Develop, manufacture, and market products that are efficient in their use of energy, and that can be reused, recycled or disposed of safely

Anti-Corruption and Anti-Bribery
Policy

●   Strict prohibition against all forms of bribery and kickbacks

●   Strict prohibition against the participation in, or facilitation of, corrupt activities of any kind

●   Such prohibitions apply to all third parties such as our suppliers, agents, contractors, consultants, and distributors

Labor and Human Rights Policy

●  Prohibition against the use of forced labor of any kind

●  Prohibition against the use of child labor and young workers

●  Commitment to diversity, equality of opportunity and non-discrimination

●  Prohibition against harsh or inhumane treatment of workers, including sexual harassment

●  Commitment to providing a fair and living wage and legally mandated benefits

●  Recognition of the right of freedom of association and collective bargaining

Supplier and Vendor Code of
Conduct

●  Contractual obligation on our supply chain to comply with the Responsible Business Alliance Code of Conduct

●  Requires our suppliers to uphold the highest standards of human rights, as detailed in our Labor and Human Rights Policy

●  Requires our suppliers to adhere to the highest standards of ethics

●  Requires our suppliers to implement and maintain management systems to conform to this Supplier and Vendor Code of Conduct

Conflict Minerals and Cobalt Sourcing Policy

●   No direct sourcing of conflict minerals or cobalt

●   Requires our suppliers to have in place conflict minerals and cobalt sourcing policies

●   Requires our suppliers to comply with the Responsible Business Alliance Code of Conduct and the Responsible Minerals Initiative

SYNAPTICS INCORPORATED	PROXY STATEMENT	39

BOARD COMMITTEES

Our Board has four standing committees: (i) the Audit Committee, (ii) the Compensation Committee, (iii) the Nominations and Corporate Governance Committee and (iv) the Executive Committee. All members of the Audit Committee, Compensation Committee, Nominations Committee and Executive Committee are Independent Directors. Our Committees each operate under a written charter adopted by our Board, which is available in the Investor Relations — Corporate Governance — Overview section of our website at http://www.synaptics.com.

Director Name	Independent	Audit	Compensation	Nominations	Executive

Nelson Chan «	Yes	●		●	C

Kiva Allgood	Yes		●	●

Jeffrey Buchanan	Yes	F C		●	●

Keith Geeslin	Yes		C		●

Susan Hardman	Yes		●

Michael Hurlston	No

Patricia Kummrow	Yes

James Whims	Yes	●		C	●

« Chair of the Board                        ● Committee Member                C Committee Chair                F Financial Expert

Audit Committee

Meetings Held in Fiscal 2021: 5

Primary Responsibilities: The primary responsibilities of the Audit Committee include:

●	Overseeing our accounting and financial reporting processes and the audits of our financial statements.

●	Assisting the Board in fulfilling its oversight responsibilities regarding:

o	the integrity of our financial statements;

o	our compliance with legal and regulatory matters;

o	the independent auditor’s qualifications and independence; and

o	the performance of our independent auditor;

●	Assisting the Board in fulfilling its oversight responsibilities regarding cybersecurity risk, which it discusses at least semi-annually;

●	Preparing the Audit Committee report that SEC rules require to be included in our annual proxy statement;

●	Selecting the independent auditor to conduct the annual audit of our financial statements and reviewing the proposed scope of such audit;

●	Reviewing our accounting and financial controls with the independent auditor and our financial accounting staff; and

●	Reviewing and approving any related party transactions between us and our directors, executive officers, and their affiliates.

Independence: Our Board has determined that each member of the Audit Committee satisfies the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(1)(i) under the Exchange Act and Nasdaq listing standards. In addition, each member of the Audit Committee is financially literate, and Mr. Buchanan has been designated as an “audit committee financial expert” as that term is defined by the SEC.

SYNAPTICS INCORPORATED	PROXY STATEMENT	40

Compensation Committee

Meetings Held in Fiscal 2021: 6

Primary Responsibilities: The primary responsibilities of the Compensation Committee include:

●	Determining, or recommending to our Board for determination, the compensation of our Chief Executive Officer and our other executive officers;

●	Discharging the responsibilities of our Board relating to our compensation programs;

●	Preparing the Compensation Committee report that SEC rules require to be included in our annual proxy statement and our Annual Report on Form 10-K;

●	Establishing and reviewing our overall compensation philosophy;

●

Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers, evaluating the performance of our Chief Executive Officer and our other executive officers in light of those goals and objectives, and determining and approving our Chief Executive Officer and our other executive officers compensation level based on such evaluation;

●	Reviewing and recommending to the Board the compensation of our directors; and

●

Reviewing and making recommendations to the full Board with respect to, or approving, our incentive compensation plans and equity-based plans, including reviewing and overseeing the activities of the individuals responsible for administering those plans.

In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee.

In accordance with the Compensation Committee’s charter, the Compensation Committee may retain independent compensation advisors and other management consultants. In fiscal 2021, the Compensation Committee retained Compensia, Inc. (“Compensia”) to assist in reviewing our executive compensation program and analyzing the competitive market for executive talent. As discussed under “Compensation Discussion and Analysis — How We Make Compensation Decisions” below, the Compensation Committee has assessed the independence of Compensia and has concluded that its engagement of Compensia does not raise any conflict of interest. The services provided by Compensia in fiscal 2021 are also discussed in that section.

At the request of the Compensation Committee, our Chief Executive Officer aids the Compensation Committee in reviewing and analyzing the performance of, and our goals and objectives for, our other executive officers, including our other named executive officers. These services are discussed under “Compensation Discussion and Analysis — How We Make Compensation Decisions — Role of the CEO” below.

Independence: Our Board has determined that each member of the Compensation Committee satisfies the additional independence requirements specific to compensation committee membership under Nasdaq listing standards. In making this determination, the Board considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee.

SYNAPTICS INCORPORATED	PROXY STATEMENT	41

Nominations and Corporate Governance Committee

Meetings Held in Fiscal 2021: 4

Primary Responsibilities: The primary responsibilities of the Nominations Committee include:

●	Selecting, or recommending to our Board for selection, individuals to stand for election as directors at the annual meeting of stockholders or, if applicable, a special meeting of stockholders;

●	Identifying individuals believed to be qualified candidates to serve on the Board;

●	Overseeing the selection and composition of the committees of our Board and, as applicable, overseeing the management succession planning process;

●	Overseeing and approving the management continuity planning processes and reviewing and evaluating the succession plans relating to the Chief Executive Officer and other executive officer positions;

●	Overseeing the evaluation, at least annually, of the Board and its committees; and

●

Overseeing our corporate social responsibility and sustainability initiatives, including policies and operational controls for environmental, health and safety, and social risks, which it discusses at least annually.

Independence: Our Board has determined that each member of the Nominations Committee is independent under Nasdaq listing standards.

Executive Committee

Meetings Held in Fiscal 2021: None

Primary Responsibilities: The primary responsibility of the Executive Committee is exercising from time to time, and to the fullest extent permitted by law, all powers of the Board in the management of our business and affairs.

Independence: Our Board has determined that each member of the Executive Committee is independent under Nasdaq listing standards.

SYNAPTICS INCORPORATED	PROXY STATEMENT	42

DIRECTOR SELECTION, EVALUATION AND COMMUNICATIONS

Qualifications of Director Nominees

The Nominations Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics required for new Board members as well as the composition of the Board as a whole. This assessment may include, among other things, the following:

•	Diversity, age, background, skills, and experience;

•	Personal qualities and characteristics, accomplishments, and reputation in the business community;

•	Knowledge and contacts in the communities in which the Company conducts business and in the Company’s business industry or other industries relevant to the Company’s business;

•	Ability and willingness to devote sufficient time to serve on the Board and committees of the Board;

•	Knowledge and expertise in various activities deemed appropriate by the Board, such as marketing, production, distribution, technology, accounting, finance, and law; and

•	Fit of the individual’s skills, experience, and personality with those of other directors in maintaining an effective, collegial, and responsive Board.

In making its selection of director candidates, the Nominations Committee bears in mind that the foremost responsibility of a director is to represent the interests of our stockholders as a whole. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning.

In addition, we seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board. We believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The assessment of directors is made in the context of the perceived needs of our Board from time to time.

Process for Identifying Nominees for Director; Stockholder-Recommended Director Candidates

At any appropriate time prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board, the Nominations Committee will assess the qualifications and effectiveness of the current Board members and, to the extent there is a need, will seek other individuals qualified and available to serve as potential Board members. The Nominations Committee will review each potential candidate’s qualifications in light of the criteria described above under “Qualifications of Director Nominees” and any additional criteria (such as experience, qualifications, attributes and skills) desired for directors and director candidates as may be determined from time to time by the Board. In reviewing each potential candidate, the Nominations Committee also considers the results of the annual Board evaluations for purposes of assessing the suitability of each Board member for continued service on the Board. See “Annual Board Evaluations” below for additional information regarding the annual Board evaluation process. The Nominations Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee.

The Nominations Committee will also consider persons recommended by stockholders for inclusion as nominees for election to our Board if the information as required by our Bylaws is submitted in writing in a timely manner and addressed and delivered to our Corporate Secretary at our principal executive offices set forth in this Proxy Statement. In addition to persons recommended by stockholders for inclusion as nominees for election to our Board, the Nominations Committee may also identify director candidates that come to its attention through incumbent directors, management or third parties, and may, if it deems appropriate under the circumstances, engage a third-party search firm to assist in identifying qualified candidates. The Nominations Committee evaluates nominees for director in the same manner, regardless of whether the nominee is recommended by a stockholder or other person or entity. The Nominations Committee may from time to time engage third-party search firms to assist in identifying potential nominees to our Board.

SYNAPTICS INCORPORATED	PROXY STATEMENT	43

Annual Board Evaluations

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominations Committee receives comments from all directors and report annually to the Board with an assessment of the Board’s performance. This assessment is discussed with the full Board following the end of each fiscal year. The assessments focus on the effectiveness and composition of the Board and each Board committee, the Board’s interaction with Company management, the Board’s standards of conduct, and the performance of each individual director. In fiscal 2021, the self-evaluations revealed that Board members desired further improvements in communication with Company management and felt that the Board composition would benefit from additional directors with technical expertise. The Board has taken steps to address both areas of feedback, including increasing outreach to management and appointing Ms. Kummrow to bolster the Board’s technical expertise.

Communications with the Board

Interested parties may communicate with our Board or specific members of our Board, including our Independent Directors and the members of the various committees of our Board, by submitting a letter addressed to the Board of Synaptics Incorporated, c/o any specified individual director or directors at our executive offices: 1251 McKay Drive, San Jose, California 95131-1709. Any such letters will be forwarded to the indicated directors.

All communications will be received, processed and then forwarded to the appropriate member(s) of our Board, except that, certain items unrelated to the Board’s duties and responsibilities, such as spam, junk mail, mass mailings, solicitations, resumes and employment inquiries and similar items will not be forwarded. Board members receiving communications will respond as such directors deem appropriate, including the possibility of referring the matter to management of our Company, to the full Board or to an appropriate committee of the Board.

SYNAPTICS INCORPORATED	PROXY STATEMENT	44

DIRECTOR COMPENSATION

For their service on the Board, our non-employee directors receive cash compensation and an annual equity award. Our executive officers who also serve as directors are not paid any additional compensation for their service as a director.

The Board may change the terms of our non-employee director compensation program from time to time. In fiscal 2021, the Board increased its annual equity compensation from $175,000 to $200,000.

CASH COMPENSATION

Under our non-employee director compensation program in effect for fiscal 2021, each non-employee director received an annual cash retainer of $60,000. The non-executive Chair of our Board received an additional annual cash retainer of $70,000, and a further monthly payment of $25,000 as compensation for service as Chair of the Board. We also pay our non-employee directors an additional annual retainer for committee service, in cash or shares of our common stock at the director’s election, as follows:

	Committee Chair	Committee Member

Audit Committee	$25,000	$10,000

Compensation Committee	$20,000	$7,500

Nominations and Corporate Governance Committee	$10,000	$5,000

Annual retainers for service on our Board and committees are paid in quarterly installments in advance.

Non-employee directors are reimbursed for reasonable expenses incurred to attend director and committee meetings and incident to their service as a director.

EQUITY COMPENSATION

Under our non-employee director compensation program in effect for fiscal 2021, each non-employee director may receive their annual cash retainer in cash or vested shares of our common stock at the director’s election. For directors electing to receive shares of our common stock in lieu of a cash retainer, the number of shares issued is determined by taking the cash retainer amount otherwise due to such director and converting it to a number of shares using the closing price of our common stock on Nasdaq on the date the shares are to be delivered to that director. In addition, non-employee directors also receive an annual grant of RSUs with a total grant value of approximately $200,000 in connection with our annual meeting of stockholders. The total grant value for the award granted in fiscal 2021 was converted to a number of RSUs using the average closing price of our common stock on Nasdaq for the month ended October 26, 2020 and differs from the accounting value which is based on the grant date fair value determined in accordance with ASC Topic 718. The annual grant of RSUs vests in four quarterly installments through the first anniversary of the grant date (or, for a non-employee director not standing for re-election, immediately prior to the Company’s next annual meeting of stockholders). Subject to our Board’s discretion, a non-employee director appointed to our Board at any time other than in connection with an annual meeting may receive a pro-rated grant of RSUs valued on the same basis as the latest annual non-employee director grants that vests on the same schedule as the grants made to non-employee directors at the most recent annual meeting.

DIRECTOR COMPENSATION LIMITS

Per the terms of our 2019 Incentive Plan, our non-employee directors are not eligible to receive, individually, compensation exceeding an aggregate maximum value of $750,000 in any fiscal year, including both cash and equity awards. The value of equity awards is based on the grant date fair value of the awards, as such grant date fair value is determined for our financial reporting purposes.

STOCK OWNERSHIP GUIDELINES

We maintain stock ownership guidelines for our non-employee directors. Under these guidelines, each non-employee director is to own or to acquire, within five years of first becoming a director, shares of our common stock having a market value at least equal to five times the director’s annual retainer. As of June 26, 2021, all of our non-employee directors met the ownership requirement or were within the five-year period since first becoming a director to acquire the applicable level of ownership. We believe that these guidelines promote the alignment of the long-term interests of the members of our Board with our stockholders.

SYNAPTICS INCORPORATED	PROXY STATEMENT	45

DIRECTOR COMPENSATION TABLE — FISCAL 2021

The following table sets forth summary information regarding compensation for each of our non-employee directors for fiscal 2021. The compensation paid to Mr. Hurlston is presented in our executive compensation disclosure below. Mr. Hurlston is not entitled to receive additional compensation for his service as a director.

Name	Fees Earned or Paid in cash (1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Nelson Chan	$145,000	$185,814	-	-	-	-	$330,814
Kiva Allgood	$73,625	$185,814	-	-	-	-	$259,439
Jeffrey Buchanan	$90,000	$185,814	-	-	-	-	$275,814
Keith Geeslin	$80,000	$185,814	-	-	-	-	$265,814
Susan Hardman	$68,625	$185,814	-	-	-	-	$254,439
Richard Sanquini(3)	$22,437(4)	-	-	-	-	-	$22,437
James Whims	$80,000	$185,814	-	-	-	-	$265,814

(1)

The Board appointed members to each of our Board committees in October 2020. The amounts reported in column (b) of the table above reflect pro rata payments to certain directors based on the number of quarters each director served on the board or on the committee to which they were appointed.

(2)

Each non-employee director was awarded 2,467 RSUs on November 2, 2020. The amounts reported in column (c) of the table above reflect the aggregate grant date fair value of the RSUs awarded to the non-employee directors during fiscal 2021 computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The grant date fair value is based on the closing price of our common stock on Nasdaq on the grant date.

(3)	Mr. Sanquini retired as a director of the Company effective October 27, 2020.
(4)

This amount represents the prorated value of Mr. Sanquini’s annual retainer for Board and committee services which Mr. Sanquini elected to receive in shares of our common stock. The number of shares of our common stock granted to Mr. Sanquini for the period from June 28, 2020 to October 27, 2020 was determined by taking the cash retainer amount that was otherwise due to Mr. Sanquini and converting it to a number of shares using the closing price of our common stock on Nasdaq on the each of the dates that the shares were delivered.

The aggregate number of unvested RSUs outstanding as of June 26, 2021, held by each of our non-employee directors then in office are as set forth below. None of our non-employee directors held any outstanding stock options as of that date.

Director	Unvested Stock Awards

Nelson Chan	1,233

Kiva Allgood	1,233

Jeffrey Buchanan	1,233

Keith Geeslin	1,233

Susan Hardman	1,233

James Whims	1,233

SYNAPTICS INCORPORATED	PROXY STATEMENT	46

AUDIT AND NON-AUDIT FEES

KPMG has served as the Company’s independent auditor since 2003. In August 2021, the Audit Committee re-appointed KPMG as our independent auditor for the year ending June 25, 2022. The Audit Committee of the Board has determined that KPMG is independent with regard to the Company within the meaning of the Exchange Act and the applicable published rules and regulations thereunder and by the Public Company Accounting Oversight Board (the “PCAOB”).

AUDIT COMMITTEE PRE-APPROVAL POLICIES

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise required by law or applicable SEC regulations, any pre-approval shall be effective until the respective service is complete to the satisfaction of the Audit Committee under the terms of the engagement with the independent auditor or until such date as the Audit Committee designates. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee or any one or more other members of the Audit Committee, provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditor.

Our Audit Committee requires that our independent auditor, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must provide information to the Audit Committee about each service to be provided, and the details of such service.

All of the services provided by KPMG in fiscal 2021 and fiscal 2020 described below under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were approved by our Audit Committee pursuant to the foregoing pre-approval policies.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees billed to the Company by KPMG for professional services rendered in fiscal years 2021 and 2020 are as follows:

Fees	2021	2020
Audit Fees	$2,494,500	$2,254,600
Audit-Related Fees	—	—
Tax Fees(1)	$1,262,773	$941,166
All Other Fees	—	—
Total Fees	$3,757,273	$3,195,766

(1)

Includes fees for professional services rendered by KPMG with respect to tax preparation and compliance, and tax due diligence for acquisition and tax consultation. The fees for tax consultation services were $987,303 and $700,460 for fiscal 2021 and 2020, respectively.

SYNAPTICS INCORPORATED	PROXY STATEMENT	47

AUDIT COMMITTEE REPORT

Our Board has appointed an Audit Committee consisting of three directors. The current members of the Audit Committee are Nelson Chan, Jeffrey Buchanan and James Whims. Each of the Audit Committee members is “independent” of our company and management, as that term is defined under applicable Nasdaq listing standards and SEC rules.

The primary responsibility of the committee is to assist our Board in fulfilling its responsibility to oversee management’s conduct of our Company’s financial reporting process, including overseeing the financial reports and other financial information provided by our Company to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our Company’s systems of internal accounting and financial controls; and the annual independent audit of our Company’s financial statements.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with GAAP.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditor. The Audit Committee discussed with the independent auditor the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee received from the independent auditor written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with the independent auditor the firm’s independence from management and our Company, including the matters covered by the written disclosures and letter provided by the independent auditor, and considered the compatibility of non-audit services with KPMG’s independence.

The Audit Committee discussed with the independent auditor the overall scope and plans for its audits. The Audit Committee met with the independent auditor, with and without management present, to discuss the results of its audit, its consideration of our Company’s internal controls, and the overall quality of the financial reporting. The Audit Committee held 5 meetings with management of our Company, all of which were attended by our independent auditor, with respect to our Company’s financial statements and audit or quarterly review procedures.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board, and our Board approved that the audited financial statements be included in our Company’s Annual Report on Form 10-K for the fiscal year ended June 26, 2021 for filing with the SEC. The Committee also has appointed KPMG as our Company’s independent auditor.

This report has been furnished by the Audit Committee of the Board.

Audit Committee

Jeffrey Buchanan, Chair

Nelson Chan

James Whims

The foregoing report of the Audit Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

SYNAPTICS INCORPORATED	PROXY STATEMENT	48

COMPENSATION DISCUSSION

AND ANALYSIS

This Compensation Discussion and Analysis provides information with respect to the following persons who, pursuant to SEC rules, constitute our named executive officers (“NEOs”) for fiscal 2021:

◾	Michael Hurlston, our President and Chief Executive Officer (our “CEO”);

◾	Dean Butler, our Senior Vice President and Chief Financial Officer (our “CFO”);

◾	Saleel Awsare, our Senior Vice President and General Manager, PC and Peripherals Division;

◾	Phillip Kumin,[1] our former Senior Vice President of Worldwide Sales; and

◾	John McFarland, our Senior Vice President, General Counsel and Secretary.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide. In addition, we explain how and why the Compensation Committee arrived at the specific compensation policies and decisions involving our executive officers, including our NEOs, during fiscal 2021.

EXECUTIVE SUMMARY

Fiscal 2021 Business Highlights

Fiscal 2021 was one of the most financially rewarding periods of the Company’s 35-year history with several record setting milestones having been reached. First, the early results are beginning to show as the company successfully pivots its core strategy to focus more heavily on the growing opportunities within the Internet of Things (IoT) market, expanding our sales mix from 21% IoT in fiscal 2019 to exiting the fourth quarter of fiscal 2021 at 50% of sales from IoT products. This remarkable acceleration of revenue growth within IoT has allowed the company to become a more diversified and stable generator of profits and will enable us to fund future technology developments. As a result of our renewed strategy, the Company has transformed itself into one which delivers high value semiconductor products to its customers, which can be seen through record high gross margins, and a company which is highly profitable and able to self-fund technology development, as demonstrated through record high operating margins. In addition, as a result of our disciplined approach to managing operating expenses, we have achieved record setting cash flow from operations during the year. These combined efforts have delivered significant value to our stockholders, as our stock price has nearly tripled since the end of fiscal 2020, has increased five-fold since the end of fiscal 2019, and has significantly outperformed both the S&P 500 and the Philadelphia Semiconductor Index over these time periods.

During fiscal 2021, our leadership team led the Company to the following notable achievements:

◾	GAAP earnings per share of $2.08 and record high non-GAAP earnings per share of $8.26;

◾	annual GAAP gross margins of 45.6% and record annual non-GAAP gross margins of 53.6%;

◾	record GAAP and non-GAAP fourth quarter gross margins of 52.1% and 57.5%, respectively;

◾	record cash flow from operations of $319.2 million;

◾	a fiscal 2021 year-end stock price of $147.58, which was 162% higher than as compared to our prior fiscal year-end; and

◾	revenue of $1,339.6 million for our fiscal year ended June 26, 2021

1 Mr. Kumin served as our Senior Vice President of Worldwide Sales until his voluntary resignation from that position on June 4, 2021, effective August 31, 2021.

SYNAPTICS INCORPORATED	PROXY STATEMENT	49

We view our executive compensation program as an important part of our success, as our annual performance-based cash bonus plan, coupled with our long-term incentive plans, provide us with effective tools for incentivizing our senior executive team, and rewarding them for their accomplishments. We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers and that it helps provide us with a solid foundation for the future as we continue to motivate our executives to grow and expand our business on behalf of our stockholders.

Fiscal 2021 Executive Compensation Highlights

Our executive compensation program is designed to promote a long-term focus, thereby aligning the interests of our NEOs with the interests of our stockholders. For this reason, the compensation of our NEOs is largely variable in nature. at-risk, and subject to Company performance measured against specific financial objectives that are key for driving our success. Accordingly, our NEOs are incentivized to drive our business forward and return long-term value to our stockholders.

Target Total Direct Compensation – Pay Mix

The target total direct compensation of our CEO and of our other continuing NEOs includes a significant portion of equity incentives that are based on our financial performance and/or stock price growth.

Pay Mix for Fiscal 2021

CEO - Michael Hurlston

All other continuing NEOs

SYNAPTICS INCORPORATED	PROXY STATEMENT	50

Our Compensation Program Emphasizes Performance-Based and At-Risk Pay

Approximately 94% of our Chief Executive Officer’s target total direct compensation and approximately 87% of our other continuing NEOs’ target total direct compensation for fiscal 2021 was not guaranteed but rather was tied directly to the performance of the Company and the Company’s stock price.

Short-Term Incentive Compensation

Historically, we have used annual performance-based cash bonuses to incentivize and reward the achievement of our annual financial and operational objectives as set forth in our annual operating plan. For fiscal 2021, the Compensation Committee based cash bonuses on the achievement of objective financial performance metrics as reflected in our annual operating plan. The metrics under our fiscal 2021 annual performance-based cash bonus plan were as follows:

◾	Revenue

◾	Non-GAAP gross margin percentage

◾	Non-GAAP operating profit

◾	Anticipated Operating Profits (“AOP”) scaling factor (modifier)

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. We use these awards to incentivize and reward our NEOs for performance that leads to long-term success and stockholder value creation, and to promote retention of critical executives to remain with us in an environment where competition for talent is fierce. In fiscal 2021, we used three equity award vehicles – MSU awards, PSU awards, and RSU awards – to provide long-term incentive compensation opportunities to our NEOs as part of our annual equity program. These three vehicles were equally weighted under the program (based on the number of shares subject to each type of award).

2021 Long-Term Incentive Mix and Metrics

All NEOs

SYNAPTICS INCORPORATED	PROXY STATEMENT	51

MSU Metrics (CEO and NEOs)

•   Relative TSR

•   Compared to the peer companies in the Russell 2000 Index

•   Measured over one-, two-, and three-year performance periods

•   Target shares allocated equally over three performance periods

•   The one- and two-year payouts are subject to cap of 200% (maximum number of shares earned overall is 200% of target)

•   Payouts for the one- and two-year performance periods will be trued up at the end of the full three-year performance period based on overachievement during the cumulative three-year performance period

•   Starting measurement period is 90-day period ending June 30, 2020 and ending measurement periods will be 90-day periods ending June 30, 2021, June 30, 2022, and June 30, 2023 for the three performance periods

•   Payout for each performance period requires continued employment through the end of that period

PSU Metrics (CEO and NEOs)

•   Design win revenue (33%), non-GAAP gross margin percentage (33%), and non-GAAP operating expense dollars (33%)

•   One-year performance period (fiscal 2021)

•   Earned shares vest in three equal tranches on the first three anniversaries of award grant date, subject to continued employment through the applicable vesting date

•   Maximum number of shares earned overall is 200% of target

•   Targets may be adjusted by the Compensation Committee for merger and acquisition activity

RSU Metrics (CEO and NEOs)

•   Time-based and vest in three equal tranches on the first three anniversaries of award grant date, subject to continued employment through the applicable vesting date

•   For new executives, initial RSU awards vest in four equal tranches on the first four anniversaries of award grant date, subject to continued employment through the applicable vesting date

Stockholder Engagement and Fiscal 2020 Say-on-Pay Vote

At our 2020 annual meeting of stockholders, approximately 71% of the votes cast on our Say-on-Pay proposal were voted in favor of the fiscal 2020 compensation of our NEOs. During the lead-up to the 2020 annual meeting of stockholders, members of our senior management contacted many of our largest institutional stockholders representing approximately 75% of our outstanding shares of common stock to solicit feedback on such topics as our compensation practices, proxy disclosure, and corporate governance policies, and to listen to any stockholder concerns. This feedback was discussed with our management and shared with our full Board and the Compensation Committee.

Our Board recognizes that there is always room for improvement. We are dedicated to increased transparency in our Compensation Discussion and Analysis and continued proactive stockholder engagement in the future. The Compensation Committee will continue to consider our stockholders’ views when making future decisions regarding our pay practices, proxy disclosure, and corporate governance policies.

Fiscal 2021 Key Compensation Decisions

•

Annual Performance-Based Cash Bonus Plan Payments Reflected Fiscal 2021 Company Performance. Based upon our achievement of a funding score of 140% under our annual performance-based cash bonus plan for fiscal 2021, our NEOs (other than our CEO) received bonus payments in amounts ranging from $350,438 to $420,000, with a bonus payment for our CEO in the amount of $1,274,000 (representing 140% of each of their fiscal 2021 target annual cash bonus opportunities, except Mr. Awsare, as discussed under “Fiscal 2021 Bonus Decisions,” below).

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•

Named Executive Officer Equity Awards. As part of our annual equity program, we granted a combination of MSU awards, PSU awards, and RSU awards to our NEOs on August 17, 2020, subject to our TSR performance over a multi-year period in the case of the MSU awards, our design win revenue, non-GAAP gross margin percentage, and non-GAAP operating expense dollar performance over a one-year performance period and a multi-year time-based vesting requirement in the case of the PSU awards, and a time-based vesting requirement in the case of the RSU awards.

HOW WE MAKE COMPENSATION DECISIONS

Role of the Compensation Committee	Role of our CEO	Role of the Compensation Consultant

• Discharges the responsibilities of our Board relating to the compensation of our executive officers, including our NEOs.

• Periodically reviews and makes recommendations to our Board regarding the compensation of the non-employee members of our Board.

• Oversees our compensation and benefits policies generally.

• Oversees and evaluates the compensation plans, policies, and practices applicable to our executive officers.

• Reviews and approves the performance criteria and targets for our short-term and long-term incentive compensation programs.

• Administers our equity compensation plans.

• Evaluates the performance of our CEO for the fiscal year and determines our CEO’s compensation in light of our goals and objectives for that year.

• Considers our CEO’s recommendations in determining the compensation of our other executive officers.

• Attends the meetings of the Compensation Committee to review and discuss the corporate and individual goals and objectives that he regards as important to our overall success and other related matters.

• Assesses the performance of, and our goals and objectives for, our other executive officers, including our other NEOs.

• Makes recommendations for each element of the compensation for our other executive officers, including our other NEOs, based on his evaluation of their performance.

• Conducts an analysis of the compensation practices of the companies in the compensation peer group and determines our compensation positioning relative to the compensation peer group.

• Develops market-based guidelines for the structure of our executive compensation program and reviews the overall compensation packages of our executive officers.

• Conducts a review of the overall compensation program for our Board.

• Reviews market practices in performance share plan design.

• Provides the Compensation Committee with information regarding executive compensation trends generally, as well as industry specific compensation trends.

• Answers questions that may be posed by the Compensation Committee regarding compensation issues.

Compensation Consultant

During fiscal 2021, the Compensation Committee engaged Compensia, a national compensation consulting firm, to serve as its compensation consultant to assist it in connection with its review of our fiscal 2021 executive compensation program and its analysis of the competitive market for executive talent. The Compensation Committee assessed the independence of Compensia pursuant to the six independence factors set forth in the SEC rules and Nasdaq listing standards and has concluded that Compensia is independent, and that its work for the Compensation Committee does not raise any conflict of interest. Compensia did not provide any additional services or products to us during fiscal 2021 beyond the services provided to the Compensation Committee.

Compensation Peer Group and Market Review

In determining the compensation of our executive officers, including our NEOs, the Compensation Committee considers data gathered from a self-constructed group of peer companies, and published survey data for technology companies. During January 2020,

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after consultation with Compensia, the Compensation Committee developed and approved a compensation peer group for use in its executive compensation decisions for fiscal 2021 based on the following selection criteria:

The companies included in the compensation peer group approved by the Compensation Committee for fiscal 2021 were as follows:

Fiscal 2021 Compensation Peer Group
Ambarella, Inc.	Inphi*	Mellanox Technologies*
Cirrus Logic Inc.	Knowles	ON Semiconductor Corporation
Cree, Inc.	M/A-Com Technology Solutions	Qorvo, Inc.
Cypress Semiconductor	Marvel Technology Group	Semtech Corporation
Diodes	Maxim Integrated Products, Inc.	Silicon Laboratories Inc.

* Included in the compensation peer group for fiscal 2021 but has since been acquired.

The Compensation Committee used data gathered by Compensia from the public filings of the companies in our compensation peer group, as well as data from a custom peer data cut drawn from the Radford Global Technology Survey database for purposes of providing additional perspective in the case of executive positions where the compensation peer group offered a limited number of relevant data points. In reviewing survey data, the Compensation Committee does not focus on any particular company in the survey (other than the peer companies listed above). In general, the Compensation Committee uses the data provided by Compensia as background information for its compensation decisions and does not “benchmark” aggregate compensation at any particular level relative to the peer companies. Except as otherwise noted in this Compensation Discussion and Analysis, decisions by the Compensation Committee are qualitative and the result of the Compensation Committee’s business judgment, which is informed by the experience of the members of the Compensation Committee as well as input from our CEO and Compensia.

GOVERNANCE AND PAY POLICIES AND PRACTICES

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. Below is a summary of what we believe to be best practices that we have implemented and practices that we avoid because we believe they are not in the best interests of the Company or our stockholders.

What We Do	What We Don’t Do

✓ Maintain an independent compensation committee	X No executive retirement plans

✓ Engage an independent compensation consultant to support the Compensation Committee	X No excessive perquisites

✓ Conduct an annual executive compensation review	X No tax reimbursements on perquisites

✓ Use a “pay-for-performance” compensation philosophy	X No hedging of our equity securities

✓ Use multiple financial metrics under our annual bonus plan	X No guaranteed bonuses

✓ Use performance-based MSUs and PSUs in our long-term incentive compensation program	X No special health or welfare benefit programs for our executive officers

✓ Maintain stock ownership guidelines for our NEOs	X No post-employment excise tax “gross-up” payment or other reimbursement

✓ Maintain a compensation recovery (“clawback”) policy for misconduct in the event of a financial restatement	X No stock option repricing (without stockholder approval)

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What We Do	What We Don’t Do
✓ Conduct an annual stockholder advisory vote on NEO compensation
✓ Evaluate succession planning on a regular basis

✓ Require “double-trigger” change of control provisions
✓ Impose caps on maximum incentive award payouts

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

◾

Align executive compensation with the Company’s corporate strategies, business objectives, and the creation of long-term value for our stockholders without encouraging unnecessary or excessive risk-taking;

◾

Provide an incentive to achieve key strategic and financial performance measures by linking short-term incentive award opportunities and a substantial portion of long-term incentive award opportunities to the achievement of corporate and operational performance objectives in these areas;

◾	Offer total compensation opportunities to our executive officers that are competitive and fair;

◾

Align the interests of our executive officers with those of our stockholders by linking our executive officers’ long-term incentive compensation opportunities to stockholder value and their cash incentives to our annual performance; and

◾	Provide compensation and benefit levels that will attract, motivate, reward, and retain a highly-talented team of executive officers within the context of responsible cost management.

FISCAL 2021 NAMED EXECUTIVE OFFICER COMPENSATION

Our executive compensation program has five principal elements:

Base Salary

We use base salaries to compensate our NEOs for performing their day-to-day duties and responsibilities. In determining base salary, the Compensation Committee exercises its judgment and primarily considers each individual’s performance, experience level, role and responsibilities during the year, the competitive market for the position as reflected by peer group and relevant survey data, and the recommendations of our CEO (except with respect to his own base salary). Consistent with our compensation philosophy, the Compensation Committee sets base salaries that are at or below the market median to reinforce our desire that our annual performance-based cash bonuses and long-term incentive compensation represent the majority of our executive officers’ target total direct compensation each year. For purposes of ascertaining the competitive market, the Compensation Committee reviews compensation data compiled from our compensation peer group as well as from a custom peer data cut drawn from the Radford Global Technology Survey database.

For fiscal 2021, the Compensation Committee determined not to adjust the base salary of any of our NEOs. The annual base salaries of our NEOs for fiscal 2020 and 2021 were as follows:

Named Executive Officer	Fiscal 2020 Base Salary	Fiscal 2021 Base Salary	Percentage Change
Mr. Hurlston	$700,000	$700,000	—
Mr. Butler	$400,000	$400,000	—
Mr. Awsare	$350,000	$350,000	—
Mr. Kumin	$375,000	$375,000	—
Mr. McFarland	$390,000	$390,000	—

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Annual Performance-Based Cash Bonuses

We use annual performance-based cash bonuses to motivate our NEOs to achieve our annual financial objectives as set forth in our annual operating plan, while making progress towards and supporting our longer-term strategic and growth goals. For fiscal 2021, the design of our annual performance-based cash bonus plan (the “Fiscal 2021 Cash Bonus Plan”) linked the funding of the annual bonus pool entirely to the achievement of objective financial performance measures as selected by our Board and reflected in our annual operating plan. The annual target cash bonus pool is established by the Compensation Committee based on the aggregate target annual cash bonus opportunities for all of our employees, including our executive officers.

At the beginning of each fiscal year, our Board approves our annual operating plan, which forms the basis for the corporate performance measures for our annual performance-based cash bonuses. Further, the Compensation Committee reviews and sets the framework for the annual performance-based cash bonuses for the fiscal year, including confirming the plan participants, establishing a target annual cash bonus opportunity for each participating executive officer, and selecting the corporate performance measures and related target levels for the fiscal year.

The earned cash incentive amount is paid after the end of the fiscal year.

Target Annual Cash Bonus Opportunities

As in prior years, the Compensation Committee determined that the target annual cash bonus opportunities for each of our NEOs for fiscal 2021 should be based on a percentage of such NEO’s base salary. In setting these target annual cash bonus opportunities, the Compensation Committee exercised its judgment and primarily considered our overall financial and operational results for the prior fiscal year, each individual’s performance, experience level, role and responsibilities during the year, the competitive market for the position as reflected by peer group and relevant survey data, and the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity).

For fiscal 2021, the Compensation Committee determined not to adjust the target annual cash bonus opportunities of any of our NEOs. Mr. Hurlston’s fiscal 2021 target annual cash bonus opportunity was 130% of his annual base salary, and each of our other NEOs had a fiscal 2021 target annual cash bonus opportunity of 75% of their annual base salaries.

The following formula was used to calculate the actual annual cash bonus payments for participants in the Fiscal 2021 Cash Bonus Plan:

Corporate Performance Metrics

For purposes of the Fiscal 2021 Cash Bonus Plan, the Compensation Committee used multiple objective financial performance metrics as reflected in our annual operating plan rather than a single financial metric. For fiscal 2021, the Compensation Committee selected three equally weighted corporate financial metrics as the performance measures for the Fiscal 2021 Cash Bonus Plan – revenue, non-GAAP gross margin percentage, and non-GAAP operating profit. The Compensation Committee believed these performance metrics were appropriate because, in its view, they represent key elements necessary to drive the successful execution of our fiscal 2021 annual operating plan. In addition, they provided a strong emphasis on growth while managing expenses, which the Compensation Committee believed would most directly influence the creation of sustainable long-term stockholder value.

Our Board set our annual operating plan at the start of fiscal 2021 consistent with a “bottoms-up” review of the then-internal financial forecast for the Company. Consistent with past practices the financial performance metrics were set at the close of the prior fiscal year. Given the onset of the COVID-19 pandemic in early calendar year 2020, the management team and Board reviewed various scenarios on the likely impact this external event was to have on the company and chose to adopt an annual operating plan that incorporated pandemic risks but would also yield beneficial results for stockholders. Although our CEO and management team energized and drove the Company to exceed these expectations, our Board viewed the Fiscal 2021 Cash Bonus Plan financial performance metrics as realistic and difficult to achieve at the time they were set.

For purposes of the Fiscal 2021 Cash Bonus Plan:

◾

“non-GAAP gross margin percentage” was calculated as GAAP gross margin, excluding acquisition costs, retention program costs, share-based compensation, and the impact of the loss (recovery) on supply commitment; and

◾

“non-GAAP operating profit” was calculated as GAAP operating profit excluding share-based compensation, acquisition/divestiture-related costs, retention program costs, restructuring costs, gain on sale of audio technology assets and prepaid development costs, and the impact of the loss (recovery) on supply commitment.

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The Compensation Committee established target achievement levels for each of these performance metrics for fiscal 2021 as follows:

Corporate Performance Metric	Weighting	Target Achievement Level
Revenue	33.3%	$1,105 million
Non-GAAP gross margin percentage	33.3%	49.9%
Non-GAAP operating profit	33.3%	$194 million

The actual achievement level for each corporate performance metric is based on the percentage by which we exceed or fail to achieve the target achievement level for that metric. The actual achievement levels are weighted to calculate an aggregate weighted achievement score for our corporate performance for purposes of the Fiscal 2021 Cash Bonus Plan. There is a threshold level of achievement for each performance metric, below which the weighed achievement score for that metric would be 0%.

Funding of the bonus pool is capped at a maximum weighted achievement score of 140%. As described below, the aggregate weighted achievement score, without regard to such cap, is then multiplied by the AOP scaling factor to generate the final percentage of the target cash bonus opportunity that is to be used in determining bonus payments for the year.

After the end of the fiscal year, the Compensation Committee evaluates our performance with respect to the corporate performance metrics. The Fiscal 2021 Cash Bonus Plan opportunities for our NEOs with corporate responsibilities were based entirely on the performance of the foregoing metrics at the corporate level. In the case of a NEO with business unit responsibilities, 50% of the NEO’s annual performance-based cash bonus opportunity was based on our corporate performance and the remaining 50% was based on revenue, non-GAAP gross margin percentage, and non-GAAP operating profit calculated at the business unit level.

AOP Scaling Factor

The AOP scaling factor, which may range between 50% to 150%, reflects a fixed ratio as of the beginning of the year, the portion of the Company’s anticipated operating profits which will be allocated to employee cash-bonuses for the fiscal year. Any scaling factor below 100% is considered a negative multiplier, and all other variables being equal would result in lower compensation. This approach balances the rewards of employee efforts during the year with anticipated profit generation for the Company. This negative multiplier, which is established when the annual operating plan is being developed, is recommended by management and approved by the Compensation Committee. For fiscal 2021, it was determined that a negative multiplier of 70% best balanced stockholder interests while continuing to motivate employees for their contributions to the Company.

Fiscal 2021 Bonus Decisions

Our revenue was $1,339 million, our non-GAAP gross margin percentage was 53.6%, and our non-GAAP operating profit was $366 million. Based on these results, in July 2021, the Compensation Committee determined that we had achieved 200% of the target performance level for revenue, 200% of the target performance level for non-GAAP gross margin percentage, and 200% of the target performance level for non-GAAP operating profit. Applying the weighting factor for each corporate performance measure, this resulted in an aggregate weighted achievement score of 200%.

The aggregate weighted achievement score was then multiplied by the AOP scaling factor of 70%, as selected by the Compensation Committee, to produce a cash bonus payment percentage of 140%, which was equal to the capped funding of the bonus pool, as set forth in the following table:

Corporate Performance Measure	Target Performance Level	Maximum Performance Level	Weight	Actual Results	Achievement Level
Revenue (in millions)	$1,105	$1,326	33.33%	$1,339	200%
Non-GAAP gross margin percentage	49.9%	51.5%	33.33%	53.6%	200%
Non-GAAP operating profit (in millions)	$194	$243	33.33%	$366	200%
Aggregate Weighted Achievement Score					200%
AOP Scaling Factor (Negative Multiplier)					70%
Cash Bonus Payment Percentage					140%

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Based on the foregoing, the Compensation Committee approved the following annual performance-based cash bonus payments for our NEOs for fiscal 2021:

Named Executive Officer	Actual Fiscal 2021 Base Salary	Target Annual Cash Bonus Opportunity	Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Actual Cash Bonus Payment	Actual Cash Bonus Payment (as a percentage of base salary earned in fiscal 2021)	Actual Cash Bonus Payment (as a percentage of the fiscal 2021 target annual cash bonus opportunity)
Mr. Hurlston	$700,000	$910,000	130%	$1,274,000	182%	140%
Mr. Butler	$400,000	$300,000	75%	$420,000	105%	140%
Mr. Awsare(1)	$350,000	$262,500	75%	$350,438	100%	133%
Mr. Kumin	$375,000	$281,250	75%	$393,750	105%	140%
Mr. McFarland	$390,000	$292,500	75%	$409,500	105%	140%

(1)

As our Senior Vice President and General Manager, PC and Peripherals Division, Mr. Awsare’s annual performance-based cash bonus payment was based 50% on the cash bonus payment percentage at the corporate level (140%) and 50% on the cash bonus payment percentage as determined for his business unit based on the same three performance measures used at the corporate level (127%) resulting in an actual cash bonus payment percentage of 133%. We are not presenting the target achievement levels for Mr. Awsare’s performance metrics at the business unit level because we do not publicly disclose financial performance for that business unit and believe that such disclosure would result in competitive harm to the Company.

Long-Term Incentive Compensation

We use long-term incentive compensation in the form of equity awards to incentivize our NEOs for long-term corporate performance based on the potential for increases in the value of our common stock and, thereby, further align their interests with the interests of our stockholders. In October 2019, the Compensation Committee determined that the annual equity awards for our NEOs would consist of a combination of MSU awards, PSU awards, and RSU awards with each such equity award equally weighted based on the number of shares subject to each award. The actual grant date fair values of the awards granted to our NEOs as reflected in the Summary Compensation Table varies from the target mix due to the accounting valuation methodology for MSU awards.

The size of these equity awards was determined by the Compensation Committee based on its assessment of our financial results for fiscal 2020, its evaluation of each NEO’s performance or expected contributions, as applicable, an assessment of the equity award practices of the companies in our compensation peer group, and an assessment of the outstanding equity awards then-held by each NEO. In making its award decisions, the Compensation Committee exercised its judgment to set the size of each award at a level it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value and, in the case of PSUs, the achievement of financial goals we believed would contribute to the long-term success of the Company.

The annual equity awards granted to our NEOs in fiscal 2021 were as follows:

Named Executive Officer	MSU Award (target number of shares)	PSU Award (target number of shares)	RSU Award (number of shares)	Aggregate Grant Date Fair Value
Mr. Hurlston	30,648	30,648	30,648	$9,723,998
Mr. Butler	7,764	7,764	7,764	$2,463,362
Mr. Awsare	6,844	6,844	6,844	$2,171,449
Mr. Kumin	4,903	4,903	4,903	$1,555,608
Mr. McFarland	6,946	6,946	6,946	$2,203,811

MSU Awards

MSU awards are earned based on our TSR performance relative to the TSR of each company in the Russell 2000 Index for awards granted to our executive officers beginning in fiscal 2021, and compared to the TSR of the S&P Semiconductors Select Industry (SPSISC) Index TSR for awards granted to our executive officers prior to fiscal 2021, over one-, two-, and three-year performance periods

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(as determined on September 30, 2020, September 30, 2021, and September 30, 2022, respectively, for the awards granted in fiscal 2020 and as determined on June 30, 2021, June 30, 2022, and June 30, 2023, respectively, for the awards granted in fiscal 2021).

Our percentile ranking within the Russell 2000 Index during fiscal 2021 ranged from the 20th percentile to the 79th percentile.

The ranges of our TSR compared to that of the SPSISC Index TSR for MSU awards granted in the last two fiscal years were as follows:

Fiscal Year of MSU Award	Range of Our TSR Compared to SPSISC Index TSR
Fiscal 2020 (CEO)	0 – 233.2 percentage points
Fiscal 2020	0 – 143.8 percentage points
Fiscal 2019	-47.8 – 104.1 percentage points

The features of the fiscal 2021 MSU awards granted in August 2020 are as follows:

MSU Award Feature	Description
Payout Range	Three-year program with payout range of 0% to 200% of target shares
Performance Measure	Based on our TSR performance relative to the peer companies in the Russell 2000 Index TSR
Performance Scaling

Two-to-one ratio for both above and below target performance, with no payout if our TSR is below the 25th percentile of the TSR of each company in the Russell 2000 Index for each performance period, and a cumulative payout of 200% of target shares if our TSR is above the 75th percentile of the TSR of each company in the Russell 2000 Index for the one-, two-, and three-year performance periods. Performance payouts between the 25th and 75th percentiles will be determined on a linear basis with performance at the 50th percentile equal to 100% of target.

Payout Frequency	One-third of target shares eligible for payout after each of years one, two, and three
Payouts in Years One & Two	Capped at 200% of target shares allocated to the performance period
Payout in Year Three

The payouts for the one- and two-year performance periods are trued up based on final achievement in the three-year performance period:

•   Based on shares actually earned using a two-to-one ratio for the three-year performance period (less any shares previously delivered for the one- and two-year performance periods), subject to cap of 200% of target shares if our TSR is above the 75th percentile of the TSR of each company in the Russell 2000 Index

•   If performance for full three-year performance period results in a payout that is less than the combined payout for the one-year and two-year performance periods, we do not clawback shares delivered in earlier performance periods

Any shares earned under an MSU award will vest and be delivered within 30 days of the end of the one-, two-, and three-year performance periods.

In fiscal 2021, certain of our NEOs received the following payouts in connection with their previously-granted MSU awards:

MSU Grant	Tranche Ending Fiscal 2021	Payout (Percentage of Target)
Fiscal 2018	Third Performance Period	200%
Fiscal 2019	Second Performance Period	100%
Fiscal 2020	First Performance Period	100%
Fiscal 2020 (CEO)	First Performance Period	100%

As of the record date, the following chart represents MSU awards expected to be earned by our NEOs for MSUs granted in fiscal 2019, 2020, and 2021. All four awards will be earned at 200%.

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PSU Awards

PSU awards are earned over a one-year performance period based on the achievement of pre-established levels of design-win revenue (33%), non-GAAP gross margin (33%), and non-GAAP operating expense (33%). For this purpose, “non-GAAP gross margin” was calculated as GAAP gross margin, excluding acquisition-related costs, share-based compensation, the impact of the loss (recovery) on supply commitment, and retention program costs, and “non-GAAP operating expense” was calculated as GAAP operating expenses excluding share-based compensation, acquisition/divestiture-related costs, restructuring costs, retention program costs, amortization of prepaid development costs, gain on the sale of audio technology assets, and in-process research and development charges.

The potential payout ranges from 0% to 200% of the target number of shares subject to the PSU award and is determined on a linear basis with a maximum payout of 200% of the target number of shares. Earned PSUs vest in three equal tranches over three one-year service periods with the final service period ending approximately three years from the grant date, subject to the NEO’s continued employment with us through each relevant vesting date.

For fiscal 2021, our design-win revenue target was $1.300 million, while our actual design-win revenue for fiscal 2021 was $1.305 million, which exceeded our target and resulted in a payout percentage of 101%. Our non-GAAP gross margin target was 49.9%, while our actual non-GAAP gross margin for fiscal 2021 was 53.6%, which also exceeded our target and resulted in a payout percentage of 200%. Our non-GAAP operating expense target was $358 million, while our actual non-GAAP operating expense for fiscal 2021 was $351 million, which exceeded our target and resulted in a payout percentage of 118%. Applying the weighting factor for each corporate performance measure, this resulted in an aggregate weighted score of 139.5% with our NEOs earning 139.5% of the target number of shares subject to the PSU awards as follows

Named Executive Officer	PSU Award (target number of shares)	PSU Award (earned number of shares)	Shares Vesting as of the End of Each Required Service Period
Mr. Hurlston	30,648	42,753	14,251
Mr. Butler	7,764	10,830	3,610
Mr. Awsare	6,844	9,547	3,182
Mr. Kumin	4,903	6,840	2,280
Mr. McFarland	6,946	9,690	3,230

Accordingly, our NEOs who remained employed through August 17, 2021, the end of the initial service period for the awards, received one-third of their earned shares. They will receive the remaining earned shares if they remain employed through the end of the required second and third service periods.

The following chart represents the PSU awards granted in fiscal 2019, fiscal 2020, and fiscal 2021 and the corresponding shares earned as a percentage of target.

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RSU Awards

Each RSU award generally vests over three years, with one-third of the total number of shares subject to the award vesting annually in the same fiscal quarter in which the award was granted until fully vested, subject to the NEO’s continued employment with us through each relevant vesting date. Typically, RSU awards granted to newly-hired executive officers vest over four years, with one-quarter of the total number of shares of our common stock subject to the award vesting annually on each subsequent anniversary of the executive officer’s employment start date until fully vested, subject to the executive officer’s continued employment with us through each relevant vesting date.

Health, Welfare, and Retirement Benefits

Our executive officers, including our NEOs, are eligible to participate in the same standard health and welfare benefit plans, and on the same terms and conditions, as all other regular full-time employees. These benefits include medical, dental, vision, life and disability insurance benefits, and participation in our employee stock purchase plan.

We maintain a tax-qualified Section 401(k) retirement savings plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under this plan, participants may elect to make pre-tax contributions of up to 50% of their current compensation, not to exceed the applicable statutory income tax limitation. In fiscal 2021, we made matching contributions of up to 25% of the contributions made by participants in the plan, including our NEOs, up to a maximum of $4,875 per participant. We intend for the plan to qualify under Section 401(a) of the Code, so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a significant element of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our NEOs except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of the NEO’s duties, to make the NEO more efficient and effective, and for recruitment, motivation, or retention purposes. During fiscal 2021, none of our NEOs received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

We believe that severance and change of control arrangements are important parts of the overall compensation program for our executive officers. Severance arrangements provide a stable work environment and are used primarily to attract, motivate, and retain individuals with the requisite experience and ability to drive our success. The provision of enhanced severance benefits for an involuntary termination of the executive’s employment in connection with a change of control helps to secure the continued employment and dedication of our executive officers, to reduce any concern that they might have regarding their own continued employment prior to or following a change of control of the Company, and to promote continuity of management during a corporate transaction.

Severance Policy for Principal Executive Officers

We maintain the Severance Policy for Principal Executive Officers (the “Severance Policy”), which applies to those executive officers who have been designated by our Board as a “Covered Executive” under such policy. All of our NEOs currently employed with us are covered by the Severance Policy. Under the Severance Policy, we will pay certain specified amounts to a designated executive officer following a termination of employment by us without “good cause” or by the executive officer for “good reason” (as such terms are

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defined in the policy), contingent upon the executive officer providing a general release of claims, for a period of 12 months in the case of our CEO and six months in the case of our other designated executive officers.

Change of Control Severance Policy for Principal Executive Officers

We also maintain the Change of Control Severance Policy for Principal Executive Officers (the “Change of Control Severance Policy”), which applies to those executive officers who have been designated by our Board as an “Executive” under such policy. All of our NEOs currently employed with us are covered by the Change of Control Severance Policy. Under the Change of Control Severance Policy, we will pay certain specified amounts and provide certain specified benefits (including accelerated vesting of all outstanding and unvested equity awards granted by the Company on or after June 28, 2019 (excluding MSU awards)) to a designated executive officer following a termination of employment by us without “good cause” or by the executive officer for “good reason” within three months prior to, or 18 months following, a “change of control” (as such terms are defined in the policy), contingent upon the executive officer providing a general release of claims, for a period of 18 months.

For a summary of the material terms and conditions of the arrangements under the Severance Policy and the Change of Control Severance Policy, as well as an estimate of the potential payments and benefits payable to our NEOs, see “Potential Payments upon Termination or Change of Control” below.

Outstanding Equity Awards

For a discussion of the treatment of outstanding equity awards held by our NEOs in the event of a change of control of the Company or certain involuntary terminations of an NEO’s employment with us, see “Potential Payments upon Termination or Change of Control – Equity Awards” below.

Separation Agreement with Mr. Kumin

In connection with his separation from employment in August 2021, we entered into a separation and release agreement with Mr. Kumin. The terms and conditions of this agreement are described in “Estimated Severance and Change of Control Benefits” below.

EXECUTIVE RETENTION PROGRAM

In May 2019, we instituted a retention program for certain of our executive officers to encourage their continued commitment to the support and management of the operations of the Company during the transition to new executive leadership (the “Retention Program”). Of our incumbent NEOs, Messrs. Awsare and McFarland were the only remaining participants in the Retention Program during fiscal 2021. Under the Retention Program, each participating executive officer received a lump-sum cash award payment in November 2020, each having remained a full-time active employee of the Company in good standing through November 1, 2020. The retention award amounts for Messrs. Awsare and McFarland were $512,164 and $586,661 respectively.

OTHER COMPENSATION POLICIES

Equity Grant Policy

Our Compensation Committee approves annual equity awards to our executive officers at a regularly scheduled meeting in the first half of each year. However, the Compensation Committee may also approve grants of equity awards at other times of the year such as in connection with the hiring of a new executive officer or in such other circumstances as the Compensation Committee may determine appropriate.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our directors and senior executive officers to promote the alignment of the long-term interests of the members of our Board and senior executive officers with our stockholders.

Requirement

• Non-Employee Directors: 5.0x annual retainer

• Chief Executive Officer: 6.0x base salary

• Other Executive Officers: 2.0x base salary

SYNAPTICS INCORPORATED	PROXY STATEMENT	62

Measurement

•   Measured at fiscal year-end using 90 trading-day average stock price

•   Ownership includes shares owned outright, vested in-the-money stock options, and unvested RSUs (unvested PSUs and MSUs do not count), however, none of our Executive Officers own any stock options

Compliance

•   Grace period of five years from when participant becomes subject to guidelines

•   If participant falls below target ownership, participant must meet target within two years

•   Management annually notifies participants and the Compensation Committee of compliance and progress towards ownership requirement

•   As of June 26, 2021, all participants either met the requirements or were within the five-year grace period

Stock Holding Requirements

Under our 2019 Incentive Plan, any award of equity to an individual who, at the time of grant of the award, is the Company’s chief executive officer must include a provision for any net shares acquired with respect to the award (the total number of shares acquired pursuant to the award less any shares used to pay the exercise or purchase price of the award and any shares used to satisfy any tax and tax withholding obligations with respect to the award) must be held for at least a one year period, or until the award recipient is no longer employed by the Company or one of its subsidiaries, before such shares may be sold or transferred (except for certain transfers to a family member for estate or tax planning purposes and where the holding period requirement continues in effect as to the shares, or in connection with or following a change of control of the Company).

Compensation Recovery (“Clawback”) Policy

Our 2010 Plan, our 2019 Inducement Plan and our 2019 Incentive Plan each contain a compensation recovery (“clawback”) provision that applies to all awards held by our executive officers. Pursuant to these plans, all awards (cash and equity) held by an executive officer will be subject to clawback, recoupment or forfeiture to the extent that such executive officer is determined to have engaged in fraud or intentional illegal conduct that caused a material non-compliance with any applicable financial reporting requirements and resulted in a financial restatement, the result of which is that the amount received from such award would have been lower had it been calculated on the basis of such restated results, or as required by applicable laws, rules, regulations or listing requirements.

TAX CONSIDERATIONS

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a publicly-held corporation a deduction for federal income tax purposes of remuneration in excess of $1 million paid in any taxable year to certain “covered employees,” which include any individuals who served as the principal executive officer or principal financial officer at any time during the taxable year, each of the three other most highly-compensated executive officers whose compensation may be required to be disclosed to our stockholders under the Exchange Act in the taxable year, and each person who was a covered employee for any taxable year beginning after December 31, 2016. Further, as a result of the enactment of the Tax Cuts and Jobs Act of 2017, “qualified performance-based compensation” is exempt from this $1 million deduction limitation only if payable pursuant to a written binding contract in effect on November 2, 2017 (and that has not subsequently been materially modified).

While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining our executive officers.

SYNAPTICS INCORPORATED	PROXY STATEMENT	63

COMPENSATION COMMITTEE

MATTERS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed our Compensation Discussion and Analysis section with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement on Schedule 14A.

Compensation Committee

Keith Geeslin, Chair

Kiva Allgood

Susan Hardman

The foregoing report of the Compensation Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mses. Allgood and Hardman and Mr. Geeslin were members of the Compensation Committee during all of fiscal 2021, and Mr. Sanquini served on the Compensation Committee for a portion of fiscal 2021. No one who served on the Compensation Committee at any time during fiscal 2021 is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under the rules of the SEC requiring disclosure of certain relationships and related party transactions. None of our executive officers who served as a director of the Company or as a member of the Compensation Committee during fiscal 2021 served as a director or a member of a compensation committee (or other committee serving an equivalent function) for any other entity.

SYNAPTICS INCORPORATED	PROXY STATEMENT	64

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

The Summary Compensation Table quantifies the value of the different forms of compensation earned by or awarded to our NEOs for fiscal 2019, 2020 and 2021. The primary elements of each NEO’s total compensation reported in the table are base salary, a short-term incentive (annual cash bonus) and long-term incentive equity awards. Our NEOs also received the other benefits listed in column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of employment offer letters for Messrs. Hurlston, Butler, Awsare and Kumin regarding base salary and short-term incentive amounts is provided immediately following the Summary Compensation Table. The Grants of Plan-Based Awards table, and the accompanying disclosure following that table, provide information regarding the cash and equity awards granted to our NEOs in fiscal 2021. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the NEOs’ potential realizable value and actual value realized with respect to their equity awards.

SUMMARY COMPENSATION TABLE — FISCAL YEARS 2019, 2020 AND 2021

The following table sets forth summary information regarding compensation for each of our NEOs for all services rendered to us in all capacities in fiscal 2019, 2020 and 2021.

Name and Principal Positions	Fiscal Year	Salary	Bonus		Stock Awards	Option	Non-Equity	Change in	All Other	Total
		($)(1)	($)		($)(2)	Awards	Incentive Plan	Pension Value	Compensation	($)
						($)	Compensation	& Non·	($)(4)
							($)(3)	qualified
								Deferred
								Compensation
								Earnings ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
Michael Hurlston	2021	$700,000	-		$9,723,998	-	$1,274,000	-	$6,657	$11,704,655
President and Chief Executive Officer	2020	$609,849	-		$21,944,599	-	$851,220	-	$5,962	$23,411,630
Dean Butler	2021	$400,000	-		$2,463,362	-	$420,000	-	$5,361	$3,288,723
Senior Vice President and Chief Financial Officer	2020	$279,167	$150,000	(5)	$2,838,043	-	$224,852	-	$506	$3,492,568
Saleel Awsare	2021	$350,000	$512,164	(6)	$2,171,449	-	$350,438	-	$7,108	$3,391,159
Senior Vice President and General Manager, PC & Peripherals Division	2020	$350,000	$100,000		$1,714,471	-	$223,650	-	$7,182	$2,395,303
Phillip Kumin(7)	2021	$375,000	-		$1,555,608	-	$393,750	-	$7,197	$2,331,555
Former Senior Vice President, Worldwide Sales	2020	$96,354	-		$2,004,174	-	$77,182	-	$2,324	$2,180,034
John McFarland	2021	$390,000	$586,661	(6)	$2,203,811	-	$409,500	-	$3,366	$3,593,338
Senior Vice President,	2020	$376,667	-		$1,543,010	-	$315,900	-	$2,184	$2,237,761
General Counsel and Secretary	2019	$348,333	-		$1,123,498	-	$105,000	-	$2,113	$1,578,944

SYNAPTICS INCORPORATED	PROXY STATEMENT	65

(1)	All base salaries reported represent actual base salaries paid for the twelve-month periods ended June 26, 2021, June 29, 2019 and June 30, 2018.

(2)

The amounts reported in column (e) of the table above for each year reflect the aggregate grant date fair value of PSUs, MSUs and RSUs awarded in the applicable year as computed in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation (determined as of the date of grant of the awards, as the date of grant is determined for accounting purposes, and excluding the effect of estimated forfeitures). For information on the assumptions used in the grant date fair value computations, refer to Note 9 “— Share-Based Compensation” in the Notes to Consolidated Financial Statements in the Company’s 2021 Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 26, 2021 (or, for awards granted prior to fiscal 2021, the corresponding note in the Company’s Annual Report on Form 10-K for the applicable fiscal year). The amounts included in the Summary Compensation Table above, and in the tables below in this footnote, may not be indicative of the realized value of the awards if they vest.

As discussed in the CD&A, in fiscal 2019, 2020 and 2021, the Company granted annual long-term incentive awards of PSUs and MSUs to our NEOs, the vesting of which is subject, in part, to the Company’s performance. As required by applicable SEC rules, the grant date fair value of the PSUs and MSUs awarded in these years was determined based on the probable outcome (determined as of the date of grant of the awards, as the date of grant is determined for accounting purposes) of the performance-based conditions applicable to the awards.

For these purposes, as of the date of grant of the awards, we determined that the “target” level of performance for the PSU awards was the probable outcome of the applicable performance-based conditions. Accordingly, for these PSU awards, the grant date fair value is included for the NEOs in the “Stock Awards” column for the year in which the grant was made based on the “target” number of shares subject to the awards. For the MSU awards, the grant date fair value was included for the NEOs in the “Stock Awards” column for the year in which the grant was made based on a Monte Carlo simulation pricing model (which probability weights multiple potential outcomes) as of the date of grant of the awards. Under the terms of the PSU and MSU awards, between 0% and 200% of the target number of shares subject to the awards can be earned and vest based on performance and the other vesting conditions applicable to the awards. The following tables present the grant date fair value (determined as described above as of the date of grant of the awards) of the PSUs and MSUs awarded to the NEOs in fiscal 2019, 2020 and 2021 under two sets of assumptions: (a) assuming performance would be achieved at the level which we originally judged to be the probable outcome as described above (or in the case of MSUs, based on the Monte Carlo simulation pricing model), and (b) assuming that the highest level of performance for each such award would be achieved.

	Aggregate Grant Date Fair Value of Annual PSU Awards

	Fiscal Year 2019		Fiscal Year 2020		Fiscal Year 2021

	Based on		Based on		Based on
	Probable	Based on	Probable	Based on	Probable	Based on
	Outcome as of	Maximum	Outcome as of	Maximum	Outcome as of	Maximum
Name	the Date of Grant	Performance	the Date of Grant	Performance	the Date of Grant	Performance

Michael Hurlston	-	-	$1,550,027	$3,100,054	$2,603,548	$5,207,096

Dean Butler	-	-	$861,107	$1,722,214	$659,552	$1,319,104

Saleel Awsare	-	-	$516,648	$1,033,296	$581,398	$1,162,796

Phillip Kumin	-	-	-	-	$416,510	$833,020

John McFarland	$338,445	$676,890	$464,979	$929,958	$590,063	$1,180,126

	Aggregate Grant Date Fair Value of Annual MSU Awards

	Fiscal Year 2019		Fiscal Year 2020		Fiscal Year 2021

	Based on Monte		Based on Monte		Based on Monte
	Carlo Simulation		Carlo Simulation		Carlo Simulation
	Pricing Model as	Based on	Pricing Model as	Based on	Pricing Model as	Based on
	of the Date of	Maximum	of the Date of	Maximum	of the Date of	Maximum
Name	Grant	Performance	Grant	Performance	Grant	Performance

Michael Hurlston	-	-	$11,705,788	$16,242,782	$4,516,902	$5,207,096

Dean Butler	-	-	$1,135,328	$1,722,214	$1,144,258	$1,319,104

Saleel Awsare	$233,435	$380,300	$681,175	$1,033,296	$1,008,653	$1,162,796

Phillip Kumin	-	-	$1,257,118	$1,494,113	$722,588	$833,020

John McFarland	$446,608	$676,890	$613,052	$929,958	$1,023,685	$1,180,126

(3)

The amounts reported in column (g) of the table above constitute amounts earned under our annual performance-based cash bonus plan during the applicable fiscal year, which amounts are generally paid early in the next fiscal year.

(4)	The following table identifies the items reported in the “All Other Compensation” column of the table for each NEO in fiscal 2021:

Executive Officers	Company Contributions to 401(k)	Group Term Life	Total Benefits
Michael Hurlston	$4,875	$1,782	$6,657
Dean Butler	$4,875	$486	$5,361
Saleel Awsare	$4,786	$2,322	$7,108
Phillip Kumin	$4,875	$2,322	$7,197

SYNAPTICS INCORPORATED	PROXY STATEMENT	66

Executive Officers	Company Contributions to 401(k)	Group Term Life	Total Benefits
John McFarland	$1,584	$1,782	$3,366

(5)

In connection with his acceptance of our offer to join the Company, Mr. Butler received a signing bonus of $150,000 that must be repaid to the Company on a pro rata basis should he voluntarily terminate his employment within two years of his employment start date.

(6)	Reflects retention bonuses paid to Messrs. Awsare and McFarland in fiscal 2021, in accordance with the Retention Program.

(7)	Mr. Kumin resigned from his role as Senior Vice President, Worldwide Sales effective August 31, 2021.

Employment Agreements

Mr. Hurlston

Mr. Hurlston entered into an employment offer letter with the Company effective August 19, 2019. The letter provides for “at will” employment. The letter provides that Mr. Hurlston will receive an initial annual base salary of $700,000 and that his annual cash bonus target will be set at 130% of his base salary, with the Compensation Committee to determine Mr. Hurlston’s actual bonus award amounts each year. The letter also provides for Mr. Hurlston to participate in the Company’s long-term incentive program and to receive the equity awards during fiscal 2021 described in the CD&A above. In addition, the letter provides for Mr. Hurlston to participate in the Company’s severance plans for its executive officers as described below under “Potential Payments Upon Termination or Change of Control.”

Mr. Butler

Mr. Butler entered into an employment offer letter with the Company effective October 21, 2019. The letter provides for “at will” employment. The letter provides that Mr. Butler will receive an initial annual base salary of $400,000 and that his annual cash bonus target will be set at 75% of his base salary, with the Compensation Committee to determine Mr. Butler’s actual bonus award amounts each year. Mr. Butler also received a cash signing bonus of $150,000 that must be repaid to the Company on a pro rata basis should he voluntarily terminate his employment within two years of his employment start date. The letter also provides for Mr. Butler to participate in the Company’s long-term incentive program and to receive the equity awards during fiscal 2021 described in the CD&A above. In addition, the letter provides for Mr. Butler to participate in the Company’s severance plans for its executive officers as described below under “Potential Payments Upon Termination or Change of Control.”

SYNAPTICS INCORPORATED	PROXY STATEMENT	67

GRANTS OF PLAN-BASED AWARDS — FISCAL 2021

The following table sets forth summary information regarding the plan-based awards granted to our NEOs during fiscal 2021.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards

Name	type of Award	Grant Date	Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards; Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(I)	(m)	(n)
Michael Hurlston	Bonus	-	-	-	$910,000	$1,274,000	-	-	-	-	-	-	-
	MSU	08/17/20	07/27/20	-	-	-	-	30,648	61,296	-	-	-	$4,516902
	PSU	08/17/20	07/27/20	-	-	-	-	30,648	61,296	-	-	-	$2,603,548
	RSU	08/17/20	07/27/20	-	-	-	-	-	-	30,648	-	-	$2,603,548
Dean Butler	Bonus	-	-	-	$300,000	$400,000	-	-	-	-	-	-	-
	MSU	08/17/20	07/27/20	-	-	-	-	7,764	15,528	-	-	-	$1,144,258
	PSU	08/17/20	07/27/20	-	-	-	-	7,764	15,528	-	-	-	$659,552
	RSU	08/17/20	07/27/20	-	-	-	-	-	-	7,764	-	-	$659,552
Saleel Awsare	Bonus	-	-	-	$262,500	$367,500	-	-	-	-	-	-	-
	MSU	08/17/20	07/27/20	-			-	6,844	13,688	-	-	-	$1,008,653
	PSU	08/17/20	07/27/20	-			-	6,844	13,688	-	-	-	$581,398
	RSU	08/17/20	07/27/20	-			-	-	-	6,844	-	-	$581,398
Phillip Kumin	Bonus	-	-	-	$281,250	$393,750	-	-	-	-	-	-	-
	MSU	08/17/20	07/27/20	-	-	-	-	4,903	9,806	-	-	-	$722,588
	PSU	08/17/20	07/27/20	-	-	-	-	4,903	9,806	-	-	-	$416,510
	RSU	08/17/20	07/27/20	-	-	-	-	-	-	4,903	-	-	$416,510
John McFarland	Bonus	-	-	-	$292,500	$409,500	-	-	-	-	-	-	-
	MSU	08/17/20	07/27/20	-	-	-	-	6,946	13,892	-	-	-	$1,023,685
	PSU	08/17/20	07/27/20	-	-	-	-	6,946	13,892	-	-	-	$590,063
	RSU	08/17/20	07/27/20	-	-	-	-	-	-	6,946	-	-	$590,063

(1)	The “Approval Date” refers to the date on which the Compensation Committee or the Board approved the award. See “Compensation Discussion and Analysis – Equity Award Grant Policy.”

(2)

Our fiscal 2021 annual cash bonus plan had no threshold payout but had a maximum payout equal to 140% of the applicable target annual cash bonus opportunity. The reported amounts reflect the applicable target and maximum annual cash bonus opportunities for our NEOs under our fiscal 2021 annual performance-based cash bonus plan. All such awards have been paid, and the actual amounts paid are set forth under “Non-Equity Incentive Plan Compensation” in the Fiscal 2021 Summary Compensation Table. Our fiscal 2021 annual cash bonus plan is discussed under “Compensation Discussion and Analysis — Annual Performance-Based Cash Bonuses.”

(3)

These amounts present the aggregate grant date fair value of the equity awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation (determined as of the date of grant of the awards, as the date of grant is determined for accounting purposes). For information on the assumptions used in the grant date fair value computations, refer to Note 9 “— Share-Based Compensation” in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 26, 2021. Also see footnote (2) to the Summary Compensation Table above.

SYNAPTICS INCORPORATED	PROXY STATEMENT	68

DESCRIPTION OF PLAN-BASED AWARDS

The non-equity incentive plan awards reported in the Grants of Plan-Based Awards table above represent the annual cash bonus opportunities for our NEOs for fiscal 2021. The amounts actually paid to our NEOs pursuant to these awards are presented in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” See the “Fiscal 2021 Named Executive Officer Compensation – Annual Performance-Based Cash Bonuses” section of the CD&A for a discussion of our performance measurement framework and the fiscal 2021 annual performance-based cash bonus awards for our NEOs.

Each of the equity awards reported in the above table was granted under, and is subject to, the terms of the 2019 Incentive Plan. The Compensation Committee has authority to interpret the provisions of each of these plans and to make all required determinations under the plans. Awards granted under the plans are generally only transferable by the NEO by will or the laws of descent and distribution.

Each NEO may be entitled to accelerated vesting of his outstanding equity awards upon certain terminations of employment with the Company in connection with a change of control of the Company. Outstanding awards under our equity plans will also generally vest on a change of control to the extent replacement awards are not provided by the acquiring or successor entity. The terms of this accelerated vesting are described in this section and below under “Potential Payments Upon Termination or Change of Control.”

Each RSU, MSU, and PSU subject to the awards described below represents a contractual right to receive one share of our common stock. Payment will generally be made as the equity award vests. Until delivery of the shares, the NEO has no rights as a stockholder with respect to any shares of our common stock underlying the award, although the award may provide for dividend equivalents to accrue while the award is outstanding and be paid upon and subject to vesting of the underlying units. Subject to the NEO’s award agreement evidencing the RSUs, MSUs or PSUs, if a NEO’s employment terminates for any reason during the vesting period, any units that have not previously vested will terminate.

Time-Based RSUs

Awards of RSUs granted to our NEOs in fiscal 2021 vest based solely on the NEO’s continued employment or service with the Company. Each of the annual RSU awards granted to the NEOs in fiscal 2021 is subject to a three-year vesting schedule, with one-third of the award vesting on each of the first, second, and third anniversaries of the date of grant.

Performance-Based MSUs

As described more fully above under “Compensation Discussion and Analysis — Fiscal 2021 Named Executive Officer Compensation,” the percentage of the performance-based MSU awards granted to each of the NEOs in fiscal 2021 that become eligible to vest range from 0% to 200% (with years one and two capped at 100%) of the total number of MSUs subject to the award depending on the Company’s TSR compared to that of the Russell 2000 Index TSR over a one-, a two-, and a three-year performance period (with such performance periods ending on September 30, 2020, September 30, 2021 and September 30, 2022, respectively).

Performance-Based PSUs

As described more fully above under “Compensation Discussion and Analysis — Fiscal 2021 Named Executive Officer Compensation,” the percentage of the performance-based PSU awards granted to each of the NEOs in fiscal 2021 that become eligible to vest range from 0% to 200% of the PSUs subject to the award depending on the Company’s design win revenue, non-GAAP gross margin, and non-GAAP operating expense during fiscal 2021. To the extent earned based on performance, PSUs vest in three equal installments on each of the first three anniversaries of the grant date.

SYNAPTICS INCORPORATED	PROXY STATEMENT	69

OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR END

The following table sets forth summary information regarding the outstanding equity awards held by each of our NEOs as of June 26, 2021, including the vesting dates for the portions of these awards that had not vested as of that date.

		Stock Awards

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)	(b)	(c)	(d)	(e)	(f)
Michael Hurlston	08/19/19(2)	44,829	$6,615,864	-	-
	08/19/19(3)	-	-	116,238	$17,154,404
	09/24/19(4)	98,430	$14,526,299	-	-
	09/24/19(5)	-	-	23,247	$3,430,792
	10/31/19(6)	24,539	$3,621,466	-	-
	10/31/19(7)	-	-	24,539	$3,621,466
	10/31/19(8)	49,072	$7,242,046	-	-
	08/17/20(9)	30,648	$4,523,032	-	-
	08/17/20(10)	-	-	30,648	$4,523,032
	08/17/20(11)	42,753	$6,309,488	-	-
Dean Butler	10/31/19(12)	20,517	$3,027,899	-	-
	10/31/19(13)	-	-	20,449	$3,017,863
	10/31/19(14)	40,898	$6,035,727	-	-
	08/17/20(9)	7,764	$1,145,811	-	-
	08/17/20(10)	-	-	7,764	$1,145,811
	08/17/20(11)	10,830	$1,598,291	-	-
Saleel Awsare	08/09/17(15)	2,500	$368,950	-	-
	11/14/18(16)	2,173	$320,691	-	-
	12/14/18(16)	3,333	$491,884	-	-
	12/14/18(7)	-	-	1,666	$245,868
	10/31/19(17)	8,178	$1,206,909	-	-
	10/31/19(7)	-	-	8,179	$1,207,057
	10/31/19(18)	16,358	$2,414,114	-	-
	08/17/20(9)	6,844	$1,010,038	-	-
	08/17/20(10)	-	-	6,844	$1,010,038
	08/17/20(11)	9,547	$1,408,946	-	-
Phillip Kumin	03/20/20(19)	8,349	$1,232,145	-	-
	03/20/20(7)	-	-	9,393	$1,386,219
	08/17/20(9)	4,903	$723,585	-	-
	08/17/20(10)	-	-	4,903	$723,585
	08/17/20(11)	6,839	$1,009,300	-	-
John McFarland	11/13/18(20)	3,188	$470,485	-	-
	11/13/18(7)	-	-	3,188	$470,485
	11/13/18(21)	1,435	$211,718	-	-
	10/31/19(22)	7,360	$1,086,189	-	-
	10/31/19(7)	-	-	7,361	$1,086,336
	10/31/19(23)	14,722	$2,172,673	-	-
	08/17/20(9)	6,946	$1,025,091	-	-
	08/17/20(10)	-	-	6,946	$1,025,091
	08/17/20(11)	9,689	$1,429,903	-	-

(1)

The dollar amounts shown in columns (i) and (k) are determined by multiplying the number of shares or units reported in columns (h) and (j), respectively, by $147.58 per share (the Company’s closing stock price on Nasdaq on June 25, 2021, the last trading day of fiscal 2020).

(2)	This unvested portion of the RSU award were scheduled to vest in three remaining installments on August 19, 2021, August 19, 2022, and August 19, 2023.

(3)

This is the unvested portion of the performance-based MSUs granted to Mr. Hurlston in August 2019, which vested in-part on August 19, 2021, and will vest in two remaining installments on August 19, 2022, and August 19, 2023. The number of performance-based MSUs that may be earned will vary based on over- or under-performance of our TSR compared to that of the SPSISC Index TSR over a one-, a two-, a three-, and a four-year performance period (as determined on August 18, 2020, August 18, 2021, August 18, 2022, and August 18, 2023). Payouts are scaled such that below-target performance will result in a reduction in the number of shares of our common stock earned using a two-to-one ratio. Above-target performance will result in a payout of 100% of the target number of shares for the one-, two-, and three-year performance periods with any additional payout deferred until delivery of shares based on our performance over the four-year performance period, where Mr. Hurlston will receive the number of shares of our common stock earned using a two-to-one ratio for the four-year performance period less any shares that were delivered for the one-, two-, and three-year performance periods (subject to a cap of 200% of the target number of shares subject to the MSU awards if our TSR is 50 percentage points or more above the SPSISC Index TSR). If the shares determined for the four-year performance period less any shares

SYNAPTICS INCORPORATED	PROXY STATEMENT	70

that were delivered for the one-, two-, and three-year performance periods is negative, no claw-back applies. The number of shares reported in the table above reflects the target number of shares subject to the award that were allocated to each of the performance periods that were still in progress as of June 26, 2021.

(4)

This is the unvested portion of the performance-based MSUs granted to Mr. Hurlston in September 2019, which vests in three remaining installments on September 24, 2021, September 24, 2022, and September 24, 2023. The number of performance-based MSUs that may be earned will vary based on over- or under-performance of our TSR compared to that of the SPSISC Index TSR over a one-, a two-, a three-, and a four-year performance period (as determined on August 18, 2021, August 18, 2022, and August 18, 2023). Payouts are scaled such that below-target performance will result in a reduction in the number of shares of our common stock earned using a two-to-one ratio. Above-target performance will result in a payout of 100% of the target number of shares for the one-, two-, and three-year performance periods with any additional payout deferred until delivery of shares based on our performance over the four-year performance period, where Mr. Hurlston will receive the number of shares of our common stock earned using a two-to-one ratio for the four-year performance period less any shares that were delivered for the one-, two-, and three-year performance periods (subject to a cap of 200% of the target number of shares subject to the MSU awards if our TSR is 50 percentage points or more above the SPSISC Index TSR). If the shares determined for the four-year performance period less any shares that were delivered for the one-, two-, and three-year performance periods is negative, no claw-back applies. The number of shares reported in the table above reflects the target number of shares subject to the award that were allocated to each of the performance periods that were still in progress as of June 26, 2021.

(5)	This unvested portion of the RSU award is scheduled to vest in three remaining installments on September 24, 2021, September 24, 2022, and September 24, 2023.

(6)	This unvested portion of the RSU award is scheduled to vest in two remaining installments on October 31, 2021, and October 31, 2022.

(7)

This is the unvested portion of the performance-based MSUs granted to our NEOs, which vest in two remaining installments on September 30, 2021, and September 30, 2022, as applicable. The number of performance-based MSUs that may be earned will vary based on over- or under-performance of our TSR compared to that of the SPSISC Index TSR over a one-, a two-, and a three-year performance period, with each such period beginning on October 1 of the fiscal year in which the award was granted and ending on September 30 at the end of the applicable period (i.e., on September 30, 2019, September 30, 2020, and September 30, 2021 for grants made in fiscal 2019, and on September 30, 2020, September 30, 2021, and September 30, 2022 for grants made in fiscal 2020). The vesting of any earned MSUs is subject to the NEO’s continued employment through the end of the applicable performance period. Payouts are scaled such that below-target performance will result in a reduction in the number of shares of our common stock earned using a two-to-one ratio. Above-target performance will result in a payout of 100% of the target number of shares for the one- and two-year performance periods with any additional payout deferred until delivery of shares based on our performance over the three-year performance period, where the NEO will receive the number of shares of our common stock earned using a two-to-one ratio for the three-year performance period less any shares that were delivered for the one- and two-year performance periods (subject to a cap of 200% of the target number of shares subject to the MSU awards if our TSR is 50 percentage points or more above the SPSISC Index TSR). If the shares determined for the three-year performance period less any shares that were delivered for the one- and two-year performance periods is negative, no claw-back applies. The number of shares reported in the table above reflects the target number of shares subject to the award that were allocated to each of the performance periods that were still in progress as of June 26, 2021.

(8)

This is the unvested portion of the performance-based PSUs granted to Mr. Hurlston in October 2019, which vests in two remaining installments on October 31, 2021, and October 31, 2022. The shares of common stock represent a 200% payout of the target quantity based on non-GAAP earnings per share during the one-year performance period ending on June 27, 2020.

(9)	This unvested portion of the RSU award vested in-part on August 17, 2021, and will vest in two remaining installments on August 17, 2022, and August 17, 2023.

(10)

This is the unvested portion of the performance-based MSUs granted to our NEOs, which vested in-part on August 17, 2021, and will vest in two remaining installments on August 17, 2022, and August 17, 2023, as applicable. The number of performance-based MSUs that may be earned will vary based on over- or under-performance of our TSR relative to the TSRs of each company in the Russell 2000 Index over a one-, a two-, and a three-year performance period, with each such period beginning on July 1 of the fiscal year in which the award was granted and ending on June 30 at the end of the applicable period. The vesting of any earned MSUs is subject to the NEO’s continued employment through the end of the applicable performance period. No payout will occur if our TSR performance falls below the 25th percentile of the TSRs of each company in the Russell 2000 Index, and a 200% payout will occur if our TSR performance exceeds the 75th percentile of the TSRs of each company in the Russell 2000 Index. Performance payouts between the 25th and 75th percentiles will be determined on a linear basis with performance at the 50th percentile equal to 100% of target. The one- and the two-year performance periods payout up to 200% of the target number of shares, and the payout for the three-year performance period will be calculated based on the total target quantity for the entire grant multiplied by the payout factor, based on performance for the three-year performance period, less shares issued for the one- and two-year performance periods. If the shares determined for the three-year performance period less any shares that were delivered for the one- and two-year performance periods is negative, no claw-back applies. The number of shares reported in the table above reflects the target number of shares subject to the award that were allocated to each of the performance periods that were still in progress as of June 26, 2021.

(11)

This is the unvested portion of the performance-based PSUs granted to the NEOs on August 17, 2020, which vested in-part on August 17, 2021, and the remainder of which will vest August 17, 2022, and August 17, 2023. The shares of common stock represent a 139.5% payout of the target quantity based on design win revenue (33%), non-GAAP gross margin (33%), and non-GAAP operating expense (33%) during the one-year performance period ended on June 26, 2021.

(12)	This unvested portion of the RSU award is scheduled to vest in three remaining installments on October 21, 2021, October 21, 2022, and October 21, 2023.

(13)

This is the unvested portion of the performance-based MSUs granted to Mr. Butler in October 2019, which vests in two remaining installments on September 30, 2021 and September 30, 2022. The number of performance-based MSUs that may be earned will vary based on over- or under-performance of our TSR compared to that of the SPSISC Index TSR over a one-, a two-, and a three-year performance period (as determined on September 30, 2020, September 30, 2021 and September 30, 2022). Payouts are scaled such that below-target performance will result in a reduction in the number of shares of our common stock earned using a two-to-one ratio. Above-target performance will result in a payout of 100% of the target number of shares for the one- and two-year performance periods with any additional payout deferred until delivery of shares based on our performance over the three-year performance period, where Mr. Butler will receive the number of shares of our common stock earned using a two-to-one ratio for the three-year performance period less any shares that were delivered for the one- and two-year performance periods (subject

SYNAPTICS INCORPORATED	PROXY STATEMENT	71

to a cap of 200% of the target number of shares subject to the MSU awards if our TSR is 50 percentage points or more above the SPSISC Index TSR). If the shares determined for the three-year performance period less any shares that were delivered for the one- and two-year performance periods is negative, no claw-back applies. The number of shares reported in the table above reflects the target number of shares subject to the award that were allocated to each of the performance periods that were still in progress as of June 27, 2021.

(14)

This is the unvested portion of the performance-based PSUs granted to Mr. Butler in October 2019, which vests in two remaining installments on October 31, 2021, and October 31, 2022. The shares of common stock represent a 200% payout of the target quantity based on non-GAAP earnings per share during the one-year performance period ending on June 27, 2020.

(15)	This unvested portion of the RSU award vested on July 31, 2021.

(16)	This unvested portion of the RSU award is scheduled to vest in one remaining installment vest on October 31, 2021.

(17)	This unvested portion of the RSU award is scheduled to vest in two remaining installments on October 31, 2021, and October 31, 2022.

(18)

This is the unvested portion of the performance-based PSUs granted to Mr. Awsare in October 2019, which vests in two remaining installments on October 31, 2021, and October 31, 2022. The shares of common stock represent a 200% payout of the target quantity based on non-GAAP earnings per share during the one-year performance period ending on June 27, 2020.

(19)	This unvested portion of the RSU award is scheduled to vest in three remaining installments on March 30, 2022, March 30, 2023, and March 30, 2024.

(20)	This unvested portion of the RSU award is scheduled to vest in one remaining installment on October 31, 2021.

(21)

This is the unvested portion of the performance-based PSUs granted to Mr. McFarland in November 2018, which vests in one remaining installment on November 13, 2021. The shares of common stock represent a 45% payout of the target quantity based on non-GAAP earnings per share during the one-year performance period ending on June 29, 2019.

(22)	This unvested portion of the RSU award is scheduled to vest in two remaining installments on October 31, 2021, and October 31, 2022.

(23)

This is the unvested portion of the performance-based PSUs granted to Mr. McFarland in October 2019, which vests in two remaining installments on October 31, 2021, and October 31, 2022. The shares of common stock represent a 200% payout of the target quantity based on non-GAAP earnings per share during the one-year performance period ending on June 27, 2020.

SYNAPTICS INCORPORATED	PROXY STATEMENT	72

OPTION EXERCISES AND STOCK VESTED — FISCAL 2021

The following table summarizes the exercise of stock options and vesting of stock awards during fiscal 2021 that were previously granted to our NEOs.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Michael Hurlston	-	-	143,333	$11,485,006
Dean Butler	-	-	25,581	$2,007,162
Saleel Awsare	-	-	38,302	$3,219,896
Phillip Kumin	-	-	7,306	$751,029
John McFarland	33,923	$1,682,920	41,312	$3,263,873

(1)

The dollar amounts shown in column (c) above are determined by multiplying the number of shares subject to the exercise by the difference between the Company’s closing stock price per share on the date of exercise and the exercise price.

(2)	The dollar amounts shown in column (e) above are determined by multiplying the number of shares or units, as applicable, that vested by the Company’s closing stock price per share on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following section describes the payments and benefits that would be provided to certain NEOs in connection with a termination of their employment with the Company and/or a change of control of the Company as of June 26, 2021.

Severance Policies

Under the Severance Policy, if a NEO’s employment is terminated prior to a “change of control” of the Company either by the Company without “good cause” or by the NEO for “good reason” (as such terms are defined in the policy), contingent on the NEO providing a general release of claims, the NEO is entitled to receive the following payments and benefits: (i) 50% of the executive’s base salary and a pro rata portion of the executive’s target bonus (or, in the case of the CFO only, the greater of 50% of the CFO’s target bonus or a pro rata portion of the CFO’s target bonus) paid in installments over six months, except that, in the case of the Chief Executive Officer, the severance amount is 100% of the Chief Executive Officer’s base salary and 100% of the Chief Executive Officer’s target bonus and is paid in installments over twelve months; and (ii) payment of the premiums charged for the NEO, the NEO’s spouse and the NEO’s eligible dependents to continue health coverage under COBRA for six months after the date of termination (in the case of the Chief Executive Officer, twelve months).

Under the Change of Control Severance Policy, if a NEO’s employment is terminated either by the Company without “good cause” or by the NEO for “good reason” within three months prior to, or eighteen months following, a “change of control” (as such terms are defined in the policy), contingent on the NEO providing a general release of claims, the NEO is entitled to receive the following payments and benefits: (i) 150% of the executive’s base salary and 150% of the executive’s target bonus (or, in the case of the Chief Executive Officer, 200% of base salary and 200% of target bonus) paid in installments over eighteen months; (ii) payment of the premiums charged for the NEO, the NEO’s spouse and the NEO’s eligible dependents to continue health coverage under COBRA for eighteen months after the date of termination; (iii) continuation of life insurance coverage comparable to that provided to the NEO immediately prior to termination of employment for eighteen months; and (iv) accelerated vesting of all of the NEO’s outstanding and unvested equity awards granted by the Company (excluding MSU awards). Further, under the Change of Control Severance Policy, in the event any payment to a NEO would be subject to the excise tax imposed by Section 4999 of the Code (as a result of the payment being classified as a “parachute payment” under Section 280G of the Code), the NEO will receive such payment as would entitle such NEO to receive the greatest after-tax benefit, even if it means that we pay such NEO a lower aggregate payment so as to minimize or eliminate the potential excise tax that would be imposed by Section 4999. We do not provide for tax gross-up payments for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Code.

SYNAPTICS INCORPORATED	PROXY STATEMENT	73

Equity Awards

Under the terms of our stock incentive plans (i.e., the 2019 Incentive Plan, the 2019 Inducement Plan, and the 2010 Plan) and the award agreements thereunder, in the event of a change of control of the Company, outstanding awards granted under the plan will not automatically accelerate and become vested. If, however, the awards will not continue, be substituted for, or assumed after the change of control (that is, the awards are to be terminated in connection with the change of control event), the awards would generally become fully vested and, in the case of options, exercisable. The Compensation Committee also has discretion to establish other change of control provisions with respect to awards granted under the plans. As noted above, the Change of Control Severance Policy also provides for accelerated vesting of equity awards if a participant’s employment terminates in circumstances in which the participant would be entitled to severance benefits under the policy as described above.

The PSU awards granted to our NEOs under the plans generally provide that, in the event that a change of control occurs during a “performance period” (as defined therein), the NEO will be deemed to have satisfied the applicable performance-based vesting condition(s) for the award at the target level, and the performance period will be deemed completed as of immediately prior to the change of control. The target number of PSUs will remain outstanding after the change of control and will continue to vest pursuant to the service-based vesting schedule set forth in the NEO’s grant notice. However, in the event the successor or acquiring entity does not assume or substitute for the PSU awards (that is, the PSUs are to be terminated in connection with the change of control event), the PSU awards will become fully vested.

The MSU awards granted to our NEOs under the plans generally provide that, in the event that a change of control occurs during a “performance period” (as defined therein), the number of MSUs that will be eligible to vest for that performance period (the “CIC MSUs”) will be determined based on the Company’s actual TSR performance relative to the TSRs of the companies in the applicable comparator group for the award (based on the consideration for the Company’s common stock in the change of control). A pro-rated portion of the CIC MSUs will become vested as of the change of control based on the portion of the performance period that has elapsed as of the change of control date. The remaining portion of such CIC MSUs (the “Non-Vested MSUs”) will remain outstanding after the change of control and will vest on the applicable vesting dates for the applicable performance period, subject to the NEO’s continued service to the Company. However, in the event the successor or acquiring entity does not assume or substitute for the Non-Vested MSUs (that is, the Non-Vested MSUs are to be terminated in connection with the change of control event), or if the NEO’s employment is terminated within 18 months after the change of control either by the Company without “cause” or by the NEO for “good reason” (as such terms are defined in the award agreement), the Non-Vested MSUs will become fully vested.

Mr. Hurlston’s employment offer letter with the Company also provides that the RSU and MSU awards granted to him in September 2019 shown in the Grants of Plan-Based Awards table above, will fully vest if his employment is terminated either by the Company without “good cause” or by him for “good reason” (as such terms are defined in the Severance Policy). The number of MSUs that will be eligible to vest for the performance period ended on the date of termination will be determined based on the Company’s actual TSR performance relative to the TSRs of the companies in the applicable comparator group for such award and such number of MSUs will become fully vested.

Executive Retention Program

As described in the CD&A above, our Board approved a retention program for certain of our executive officers in May 2019 (including Messrs. McFarland and Awsare). Under the program, these executive officers were entitled to receive a cash payment (determined in each case by the Executive Committee) provided they remained full-time active employees of the Company in good standing through November 1, 2020 for 18 consecutive calendar months starting May 1, 2019. If the executive officer’s employment was terminated prior to November 1, 2020, either by the Company without “good cause” or by the executive for “good reason” (as such terms are defined in the Severance Policy), the executive officer would have received a pro rata portion of the retention amount based on the actual number of consecutive full calendar months completed as a full-time employee of the Company during the retention period, provided that the executive officer resigned from all director and officer positions with the Company and its affiliates and executes a separation agreement and release in a form acceptable to the Company.

SYNAPTICS INCORPORATED	PROXY STATEMENT	74

ESTIMATED SEVERANCE AND CHANGE OF CONTROL BENEFITS

The information in this section sets forth the value of payments and benefits that would be provided to each of the NEOs who was employed by us on June 26, 2021 pursuant to the arrangements described in “Potential Payments Upon Termination or Change of Control” above if their employment with us terminated in the circumstances described above on June 26, 2021 or a change of control of the Company occurred on that date. The severance payable pursuant to Mr. Kumin’s Separation Agreement in connection with his separation from employment is described in “Phillip Kumin Separation Agreement” below.

Severance Benefits (No Change of Control)

The following table presents the payments and benefits that would be provided to each of our NEOs if their employment were terminated on June 26, 2021 either by the Company without “good cause” or by the NEO for “good reason,” as each of these terms is defined in the Severance Policy (other than in connection with a change of control):

Name	Cash Severance (Salary Component) ($)	Cash Severance (Target Bonus Component) ($)	Continuation of Health Insurance Coverage ($)(1)	Equity Acceleration ($)	Total ($)
Michael Hurlston	$700,000	$910,000	$26,523	$22,531,629	$24,168,152
Dean Butler	$200,000	$150,000	$13,621	-	$363,621
Saleel Awsare	$175,000	$131,250	$11,741	-	$317,991
Phillip Kumin	$187,500	$140,625	$13,261	-	$341,386
John McFarland	$195,000	$146,250	$9,472	-	$350,722

(1)	This amount represents the Company’s estimated cost to pay or reimburse the NEO’s COBRA premiums for continued health coverage under the Severance Policy for the applicable period described above.

Severance Benefits (Change of Control)

The following table presents the payments and benefits that would be provided to each of our NEOs if their employment were terminated on June 26, 2021 either by the Company without “good cause” or by the NEO for “good reason” and such termination occurred within three months prior to or eighteen months following a “change of control,” as each of these terms is defined in the Change of Control Severance Policy:

Name	Cash Severance (Salary Component) ($)	Cash Severance (Target Bonus Component) ($)	Continuation of Health Insurance Coverage ($)(1)	Continuation of Life Insurance ($)(2)	Equity Acceleration ($)(3)	Total ($)
Michael Hurlston	$1,400,000	$1,820,000	$39,785	$1,683	$108,971,000	$112,232,468
Dean Butler	$600,000	$450,000	$40,863	$1,683	$16,359,948	$17,452,494
SaIeel Awsare	$525,000	$393,750	$35,223	$1,606	$13,411,684	$14,367,263
Phillip Kumin	$562,500	$421,875	$39,785	$1,683	$7,646,811	$8,672,654
John McFarland	$585,000	$438,750	$28,418	$1,683	$13,366,951	$14,420,802

(1)

This amount represents the Company’s estimated cost to pay or reimburse the NEO’s COBRA premiums for continued health coverage under the Change of Control Severance Policy for the applicable period described above.

SYNAPTICS INCORPORATED	PROXY STATEMENT	75

(2)	This amount represents the Company’s estimated cost to provide continued life insurance coverage to the NEO under the Change of Control Severance Policy for the applicable period described above.

(3)

As described above, if a change of control of the Company occurs during the performance period for a PSU award or MSU award, the number of PSUs or MSUs subject to the award will be adjusted at the time of the change of control as described under “Potential Payments Upon Termination or Change of Control” above. The amounts reflected in this column represent the value of the NEO’s RSU awards, PSU awards and MSU awards (such number of PSUs and MSUs determined after giving effect to the adjustment upon the change of control) that would be subject to accelerated vesting in connection with a termination of the NEO’s employment by the Company without “good cause” or by the NEO for “good reason” pursuant to the Change of Control Severance Policy or the applicable award agreement as described above and are calculated using the closing price of our common stock on Nasdaq as of June 25, 2021 (the last trading day of fiscal 2021), which was $147.58 per share, assuming that both the change of control and termination of the awards occurred on June 26, 2021.

As noted above, the adjustment of the MSU awards upon a change of control will be made based on the Company’s performance through the change of control date. A pro-rated portion of these adjusted MSUs (referred to above as “CIC MSUs”) will become vested as of the change of control based on the portion of the performance period that has elapsed as of the change of control date. The remaining portion of the CIC MSUs will remain outstanding after the change of control and will vest on the applicable vesting dates for the applicable performance period, subject to the NEO’s continued service to the Company. If a change of control had occurred on June 26, 2021, the aggregate value of the CIC MSUs held by each NEO that would have vested as of the change of control date (regardless of any termination of the NEO’s employment in connection with or after the change of control) would be as follows: Mr. Hurlston - $45,841,199; Mr. Butler - $5,165,370; Mr. Awsare - $4,555,208; Mr. Kumin - $3,186,881; and Mr. McFarland - $5,349,565. For clarity, these amounts are included as part of each NEO’s “Equity Acceleration” benefit reported in the table above.

If the awards were not substituted for, assumed or otherwise continued following a change of control transaction (that is, the awards were to be terminated in connection with the transaction), the unvested portion of the awards would also generally accelerate and become fully vested (with awards of PSUs and MSUs being adjusted upon the change of control as described above). In these cases, the value of the acceleration of the unvested portion of the awards, excluding the value of the CIC MSUs, would be as follows: Mr. Hurlston - $63,129,801; Mr. Butler - $11,194,579; Mr. Awsare - $8,856,475; Mr. Kumin - $4,459,930; and Mr. McFarland - $8,017,386.

Phillip Kumin Separation Agreement

In August 2021, the Company entered into a separation agreement with Mr. Kumin pursuant to which Mr. Kumin’s employment with the Company terminated effective August 31, 2021. Mr. Kumin received the following payments and benefits in connection with his separation from the Company: (i) a cash payment equal to six months of Mr. Kumin’s base salary, or $187,500, payable in a lump sum within seven business days after the effective date of the separation agreement; (ii) an additional cash payment of $200,000, payable in a lump sum within seven business days after the effective date of the separation agreement; and (iii) six months of COBRA continuation coverage under the Company’s health insurance benefit plan. All then-unvested Company RSU, PSU and MSU awards held by Mr. Kumin terminated as of August 31, 2021. The Separation Agreement contains a general release of claims, as well as non-disparagement and indefinite confidentiality covenants.

SYNAPTICS INCORPORATED	PROXY STATEMENT	76

CEO PAY-RATIO DISCLOSURE

Pursuant to the Exchange Act, we are required to disclose in this Proxy Statement the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees (excluding our Chief Executive Officer). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our Chief Executive Officer’s total compensation for fiscal 2021 was $11,704,655, and the median of the total fiscal 2021 compensation of all of our employees (excluding our Chief Executive Officer) was $116,635. Accordingly, we estimate the ratio of our Chief Executive Officer’s annual total compensation for fiscal 2021 to the median of the fiscal 2021 annual total compensation of all of our employees (excluding our Chief Executive Officer) to be 100 to 1.

Of our 1,463 employees, 46 are employed outside the U.S. in the following countries: Korea (33), Switzerland (8), Canada (2), Singapore (2), and Denmark (1). These employees account for approximately 3.1% of our total employee population. In determining the median employee, we have chosen to exclude our 46 non-U.S. employees as permitted under the de minimis exemption to Item 402(u) of Regulation S-K, which allows us to exclude up to 5% of our total employees who are non-U.S. employees.

We identified the median employee by taking into account the total cash compensation and the grant date fair value of equity awards granted in fiscal 2021 for all individuals, excluding our Chief Executive Officer, who were employed by us or one of our affiliates on June 26, 2021, the last day of our fiscal year. We included all U.S. employees, whether employed on a full-time, part-time, temporary or seasonal basis.

We did not make any assumptions, adjustments or estimates with respect to their total compensation for fiscal 2021, other than to annualize the base wages for any full-time employee not employed by us for the entire year. Once the median employee was identified as described above, that employee’s total annual compensation for fiscal 2021 was determined using the same rules that apply to reporting the compensation of our NEOs (including our Chief Executive Officer) in the “Total” column of the Summary Compensation Table.

SYNAPTICS INCORPORATED	PROXY STATEMENT	77

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains four equity incentive plans: the 2010 Plan, the 2019 Incentive Plan, the 2019 Inducement Plan, and the 2019 Employee Stock Purchase Plan (the “2019 ESPP”). All such plans, except for the 2019 Inducement Plan, have been approved by the Company’s stockholders. The following table provides certain information as of June 26, 2021 with respect to shares of our common stock available for issuance under our equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation plans approved by stockholders	2,160,509(1)	$66.68(2)	3,043,478(3)
Equity Compensation plans not approved by stockholders	558,178(4)	-	-
Total	2,718,687	$66.68	3,043,478

(1)

Includes (i) for the 2019 Incentive Plan, no shares subject to outstanding stock options, 760,169 shares subject to outstanding RSU awards, 362,935 shares subject to outstanding PSU awards, and 388,952 shares subject to outstanding MSU awards; and (ii) for the 2010 Plan, 55,061 shares subject to outstanding stock options, 366,384 shares subject to outstanding RSU awards, 126,928 shares subject to outstanding PSU awards, and 100,080 shares subject to outstanding MSU awards. In each case, the number of shares subject to outstanding PSU and MSU awards is presented based on (i) levels actually achieved for the performance conditions for which the performance period has been completed and (ii) at maximum levels for the other performance conditions for awards still in a performance period. No new awards may be granted under the 2010 Plan.

(2)	Reflects the weighted-average exercise price of the 55,061 stock options included in column (a). This weighted-average exercise price does not reflect shares subject to RSU, PSU or MSU awards.

(3)

Includes 1,834,896 shares available for issuance under the 2019 Incentive Plan and 1,208,582 shares available for issuance under the 2019 ESPP, in each case as of June 26, 2021. The calculation of shares available for issuance under the 2019 Incentive Plan is presented after taking into account a reserve for a sufficient number of shares to cover the vesting and payment of outstanding awards under the plan, including performance-based vesting awards at (i) levels actually achieved for the performance conditions for which the performance period has been completed and (ii) at maximum levels for the other performance conditions for awards still in a performance period. The shares available under the 2019 Incentive Plan may, subject to the plan’s limits, be used for any type of award authorized under the 2019 Incentive Plan, including stock options, stock appreciation rights, restricted stock, stock units, dividend equivalents, and other awards specified therein. The number of shares available for issuance under the 2019 ESPP is presented before giving effect to any purchases that may be made under the 2019 ESPP during the offering period that began March 16, 2021.

(4)

Includes, for the 2019 Inducement Plan, no shares subject to outstanding stock options, 196,733 shares subject to outstanding RSU awards, 35,268 shares subject to outstanding PSU awards, and 326,177 shares subject to outstanding MSU awards (with the number of shares subject to outstanding PSU and MSU awards determined as described in note (1) above). No new awards may be granted under the 2019 Inducement Plan.

SYNAPTICS INCORPORATED	PROXY STATEMENT	78

BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS

The following table sets forth certain information, as of August 20, 2021, regarding the beneficial ownership of common stock for (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock; (ii) each director and director nominee and each named executive officer named in the Summary Compensation Table; and (iii) the current directors and executive officers of the Company as a group. Except as indicated below, all shares of common stock are owned directly, and the indicated person or entity has sole voting and investment power with respect to all of the shares of common stock beneficially owned by such person or entity other than restricted stock, as to which a person has sole voting power but no dispositive power. In preparing this table, the Company has relied upon information supplied by its officers, directors and certain stockholders, in addition to information contained in filings with the SEC.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares of Common Stock(1)
More than 5% Stockholders:
FMR, LLC(2)	5,182,890	13.3%
Ameriprise Financial, lnc.(3)	4,487,454	11.5%
Blackrock, Inc.(4)	4,097,778	10.5%
The Vanguard Group(5)	4,016,809	10.3%
Directors and NEOs:
Michael Hurlston(6)	156,705	*
Dean Butler	4,795	*
Saleel Awsare	17,106	*
John McFarland	5,382	*
Nelson Chan	33,594	*
Kiva Allgood	7,410	*
Jeffrey Buchanan(7)	14,734	*
Keith Geeslin(8)	37,849	*
Susan Hardman	3,339	*
Patricia Kummrow(9)	0	*
James Whims(10)	27,815	*
All Current Directors and Executive Officers as a Group (12):(11)	312,650	*

*	Represents less than 1.0% of the outstanding shares of our common stock.

SYNAPTICS INCORPORATED	PROXY STATEMENT	79

(1)

The number of shares of common stock beneficially owned by a stockholder is based on SEC regulations regarding the beneficial ownership of securities. The number of shares of common stock beneficially owned by a person includes any stock options of such person that are vested or will vest within 60 days of August 20, 2021. The percentage of outstanding shares of common stock beneficially owned by a person is based on 39,098,526 shares of common stock outstanding as of August 20, 2021. Unless otherwise indicated, the percentage of outstanding shares of common stock beneficially owned by a person also assumes that no options to acquire shares of common stock held by other persons are exercised within 60 days of August 20, 2021.

(2)

The information is as reported on Amendment No. 1 to Schedule 13G/A as filed on February 8, 2021. FMR, LLC (“FMR”) has sole power to direct the disposition of 5,182,890 shares and sole power to vote 834,420 shares. Abigail P. Johnson is a Director, the Chair and the Chief Executive Officer of FMR. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The principal address of FMR is 245 Summer Street, Boston, MA 02210.

(3)

The information is as reported on Amendment No. 9 to Schedule 13G/A as filed on February 12, 2021. Ameriprise Financial, Inc. (“AFI”) has shared power to direct the disposition 4,487,454 shares and shared power to vote 4,369,975 shares. AFI is the parent holding company of Columbia Management Investment Advisors, LLC (“CMIA”) which has shared power to direct the disposition of 4,463,876 shares and shared power to vote 4,369,975 shares. CMIA is the investment advisor to Columbia Seligman Communications & Information Fund (the “Fund”), an investment company, which has the shared power to direct the disposition of 2,766,029 shares and sole power to vote 2,766,029 shares. Both AFI and CMIA disclaim beneficial ownership of any shares reported on this Schedule 13G/A. The principal address of AFI is 145 Ameriprise Financial Center, Minneapolis, MN 55474 and the principal address of CMIA and the Fund is 225 Franklin Street, Boston, MA 02110.

(4)

The information is as reported on Amendment No. 12 to Schedule 13G/A as filed on January 27, 2021. BlackRock, Inc. has sole power to direct the disposition of 4,097,778 shares and sole power to vote 4,018,433 shares. The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

The information is as reported on Amendment No. 10 to Schedule 13G/A as filed on February 10, 2021. The Vanguard Group, Inc. has sole power to direct the disposition of 4,016,809 shares, shared power to direct the disposition of 104,595 shares, and shared power to vote 76,884 shares. The principal address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(6)	Includes (a) 32,810 RSUs, which were scheduled to vest on September 24, 2021; and (b) 7,749 MSUs, which were scheduled to vest on September 24, 2021.

(7)	Includes 5,202 shares issuable upon exercise of vested stock options.

(8)	Includes 5,202 shares issuable upon exercise of vested stock options.

(9)	Patricia Kummrow was appointed to the Board on July 27, 2021.

(10)	Includes 5,202 shares issuable upon exercise of vested stock options.

(11)

Includes (a) 15,606 shares issuable upon exercise of vested stock options; (b) 35,274 RSUs, which are scheduled to vest in September 2021; and (c) 7,749 MSUs, which are schedule to vest in September 2021.

SYNAPTICS INCORPORATED	PROXY STATEMENT	80

OTHER MATTERS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless delegated to the Compensation Committee by our Board, the Audit Committee charter requires that the Audit Committee review and approve all related party transactions and review and make recommendations to the full Board, or approve, any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change of control agreements, termination arrangements, and loans to employees made or guaranteed by our company. Our Audit Committee and our Board will only approve those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests.

There were no transactions or series of similar transactions since the beginning of fiscal 2021 to which we were or are a party that involved an amount exceeding $120,000, and in which any of our directors, nominees for director, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals to the fullest extent permitted by Delaware law for certain liabilities to which they may become subject as a result of their affiliation with our company.

PROPOSALS AND NOMINATIONS FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

Stockholder Proposals and Nomination of Director Candidates Not Intended for Inclusion in Proxy Materials. A stockholder seeking to present a proposal or nominate a director for election to our Board at the 2022 annual meeting of stockholders but not intending for such proposal or nomination to be included in the proxy statement for the meeting must comply with the advance notice requirements set forth in our Bylaws. The Company’s Bylaws require a stockholder desiring to present a proposal or nominate a director for the 2022 annual meeting of stockholders to provide written notice to the Company’s Secretary at the Company’s principal executive offices (i) not later than the close of business on July 28, 2022, 90 days prior to the one-year anniversary of the Annual Meeting, and not earlier than June 28, 2022, 120 days prior to such one-year anniversary, or (ii) if the date of the 2022 annual meeting of stockholders is more than 30 days before or more than 70 days after the one-year anniversary of the Annual Meeting, not later than the 120th day prior to such annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. Other specifics regarding the notice procedures, including the required content of the notice, can be found in Section 2.3 of Article II of our Bylaws.

Proposals for Inclusion in Proxy Materials. A stockholder seeking to have a proposal included in the Company’s proxy statement for the 2022 annual meeting of stockholders must comply with Rule 14a-8 under the Exchange Act, which sets forth the requirements for including stockholder proposals in Company-sponsored proxy materials. In accordance with Rule 14a-8, any such proposal must be received by the Company’s Secretary at the Company’s principal executive offices by May 10, 2022, which is 120 days prior to the one-year anniversary of the date this Proxy Statement was first mailed or made available to stockholders. However, if the date of the 2022 annual meeting of stockholders changes by more than 30 days from the one-year anniversary of the date of the Annual Meeting, then such proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2022 annual meeting of stockholders.

Stockholder proposals or director nominations submitted to the Company’s Secretary that do not comply with the above requirements may be excluded from the Company’s proxy statement and/or may not be brought before the 2022 annual meeting of stockholders, as applicable.

SYNAPTICS INCORPORATED	PROXY STATEMENT	81

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING PROCEDURES

Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?

Pursuant to SEC rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2021 Annual Report, on the website referred to in the Notice or to request to receive a printed copy of the proxy materials. Instructions on how to request a printed copy by mail or electronically, including an option to request paper copies on an ongoing basis, may be found in the Notice and on the website referred to in the Notice. If a stockholder properly requests paper copies of this Proxy Statement, we intend to mail the Proxy Statement, together with a proxy card, to such stockholder promptly within their request.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will be asked to consider and vote on the following matters, as well as any other business properly brought before the Annual Meeting:

•	Proposal 1: Elect as directors the three nominees named in the attached Proxy Statement, each to serve for a three-year term expiring in 2024.

•	Proposal 2: Approve, on an advisory basis, the compensation of our Named Executive Officers.

•	Proposal 3: Ratify the appointment of KPMG as our independent auditor for the fiscal year ending June 25, 2022.

•	Proposal 4: Approve the amended and restated 2019 Incentive Plan.

What are the Board’s recommendations on each of the proposals?

The Board recommends that stockholders vote:

1.	“FOR” each of the Board’s three nominees for election to the Board: Jeffrey Buchanan, Keith Geeslin, and James Whims.

2.	“FOR” approval, on an advisory basis, of the compensation of our Named Executive Officers.

3.	“FOR” ratification of the appointment of KPMG as our independent auditor for the fiscal year ending June 25, 2022.

4.	“FOR” approval of the amended and restated 2019 Incentive Plan.

Who is entitled to vote?

Only the holders of record of the shares of our common stock at the close of business on September 1, 2021 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Each stockholder voting at the meeting, either via online attendance or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the Annual Meeting. As of the Record Date, 39,103,159 shares of common stock were outstanding.

SYNAPTICS INCORPORATED	PROXY STATEMENT	82

May I attend the Annual Meeting?

We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/syna2021. Our Board annually considers the appropriate format of our annual meeting. Our virtual annual meeting allows stockholders to submit questions and comments before and during the meeting. After the Annual Meeting, we will spend up to 15 minutes answering in real-time stockholder questions that comply with the meeting rules of conduct; the rules of conduct will be posted on the virtual meeting web portal. To the extent time doesn’t allow us to answer all of the appropriately submitted questions, we will answer them in writing on our investor relations website, at http://www.synaptics.com, soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

The Annual Meeting webcast will begin promptly at 9:00 a.m., Pacific Time. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 8:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

What do I need in order to be able to participate in the Annual Meeting?

You will need the control number included on your Notice or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you (if you received your proxy material by email) in order to be able to vote your shares or submit questions during the Annual Meeting. Instructions on how to connect to the Annual Meeting and participate via the Internet, are posted at www.virtualshareholdermeeting.com/syna2021. If you do not have your control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Why is the Company holding the Annual Meeting virtually?

We are embracing technology to provide expanded access, improved communication, reduced environmental impact and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate and ask questions from any location around the world and provides us an opportunity to give thoughtful responses. In addition, we intend that the virtual meeting format provide stockholders a similar level of transparency to the traditional in-person meeting format and we take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual Annual Meeting as they would at an in-person annual meeting of stockholders, including the ability to address management and/or the Board directly.

How do I vote?

You may vote by submitting a proxy or voting instructions prior to the Annual Meeting or you may vote while participating in the Annual Meeting live via the Internet.

Submitting a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock as a record holder and you are viewing this Proxy Statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a printed copy of this Proxy Statement, you may vote your shares by completing, dating and signing the proxy card that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

Submitting Voting Instructions for Shares Registered in Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this Proxy Statement, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you. If you vote by Internet or telephone, then you need not return a written voting instruction form by mail.

Vote During the Annual Meeting. Instructions on how to vote while participating in the Annual Meeting live via the Internet are posted at www.virtualshareholdermeeting.com/syna2021.

SYNAPTICS INCORPORATED	PROXY STATEMENT	83

What is the deadline for voting my shares if I do not attend the Annual Meeting?

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on October 25, 2021 in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials before the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares of our common stock, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

Can I revoke or change my vote after I submit my proxy or voting instructions?

A stockholder of record may revoke a previously submitted proxy at any time before it is exercised by (i) delivering a later dated proxy card or by submitting another proxy by telephone or the Internet (your latest telephone or Internet voting instructions will be followed); (ii) delivering to the Corporate Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting; or (iii) by voting live during the Annual Meeting. Simply participating in the Annual Meeting will not revoke your proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions. Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m. Eastern time on October 25, 2021.

How will my shares be voted on the proposals at the Annual Meeting?

The shares of common stock represented by all properly submitted proxies will be voted at the Annual Meeting as instructed or, if no instruction is given, will be voted “FOR” each of the director nominees named in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, and “FOR” Proposal 4.

If you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. Proposal 3 (the ratification of the appointment of KPMG as our independent auditor for the fiscal year ending June 25, 2022) is considered routine under applicable rules, while each of the other proposals to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal 3 at the Annual Meeting, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 3 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.

How will voting on any other business be conducted?

As to any other business that may properly come before the Annual Meeting, all properly submitted proxies will be voted by the proxyholders named in the proxy card, in their discretion. We do not presently know of any other business that may come before the Annual Meeting.

What constitutes a quorum?

A majority in voting power of all outstanding shares of stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

What vote is required to approve each proposal?

Proposal 1 — Election of Directors. Each director nominee will be elected at the Annual Meeting if such nominee receives a majority of the votes cast with respect to such nominee’s election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). This majority voting standard is discussed further under “Proposal 1 — Election of Directors — Vote Required.”

Proposal 2 — Advisory Approval of Compensation of our Named Executive Officers. The affirmative vote of a majority of votes cast at the Annual Meeting will be required for the Say-on-Pay vote. The Say-on-Pay vote is advisory only, and therefore not binding on the Company, the Compensation Committee or our Board. Although non-binding, our Board values the opinions that our stockholders express with their votes and the votes will provide information to the Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation in the future.

SYNAPTICS INCORPORATED	PROXY STATEMENT	84

Proposal 3 — Ratification of the Appointment of KPMG as our Independent Auditor. The affirmative vote of a majority of votes cast at the Annual Meeting will be required for the approval of the ratification of the appointment of KPMG as our independent auditor for the fiscal year ending June 25, 2022.

Proposal 4 — Approval of Amended and Restated 2019 Incentive Plan. The affirmative vote of a majority of votes cast at the Annual Meeting will be required for the approval of the amendment and restatement of the 2019 Incentive Plan.

Note on “Abstentions” and “Broker Non-Votes.” For purposes of determining the number of votes cast for Proposal 1, Proposal 2, Proposal 3 and Proposal 4, only shares voted “FOR” or “AGAINST” are counted. Abstentions and broker non-votes are not treated as votes cast on Proposal 1, Proposal 2, Proposal 3 and Proposal 4, although they are counted for purposes of determining whether a quorum is present at the Annual Meeting.

SYNAPTICS INCORPORATED	PROXY STATEMENT	85

GENERAL INFORMATION

PROXY SOLICITATION EXPENSES

The cost of soliciting proxies will be borne by the Company. These costs will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. Proxies may be solicited by directors, officers and employees of the Company in person or by mail, telephone, email or facsimile transmission, but such persons will not be specifically compensated therefor.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information electronically filed by the Company with the SEC are available without charge on the SEC’s website at http://www.sec.gov. These materials are also available free of charge in the Investors section of the Company’s website at http://www.synaptics.com as soon as reasonably practicable after they are filed or furnished with the SEC.

The Company will provide without charge to each person solicited hereby, upon the written or oral request of any such persons, copies of the Company’s Annual Report on Form 10-K for the year ended June 26, 2021. Any exhibits listed in the Annual Report on Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Requests for such copies should be addressed to the following: Synaptics Incorporated, 1251 McKay Drive, San Jose, California 95131, Attn: Corporate Secretary; telephone (408) 904-1100.

You may also access additional information about the Company at our Internet address, http://www.synaptics.com. References to our website throughout this Proxy Statement are provided for convenience only and the content on our website does not constitute a part of this Proxy Statement.

OTHER MATTERS

We do not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment(s) or postponement(s) thereof, which may properly be acted upon, the proxies solicited hereby will be voted at the discretion of the named proxy holders.

As permitted by the Exchange Act, only one copy of our proxy materials is being delivered to stockholders of record residing at the same address and who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding for this year or future years should be directed in writing to our principal executive offices at 1251 McKay Drive, San Jose, California 95131, Attn: Corporate Secretary or by telephone at (408) 904-1100.

You may vote on the Internet, or if you are receiving a paper copy of this Proxy Statement, by telephone (if available), or by completing and mailing a proxy card or voting instruction form in the preaddressed, postage paid envelope provided to you. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the meeting.

WE URGE YOU TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON. IF YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

SYNAPTICS INCORPORATED	PROXY STATEMENT	86

APPENDIX A – DEFINITIONS AND RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

In evaluating our business, we consider and use gross margin, gross margin percentage, operating income/(loss), operating margin/(loss) percentage, net income/(loss) and net income/(loss) per share excluding certain acquisition/divestiture and integration related costs (including primarily amortization of acquired intangible assets, inventory fair value adjustments, integration costs, and legal and consulting costs), share-based compensation charges, loss/(recovery) on supply commitment charges, litigation settlement charge, restructuring costs, retention costs, in-process research and development charges, CEO severance costs, non-cash interest on convertible debt, amortization prepaid development costs, gain on sale of audio technology assets, gain on sale of assets, other items, net (including non-cash interest, net, arbitration costs, equity investment loss and impairment recovery on investments), and tax adjustments as a supplemental measure of operating performance. These adjustments to gross margin, gross margin percentage, operating income/(loss), operating margin/(loss) percentage, net income/(loss) and net income/(loss) per share eliminate the impact of certain non-cash expenses and other items that may be either recurring or non-recurring that we do not consider to be indicative of our core ongoing operating performance. These non-GAAP measures of gross margin, gross margin percentage, operating income, operating margin percentage, net income and net income per share are not measurements of our financial performance under GAAP and should not be considered as an alternative to GAAP gross margin, gross margin percentage, operating income/(loss), operating margin/(loss) percentage, net income/(loss) and net income/(loss) per share. We present non-GAAP gross margin. gross margin percentage, operating income, operating margin percentage, net income and net income per share because we consider it an important supplemental measure of our performance. We believe these measures facilitate operating performance comparisons from period to period by eliminating potential differences in gross margin. gross margin percentage, operating income/(loss), operating margin/(loss) percentage, net income/(loss) and net income/(loss) per share caused by the existence and timing of certain acquisition/divestiture and integration related costs (including amortization of acquired intangible assets, inventory fair value adjustments, integration costs, and legal and consulting costs), share-based compensation charges, loss/(recovery) on supply commitment charges, litigation settlement charge, restructuring costs, retention costs, in-process research and development charges, CEO severance costs, non-cash interest on convertible debt, amortization prepaid development costs, gain on sale of audio technology assets, gain on sale of assets, other items, net (including non-cash interest, net, arbitration costs, equity investment loss and impairment recovery on investments), and tax adjustments. Non-GAAP gross margin. gross margin percentage, operating income, operating margin percentage, net income and net income per share have limitations as analytical tools and should not be considered in isolation or as a substitute for our GAAP gross margin, gross margin percentage, operating income/(loss), operating margin/(loss) percentage, net income/(loss) and net income(loss) per share. The principal limitation of these measures is they do not reflect our actual expenses and may thus have the effect of inflating our GAAP gross margin. gross margin percentage, operating income/(loss), operating margin/(loss) percentage, net income/(loss) and net income/(loss) per share.

SYNAPTICS INCORPORATED	PROXY STATEMENT	A-1

The following is a reconciliation of the differences between GAAP and non-GAAP gross margin, gross margin percentage, operating income/(loss) and operating margin/(loss) percentage:

	Fiscal Years Ended June
	2021	2020	2019	2018	2017
	(in millions, except per share amounts)

GAAP gross margin	$611.2	$543.1	$497.1	$480.1	$523.6
GAAP gross margin percentage	45.6%	40.7%	33.8%	29.4%	30.5%
Acquisition and related costs (1)	103.4	39.7	62.7	109.7	47.6
Share-based compensation charge	3.4	2.1	3.1	3.2	2.2
Loss/(recovery) on supply commitment	(0.6)	(3.0)	9.0	-	-
Retention costs	-	0.5	-	-	-

Non-GAAP gross margin	$717.4	$582.4	$571.9	$593.0	$573.4

Non-GAAP gross margin percentage	53.6%	43.7%	38.8%	36.4%	33.4%

GAAP Operating income /(loss)	$147.0	$68.9	$(6.3)	$(61.9)	$64.7
GAAP operating margin/(loss) percentage	11.0%	5.2%	-0.4%	-3.8%	3.8%
Acquisition/divestiture and integration related costs (2)	139.4	55.6	77.3	136.0	60.6
Share-based compensation charge	93.1	60.4	59.0	71.3	61.8
Loss/(recovery) on supply commitment	(0.6)	(3.0)	9.0	-	-
Litigation settlement charge	-	-	-	-	10.0
Restructuring costs	7.4	33.0	17.7	12.0	7.3
Retention costs	5.1	13.9	2.5	-	-
In-process research and development charge	-	2.4	-	-	-
CEO severance	-	-	2.2	-	-
Gain on sale of audio technology assets	(34.2)	-	-	-	-
Amortization prepaid development costs	9.2	-	-	-	-
Other items, net(3)	-	-	(1.7)	4.4	-

Non-GAAP operating income	$366.4	$231.2	$159.7	$161.8	$204.4

Non-GAAP operating margin percentage	27.4%	17.3%	10.8%	9.9%	11.9%

(1)	Acquisition related costs consists of items related to acquisitions, including primarily amortization associated with certain acquired intangibles and inventory fair value adjustments.
(2)

Acquisition/divestiture and integration related costs consists of items related to acquisitions, potential acquisitions and divestitures of businesses or assets, including primarily amortization associated with acquired intangibles, inventory fair value adjustments, integration costs, and legal and consulting costs.

(3)	Other items, net, within operating income GAAP to Non-GAAP adjustments includes arbitration costs and acquisition related severance.

SYNAPTICS INCORPORATED	PROXY STATEMENT	A-2

The following is a reconciliation of the differences between GAAP and non-GAAP net income/(loss) and net income/(loss) per share for the periods indicated:

	Fiscal Years Ended June
	2021	2020	2019	2018	2017
	(in millions, except per share amounts)

GAAP net income /(loss)	$79.6	$118.8	$(22.9)	$(124.1)	$48.8
Acquisition/divestiture and integration related costs (1)	139.4	55.6	77.3	136.0	60.6
Share-based compensation	93.1	60.4	59.0	71.3	61.8
Loss/(recovery) on supply commitment	(0.6)	(3.0)	9.0	-	-
Litigation settlement charge	-	-	-	-	10.0
Restructuring costs	7.4	33.0	17.7	12.0	7.3
Retention costs	5.1	13.9	2.5	-	-
In-process research and development charges	-	2.4	-	-	-
CEO severance	-	-	2.2	-	-
Gain on sale of audio technology assets	(34.2)	-	-	-	-
Amortization prepaid development costs	9.2	-	-	-	-
Non-cash interest on convertible debt	19.2	18.3	17.6	17.4	-
Gain on sale of assets	-	(105.1)	-	-	-
Other items, net(2)	10.0	2.5	(2.3)	7.6	(0.8)
Tax adjustments	(11.8)	10.4	(18.9)	21.2	(13.8)

Non-GAAP net income	$316.4	$207.2	$141.2	$141.4	$173.9

GAAP net income/(loss) per share - diluted	$2.08	$3.41	$(0.66)	$(3.63)	$1.37
Acquisition/divestiture and integration related costs (1)	3.64	1.60	2.23	3.98	1.70
Share-based compensation	2.43	1.73	1.71	2.07	1.74
Loss/(recovery) on supply commitment	(0.01)	(0.09)	0.26	-	-
Litigation settlement charge	-	-	-	-	0.28
Restructuring costs	0.19	0.95	0.51	0.34	0.21
Retention costs	0.13	0.40	0.07	-	-
In-process research and development charges	-	0.07	-	-	-
CEO severance	-	-	0.06	-	-
Gain on sale of audio technology assets	(0.89)	-	-	-	-
Amortization prepaid development costs	0.24	-	-	-	-
Non-cash interest on convertible debt	0.50	0.53	0.50	0.51	-
Gain on sale of assets	-	(3.02)	-	-	-
Other items, net(2)	0.26	0.07	(0.14)	0.14	(0.03)
Tax adjustments	(0.31)	0.30	(0.54)	0.64	(0.39)

Non-GAAP net income per share - diluted	$8.26	$5.95	$4.00	$4.05	$4.88

(1)

Acquisition/divestiture and integration related costs consists of items related to acquisitions, potential acquisitions and divestitures of businesses or assets, including primarily amortization associated with acquired intangibles, inventory fair value adjustments, integration costs, and legal and consulting costs.

(2)	Other items, net, within net income GAAP to Non-GAAP adjustments includes arbitration costs, equity investment loss, acquisition related severance, and amortization of debt issuance costs.

SYNAPTICS INCORPORATED	PROXY STATEMENT	A-3

APPENDIX B – AMENDED AND RESTATED 2019 EQUITY AND INCENTIVE COMPENSATION PLAN

SYNAPTICS INCORPORATED

AMENDED AND RESTATED 2019 EQUITY AND INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of this Plan is to attract and retain non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

2. Definitions. As used in this Plan:

(a) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(b) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(c) “Board” means the Board of Directors of the Company.

(d) “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(e) “Cause” shall, with respect to any Participant, have the equivalent meaning (or the same meaning as “cause” or “for cause”) set forth in any employment, consulting, change in control or other agreement for the performance of services between the Participant and the Company or a Subsidiary or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the Participant’s willful, material, and irreparable breach of any employment, consulting, change in control or other agreement between the Participant and the Company or a Subsidiary, (ii) the Participant’s gross negligence in the performance or intentional nonperformance (continuing for thirty (30) days after receipt of written notice of need to cure) of any of the Participant’s material duties and responsibilities to the Company, (iii) the Participant’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, which materially and adversely affects the operations or reputation of the Company, (iv) the Participant’s indictment for, conviction of, or guilty plea to a felony crime involving dishonesty or moral turpitude whether or not relating to the Company, or (v) a confirmed positive illegal drug test. The good faith determination by the Committee of whether the Participant’s employment or service was terminated by the Company (or a Subsidiary) for “Cause” shall be final and binding for all purposes hereunder.

(f) “Change in Control” has the meaning set forth in Section 12 of this Plan.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan, and to the extent of any delegation by the Committee to a subcommittee pursuant to Section 10 of this Plan, such subcommittee.

(i) “Common Stock” means the common stock, par value $0.001 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(j) “Company” means Synaptics Incorporated, a Delaware corporation, and its successors.

(k) “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

B-1	PROXY STATEMENT	SYNAPTICS INCORPORATED

(l) “Director” means a member of the Board.

(m) “Disability” means, unless otherwise defined in the applicable Evidence of Award, (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or, if applicable, any Subsidiary; provided, however, that to the extent any Option Right granted hereunder is intended to qualify as an Incentive Stock Option, “Disability” for purposes of such Option Right shall mean a “permanent and total disability” as defined in Section 22(e)(3) of the Code.

(n) “Effective Date” means October 29, 2019, the date this Plan was initially approved by the Stockholders.

(o) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(q) “Executive Officer” means an executive officer of the Company as defined under the Exchange Act.

(r) “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(s) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable or that an adjustment thereto is appropriate, the Committee may in its discretion modify such Management Objectives or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

(t) “Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock as reported for that date on the Nasdaq Stock Market or, if the shares of Common Stock are not then listed on the Nasdaq Stock Market, on any other national securities exchange on which the shares of Common Stock are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the shares of Common Stock, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and, to the extent applicable to the award, is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

B-2	PROXY STATEMENT	SYNAPTICS INCORPORATED

(u) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(v) “Option Price” means the purchase price payable on exercise of an Option Right.

(w) “Option Right” means the right to purchase shares of Common Stock upon exercise of an award granted pursuant to Section 4 of this Plan.

(x) “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director (which, for purposes of this Plan, means a Director who is not, at the relevant time, employed by the Company or one of its Subsidiaries), (ii) an officer or other employee of the Company or any Subsidiary, or (iii) an individual consultant or advisor who renders or has rendered bona fide services to the Company or any Subsidiary (other than services in connection with the offering or sale of securities of the Company or a Subsidiary in a capital-raising transaction or as a market maker or promoter of securities of the Company or a Subsidiary); provided, however, that an individual referred to in clause (iii) may participate in this Plan only if such participation would not adversely affect either the Company’s eligibility to use Form S-8 to register the offering and sale of shares issuable under this Plan under the Securities Act of 1933, as amended, or the Company’s compliance with any other applicable laws. Only individuals described in the foregoing clauses (i), (ii) or (iii), in each case as determined by the Committee, are eligible to receive awards under this Plan.

(y) “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(z) “Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.

(aa) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(bb) “Plan” means this Synaptics Incorporated 2019 Equity and Incentive Compensation Plan, as amended or amended and restated from time to time.

(cc) “Predecessor Plans” means the Synaptics Incorporated Amended and Restated 2010 Incentive Compensation Plan and the Synaptics Incorporated Amended and Restated 2001 Incentive Compensation Plan, as amended.

(dd) “Replacement Award” means an award (i) of the same type (e.g., time-based restricted stock units) as the replaced award, (ii) that has a value at least equal to the value of the replaced award, (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) if the Participant holding the replaced award is subject to U.S. federal income tax under the Code, the tax treatment of which under the Code is not less favorable to such Participant than the tax consequences of the replaced award, and (v) the other terms and conditions of which are not less favorable to the Participant holding the replaced award than the terms and conditions of the replaced award (including the provisions that would apply in the event of a subsequent Change in Control), in each case after giving effect to any changes to the replaced award in connection with the Change in Control permitted or required under the applicable Evidence of Award. A Replacement Award may be granted only to the extent it does not result in the replaced award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the replaced award if the requirements of the two preceding sentences are satisfied. The determination of whether these conditions are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

B-3	PROXY STATEMENT	SYNAPTICS INCORPORATED

(ee) “Restricted Stock” means shares of Common Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(ff) “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive shares of Common Stock, cash or a combination thereof at the end of the applicable Restriction Period.

(gg) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(hh) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(ii) “Stockholder” means an individual or entity that owns one or more shares of Common Stock.

(jj) “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

(kk) “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

3. Shares Available Under this Plan.

(a) Maximum Shares Available Under this Plan.

(i) Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, and except as provided in Section 22 of this Plan, the maximum number of shares of Common Stock available for issuance under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate 4,590,000 shares of Common Stock. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii) The aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to each award granted under this Plan.

(b) Share Counting Rules.

B-4	PROXY STATEMENT	SYNAPTICS INCORPORATED

(i) Except as provided in Section 22 of this Plan, if any award granted under this Plan is cancelled or forfeited, expires, is settled for cash (in whole or in part), or is unearned (in whole or in part), the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.

(ii) If, after the Effective Date, any shares of Common Stock subject to an award granted under the Predecessor Plans are forfeited, or an award granted under the Predecessor Plans is cancelled or forfeited, expires, is settled for cash (in whole or in part), or is unearned (in whole or in part), the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.

(iii) Notwithstanding anything to the contrary contained in this Plan: (A) shares of Common Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (B) shares of Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to awards granted under this Plan will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (C) shares of Common Stock subject to an Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added back to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; and (D) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan.

(iv) If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(c) Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Section 3 or elsewhere in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 4,590,000 shares of Common Stock.

(d) Minimum Vesting Requirements; Minimum Holding Requirements for CEO Awards.

(i) Except as set forth below in this Section 3(d)(i), no award granted under this Plan on or after the Effective Date may vest earlier than after a one-year vesting period or a one-year performance period, as applicable. However, up to 5% of the sum of (A) the number of shares available for issuance under the aggregate limit set forth in Section 3(a)(i) of this Plan plus (B) the number of shares that are returned to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan from time to time pursuant to awards granted under the Predecessor Plans that are outstanding on the Effective Date and are cancelled or forfeited, expire, are settled for cash (in whole or in part), or are unearned (in whole or in part) after the Effective Date, may be issued or delivered after the Effective Date in respect of awards that do not meet such minimum vesting requirements. In addition, nothing in this Section 3(d)(i) shall limit the Company’s ability to grant awards that contain rights to accelerated vesting in connection with the award recipient’s death or Disability or in connection with a Change in Control (or the Committee’s authority to provide for the acceleration of an award, or portion thereof, in any such circumstances), and any shares subject to any portion of an award that provides for acceleration, or that accelerates, in connection with the award recipient’s death or Disability, or in connection with a Change in Control, shall not count against the 5% pool of shares described in the immediately preceding sentence (the “5% Pool”). In addition, the minimum vesting criteria set forth in this Section 3(d)(i) shall not apply to awards granted pursuant to an assumption of or substitution for another stock award (which stock award was granted by another person) in connection with a Change in Control or acquisition by the Company of the other person, and the shares subject to any such award shall not count against the 5% Pool.

B-5	PROXY STATEMENT	SYNAPTICS INCORPORATED

(ii) Any award granted under this Plan on or after the Effective Date to a person who, at the time of grant of such award, is the chief executive officer of the Company shall be subject to the provisions of this Section 3(d)(ii). Any such award shall provide that, as to any Net Shares acquired pursuant to the award, the award recipient shall not sell or otherwise transfer such Net Shares prior to the first to occur of (A) one year after the date such Net Shares have been acquired pursuant to the award and are vested, and (B) the date that the award recipient is no longer employed by the Company or one of its Subsidiaries. The restrictions in the preceding sentence shall not apply to sales or transfers (A) to one or more “family members” (as such term is defined in the General Instructions to a Registration Statement on Form S-8) for tax or estate planning purposes, provided that the transferee shall continue to be subject to the restrictions on sale and transfer of the Net Shares pursuant to this Section 3(d)(ii) as though such Net Shares had continued to be held by the award recipient, or (B) in connection with or following a Change in Control. For purposes of this Section 3(d)(ii), “Net Shares” means the total number of shares acquired pursuant to the award, less any shares sold or withheld to pay the purchase or exercise price of the award and any shares sold or withheld to satisfy any tax and tax withholding obligations arising in connection with the grant, exercise, vesting or payment of the award.

(e) Non-Employee Director Compensation Limit. Notwithstanding anything contained in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 11 of this Plan, in no event will any non-employee Director in any calendar year be granted compensation (including, without limitation, cash compensation) for the Director’s service as a member of the Board (including Board committees) in such year having an aggregate value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $750,000. For the avoidance of doubt, in a year in which a non-employee Director serves as an employee or consultant (including as an interim officer), such limit shall not apply to compensation approved to be paid to such non-employee Director by the other non-employee directors in respect of such service as an employee or consultant.

4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share of Common Stock, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of shares of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the shares of Common Stock so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

B-6	PROXY STATEMENT	SYNAPTICS INCORPORATED

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares of Common Stock to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will become exercisable. Option Rights may provide for continued vesting or the earlier exercise of such Option Rights, including in the event of the retirement, death or Disability of a Participant, subject to the minimum vesting provisions of Section 3(d)(i).

(g) Any grant of Option Rights may specify Management Objectives that must (except as the Committee may otherwise provide) be achieved as a condition to the exercise of such rights.

(h) Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i) No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(j) Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(k) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5. Appreciation Rights.

(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i) Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, shares of Common Stock or any combination thereof.

(ii) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee on the Date of Grant.

(iii) Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

B-7	PROXY STATEMENT	SYNAPTICS INCORPORATED

(iv) Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will become exercisable. Appreciation Rights may provide for continued vesting or the earlier exercise of such Appreciation Rights, including in the event of the retirement, death or Disability of a Participant, subject to the minimum vesting provisions of Section 3(d)(i).

(v) Any grant of Appreciation Rights may specify Management Objectives that must (except as the Committee may otherwise provide) be achieved as a condition of the exercise of such Appreciation Rights.

(vi) Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(vii) Successive grants of Appreciation Rights may be made to the same Participant regardless of whether any Appreciation Rights previously granted to the Participant remain unexercised.

(viii) Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c) Also, regarding Appreciation Rights:

(i) Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii) No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6. Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan (except as the Committee may otherwise provide).

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).

B-8	PROXY STATEMENT	SYNAPTICS INCORPORATED

(e) Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock.

(f) Notwithstanding anything to the contrary contained in this Plan, Restricted Stock may provide for continued vesting or the earlier termination of restrictions on such Restricted Stock, including in the event of the retirement, death or Disability of a Participant, subject to the minimum vesting provisions of Section 3(d)(i).

(g) Any such grant or sale of Restricted Stock will require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock will be deferred until, and paid contingent upon, the vesting of such Restricted Stock.

(h) Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

7. Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver shares of Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c) Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death or Disability of a Participant, subject to the minimum vesting provisions of Section 3(d)(i).

(d) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the shares of Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying Restricted Stock Units will be deferred until and paid contingent upon the vesting of such Restricted Stock Units (and will be forfeited to the extent such underlying Restricted Stock Units are forfeited).

(e) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in shares of Common Stock or cash, or a combination thereof.

B-9	PROXY STATEMENT	SYNAPTICS INCORPORATED

(f) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8. Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b) The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death or Disability of a Participant, subject to the minimum vesting provisions of Section 3(d)(i).

(c) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(d) Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Common Stock, in Restricted Stock or Restricted Stock Units or in any combination thereof.

(e) Any grant of a Cash Incentive Award, Performance Shares or Performance Units may specify that the amount payable or the number of shares of Common Stock, Restricted Stock or Restricted Stock Units payable with respect thereto may not exceed a maximum specified by the Committee on the Date of Grant.

(f) The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid (and will be forfeited to the extent the underlying Performance Shares or Performance Units are forfeited).

(g) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9. Other Awards.

B-10	PROXY STATEMENT	SYNAPTICS INCORPORATED

(a) Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of shares of Common Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of Common Stock, other awards, notes or other property, as the Committee determines.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c) The Committee may authorize the grant of fully vested shares of Common Stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code and subject to the minimum vesting provisions of Section 3(d)(i).

(d) The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying awards granted under this Section 9 will be deferred until and paid contingent upon the earning of such awards (and will be forfeited to the extent the applicable requirements for payment of the underlying awards are not satisfied).

(e) Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death or Disability of a Participant, subject to the minimum vesting provisions of Section 3(d)(i).

10. Administration of this Plan.

(a) This Plan will be administered by the Committee. Subject to the express share limits and provisions of this Plan (including the minimum vesting provisions of Section 3(d)(i)), the Committee is authorized to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan, including, without limitation (but subject to the express share limits and provisions of this Plan), the authority to (i) determine the persons eligible to receive awards under this Plan; (ii) grant awards to such persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of awards (including any vesting or exercisability requirements as to such awards or that no delayed exercisability or vesting is required), establish the events (if any) on which vesting or exercisability may accelerate (which may include, without limitation, specified terminations of employment or services or other circumstances), and establish the events (if any) of termination, expiration or reversion of such awards; (iii) construe and interpret this Plan and any agreements defining the rights and obligations of the Company, its Subsidiaries, and participants under this Plan, make any and all determinations under this Plan and any such agreements, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan; (iv) cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 18(d); or (v) accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all such outstanding awards in such circumstances as the Committee may determine to be appropriate. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee to the extent of such delegated authority. The Board may also assume administration of this Plan or certain portions of this Plan, in which case references in this Plan to the Committee will be deemed to be referenced to the Board to the extent the Board has assumed administration of such aspect of this Plan.

B-11	PROXY STATEMENT	SYNAPTICS INCORPORATED

(b) The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and binding on all persons. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c) To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of shares of Common Stock such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11. Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of shares of Common Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of shares of Common Stock specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

B-12	PROXY STATEMENT	SYNAPTICS INCORPORATED

12. Definition and Effect of a Change in Control.

(a) For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Exchange Act which serve similar purposes;

(ii) the following individuals no longer constitute a majority of the members of the Board: (1) the individuals who, as of the Effective Date, constitute the Board (the “Current Directors”); (2) the individuals who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of a majority of all of the Current Directors then still in office (such directors becoming “Additional Directors” immediately following their election); and (3) the individuals who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of a majority of all of the Current Directors and Additional Directors then still in office (such directors also becoming “Additional Directors” immediately following their election);

(iii) a tender offer or exchange offer is made whereby the effect of such offer is to take over and control the Company, and such offer is consummated for the equity securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities;

(iv) the consummation of a transaction approved by the Stockholders of a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if Stockholder approval is not obtained, other than any such transaction that would result in more than 50% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction;

(v) the consummation of a transaction approved by the Stockholders of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company’s assets to another person, which is not a wholly owned subsidiary of the Company (i.e., 50% or more of the total assets of the Company); or

B-13	PROXY STATEMENT	SYNAPTICS INCORPORATED

(vi) any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly of more than 50% of the total voting power represented by the Company’s then outstanding voting securities.

(b) Unless otherwise provided in an Evidence of Award or another written agreement between a Participant and the Company and notwithstanding the Plan’s minimum vesting requirements, if a Change in Control occurs, then:

(i) Option Rights and Appreciation Rights issued that are not yet fully vested and exercisable as of the time of the Change in Control shall immediately become vested and exercisable in full, except to the extent that a Replacement Award is provided to the Participant in accordance with the terms described herein;

(ii) Any restrictions, deferral of settlement and forfeiture conditions applicable to Restricted Stock, Restricted Stock Units, or other awards granted under Section 9 that vest solely based on continued service (and not based on the achievement of Management Objectives) shall lapse and such awards shall be deemed fully vested as of immediately prior to the Change in Control, except to the extent that a Replacement Award is provided to the Participant in accordance with the terms described herein;

(iii) With respect to Cash Incentive Awards, Performance Shares, Performance Units, and other awards granted under the Plan that are subject to the achievement of Management Objectives (other than the awards described in Section 12(b)(iv) below), the Management Objectives applicable thereto shall be deemed satisfied at target and the applicable performance period shall be deemed completed as of immediately prior to the Change in Control. Such awards will be replaced with a Replacement Award that will vest thereafter pursuant to the service-based vesting schedule set forth in the applicable Evidence of Award unless the successor or acquiring entity in the Change in Control does not provide a Replacement Award. If such Replacement Award is not provided, then any remaining restrictions, deferral of settlement and forfeiture conditions applicable to such award shall lapse and such award shall be deemed fully vested as of immediately prior to the Change in Control; and

(iv) With respect to Restricted Stock Units granted with Management Objectives that the Company describes as “Market Stock Units,” a prorated portion of such Market Stock Units shall vest based on actual performance of the Management Objectives through the date of the Change in Control. The remainder of the Market Stock Units (that did not vest in accordance with the immediately preceding sentence) will vest in accordance with their regular vesting schedule as set forth in the Evidence of Award unless the successor or acquiring entity in the Change in Control does not provide a Replacement Award for such remaining Market Stock Units. If such Replacement Award is not provided, then any remaining restrictions, deferral of settlement and forfeiture conditions applicable to such Market Stock Units shall lapse and such Market Stock Units shall be deemed fully vested as of immediately prior to the Change in Control.

13. Clawback/Recovery. All awards (cash and equity) granted under this Plan and held by the Company’s Executive Officers shall be subject to clawback, recoupment or forfeiture (a) to the extent that such Executive Officer is determined to have engaged in fraud or intentional illegal conduct that caused the Company’s material non-compliance with any applicable financial reporting requirements and resulted in a financial restatement, the result of which is that the amount received from such award would have been lower had it been calculated on the basis of such restated results, or (b) required by applicable laws, rules, regulations or listing requirements. Such clawback, recoupment or forfeiture, in addition to any other remedies available under applicable laws, rules, regulations or listing requirements, shall occur through the cancellation of such awards (to the extent then-outstanding), the recoupment of any gains realized with respect to such awards, or a combination of the foregoing, to the extent of the overpayment.

B-14	PROXY STATEMENT	SYNAPTICS INCORPORATED

All awards granted under the Plan will also be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. The implementation of any clawback policy will not be deemed a triggering event for purposes of any definition of “good reason” for resignation or any “constructive termination” that may be applicable to an award granted under this Plan.

14. Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders.

15. Transferability.

(a) Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution, nor will any such award be subject in any manner to anticipation, alienation, sale, assignment, pledge, encumbrance, attachment or garnishment. In no event will any such award granted under this Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b) The Committee may specify on the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

16. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Stock, then, unless otherwise determined by the Committee, the Company will withhold from the shares required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld under applicable income and employment tax laws. The shares so withheld by the Company for tax withholding will be valued at an amount equal to the Market Value per Share of such shares of Common Stock on the date the benefit is to be included in the Participant’s income. In no event will the value of the shares of Common Stock to be withheld and delivered pursuant to this Section to satisfy applicable withholding obligations exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee, and (iii) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Committee may require for the payment of any withholding obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights.

B-15	PROXY STATEMENT	SYNAPTICS INCORPORATED

17. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. The provisions of this Plan and any grants made hereunder will be construed and interpreted in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.

(d) Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

B-16	PROXY STATEMENT	SYNAPTICS INCORPORATED

18. Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that to the extent then required by applicable law or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to Stockholder approval.

(b) Except for adjustments in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control as provided herein, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Stockholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Stockholders.

(c) If permitted by Section 409A of the Code, but subject to the paragraph that follows, including (without limitation) in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds shares of Common Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion but subject to the minimum vesting provisions of Section 3(d)(i), provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d) Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

20. Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plans, provided that outstanding awards granted under the Predecessor Plans will continue unaffected following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the earlier of (i) the date this Plan was originally adopted by the Board and (ii) the Effective Date, but all grants made prior to such tenth anniversary date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plans, as applicable.

B-17	PROXY STATEMENT	SYNAPTICS INCORPORATED

21. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) The Committee shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon the cause of termination and type of award. If the Participant is not an employee of the Company or one of its Subsidiaries, is not a member of the Board, and provides other services to the Company or one of its Subsidiaries, the Committee shall be the sole judge for purposes of this Plan and awards hereunder of whether the Participant continues to render services to the Company or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated. For purposes of this Plan and any award hereunder, if an entity ceases to be a Subsidiary of the Company, a termination of employment or service shall be deemed to have occurred with respect to each Participant who is employed by or provides services to such Subsidiary and who does not satisfy the requirements for eligibility to receive awards under this Plan (as set forth in the definition of “Participant” in Section 2 of this Plan) after giving effect to the transaction or other event giving rise to the change in status (unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Participant’s award(s) in connection with such transaction).

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Unless the express policy of the Company or one of its Subsidiaries (as applicable), or the Committee, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of: (i) sick leave, (ii) military leave, or (iii) any other leave of absence authorized by the Company or one of its Subsidiaries, or the Committee; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Committee otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Company or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Company or one of its Subsidiaries may be suspended until the employee returns to service, unless the Committee otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of any applicable maximum term of the award.

(f) No Participant will have any rights as a Stockholder with respect to any shares of Common Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares of Common Stock upon the stock records of the Company.

B-18	PROXY STATEMENT	SYNAPTICS INCORPORATED

(g) Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of shares of Common Stock under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(h) If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

(i) Awards payable under this Plan shall be payable in shares or from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No Participant or other person shall have any right, title or interest in any fund or in any specific asset of the Company or any Subsidiary by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or any Subsidiary and any Participant or other person. To the extent that a Participant or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(j) The existence of this Plan, the Evidences of Award and the awards granted hereunder shall not limit, affect, or restrict in any way the right or power of the Company or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof (or any subcommittees), as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Company or any Subsidiary, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Company or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation), or (g) any other corporate act or proceeding by the Company or any Subsidiary. No Participant or other person shall have any claim under any award or award agreement against any member of the Board or the Committee, or the Company or any employees, officers or agents of the Company or any Subsidiary, as a result of any such action. Awards need not be structured so as to be deductible for tax purposes.

22. Stock-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for shares of Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

B-19	PROXY STATEMENT	SYNAPTICS INCORPORATED

(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c) Any shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the shares of Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no shares of Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

B-20	PROXY STATEMENT	SYNAPTICS INCORPORATED

SYNAPTICS INCORPORATED 1251 MCKAY DRIVE SAN JOSE, CA 95131
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/syna2021
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
NAME
THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees
1a. Jeffrey Buchanan 1b. Keith Geeslin 1c. James Whims
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.
2. Proposal to approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers.
3. Proposal to ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s independent auditor for the fiscal year ending June 25, 2022.
4. Proposal to approve the Company’s amended and restated 2019 Equity and Incentive Compensation Plan.
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.
For Against Abstain
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com .
SYNAPTICS INCORPORATED Annual Meeting of Stockholders October 26, 2021 9:00 AM Pacific Time This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Dean Butler and John McFarland, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SYNAPTICS INCORPORATED that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Pacific Time on October 26, 2021, via live interactive webcast on the Internet at www.virtualshareholdermeeting.com/syna2021, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side